Exhibit 10.1

Execution Version

[**] CERTAIN INFORMATION HAS BEEN EXCLUDED PURSUANT TO
REGULATION S-K, ITEM 601(B)(10)(IV) FROM THIS DOCUMENT BECAUSE IT IS
BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS
PRIVATE OR CONFIDENTIAL

ASSET PURCHASE AGREEMENT

by and among

UNIQURE INC.,

UNIQURE BIOPHARMA B.V.,

GENEZEN MA, INC.

and

GENEZEN HOLDINGS INC.

Dated as of June 29, 2024

i

(cont’d)

(cont’d)

(cont’d)

Exhibits

Exhibit A	Form of Commercial Supply Agreement
Exhibit B-1	Form of Third Amended and Restated Certificate of Incorporation
Exhibit B-2	Form of Third Amended and Restated Investors’ Rights Agreement
Exhibit B-3	Form of Third Amended and Restated Right of First Refusal and Co-Sale Agreement
Exhibit B-4	Form of Third Amended and Restated Voting Agreement
Exhibit C-1	Form of Convertible Promissory Note
Exhibit C-2	Form of Note Purchase Agreement
Exhibit D	Form of Consent Agreement and Lease Amendment
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Development and Other Manufacturing Services Agreement
Exhibit G	Form of Lexington Lease Assignment
Exhibit H	Equity Commitment Letter

Schedules
Schedule 1.02(a)(ii) – Transferred Contracts
Schedule 1.02(a)(iii) – Transferred Permits
Schedule 1.02(a)(v) – Transferred Software
Schedule 1.02(a)(vii) – Transferred IP
Schedule 1.02(a)(viii) – Lexington Lease
Schedule 1.02(c)(iv) – Excluded Personal Property
Schedule 1.02(c)(v) – Excluded Inventory
Schedule 1.02(c)(vii) – Excluded Permits
Schedule 1.02(c)(viii) – Excluded Other Rights
Schedule 1.02(c)(ix) – Other Excluded Properties
Schedule 1.02(c)(xiv) – Excluded Contracts
Schedule 1.05(c) – Specified Consent
Schedule 2.01(b)(x) – Third Party Consents
Schedule 5.01 – Exceptions to Ordinary Course of Business
Schedule 8.04 – Allocation Methodology
Schedule 9.04 – Non-Solicitation
Schedule 12.07(b)(i) – Products

Appendices
Appendix A – Reagents

Seller Disclosure Schedule
Purchaser Disclosure Schedule

v

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 29, 2024 (the “Execution Date”) by and among uniQure Inc., a Delaware corporation (“Seller”), uniQure biopharma B.V., a Netherlands private limited company (“Seller Parent”), Genezen Holdings Inc., a Delaware corporation (“Genezen”), and Genezen MA, Inc., a Delaware corporation and a wholly-owned indirect subsidiary of Genezen (“Purchaser”).  Seller, Seller Parent, Genezen and Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller conducts the Operations at a manufacturing facility located at 113 Hartwell Avenue, Lexington, Massachusetts (the “Facility”); and

WHEREAS, Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase and accept from Seller, the Acquired Assets as fully described in this Agreement.

Accordingly, the Parties hereby agree as follows:

ARTICLE I

Purchase and Sale of the Acquired Assets

SECTION 1.01  Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller all the right, title and interest of Seller in, to and under the Acquired Assets for (a) an aggregate purchase price of (i) [***] newly-issued shares of Series C Preferred Stock of Genezen, $0.001 par value per share (the “Genezen Series C Preferred Stock”), issuable and payable at Closing (the “Closing Stock Payment”) and (ii) TWELVE MILLION AND FIVE HUNDRED THOUSAND DOLLARS ($12,500,000.00) in the form of a convertible note with a 63-month maturity and accruing 8.00% interest per annum of Genezen (the “Convertible Note”, substantially in the form of Exhibit C-1, and, together with the Genezen Series C Preferred Stock, the “Purchase Price”), and (b) the assumption by Purchaser of the Assumed Liabilities.  The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities are referred to in this Agreement collectively as the “Acquisition”.  If, after the date hereof, there shall be any changes to Genezen’s capital stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, with a record or effective date prior to the Closing Date, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations of the Closing Stock Payment and Convertible Note shall continue with respect to Seller as so changed.

SECTION 1.02  Acquired Assets; Excluded Assets.

(a)The term “Acquired Assets” means all of the assets, tangible and intangible, personal and mixed of Seller that comprise and are located at the Facility and any other assets that are used or held for use by Seller exclusively for or exclusively related to, and necessary or useful in, the Operations, as the same may exist as of the Closing (other than the Excluded Assets) whether specifically referred to in this Agreement or in any instrument or conveyance delivered pursuant to this Agreement, including the following:

(i)(A) all manufacturing tools, hardware, equipment, and fixtures located at the Facility or in transit from a supplier to the Facility, and (B) [***] (collectively, the “Transferred Personal Property” and such Inventory, the “Acquired Inventory”);

(ii)all Contracts set forth in Schedule 1.02(a)(ii) and any other Contract entered into by Seller during the Executory Period in accordance with Section 5.01 that are used or held for use by Seller exclusively for or exclusively related, and necessary or useful, to the other Acquired Assets or the Operations (collectively, the “Transferred Contracts”); provided that such transfer shall be subject to Section 1.05 and that the Transferred Contracts shall not include any Excluded Contracts;

(iii)all Permits, including any FDA establishment registrations, issued or granted to Seller that are used or held for use by Seller exclusively for or exclusively related, and necessary or useful, to the other Acquired Assets or the Operations (and any applications or renewal submissions related thereto) to the extent such Permits may be transferred by Seller to Purchaser under applicable Law, all of which are set forth on Schedule 1.02(a)(iii) (collectively, the “Transferred Permits”); provided, however, that the Transferred Permits shall not include any Excluded Permits;

(iv)all rights to causes of action, lawsuits, judgments, claims, counterclaims, rights of recovery, demands and credits, including all guarantees, warranties, indemnities and similar rights (“Other Rights”), in each case in favor of Seller (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent), to the extent relating exclusively to the Facility, the other Acquired Assets, the Assumed Liabilities or the Operations, other than such matters relating to any Excluded Liabilities (the “Transferred Other Rights”); provided, however, that the Transferred Other Rights shall not include any Excluded Other Rights;

(v)the software or other information technology used or held for use by Seller exclusively for or exclusively related, and necessary or useful, to the other Acquired Assets or the Operations that is owned or licensed by Seller and set forth on Schedule 1.02(a)(v) (collectively, the “Transferred Software”);

(vi)(1) all books and records and manuals relating to the Transferred Personal Property, (2) applications and supporting information as submitted to the relevant Governmental Entity for the granting and maintenance of the Transferred Permits or to apply for new Permits that would constitute Transferred Permits if in existence at Closing and (3) all other confidential information, documents, books, papers, records and data, including Transferred Employee Records (in all cases, in any form or medium) (collectively, “Records”) of Seller that are used or held for use by Seller exclusively for or exclusively related, and necessary or useful, to the Acquired Assets, the Assumed Liabilities, the Facility or the Operations [***] (the

“Transferred Records”); provided, however, that Transferred Records shall not include any Excluded Records; and

(vii)all Seller Intellectual Property, including Know-How, operating procedures, QMS system documentation and processes, protocols, and other documentation and processes, exclusively related, and necessary or useful to the Acquired Assets or the Operations [***] (collectively, including as set forth on Schedule 1.02(a)(vii), the “Transferred IP”);

(viii)the real property lease for the Facility as set forth on Schedule 1.02(a)(viii) (the “Lexington Lease”); and

(ix)all goodwill of Seller to the extent existing and arising solely and exclusively out of the Acquired Assets or Operations.

(b)Notwithstanding anything to the contrary set forth herein, the Acquired Assets shall not include any Excluded Assets.

(c)The term “Excluded Assets” means the following (and includes all assets set forth in Schedule 1.02(c)):

(i)all cash and cash equivalents of Seller;

(ii)all Accounts Receivable;

(iii)all prepaid expenses of Seller other than any Reimbursed Seller Expenses;

(iv)the personal property and interests therein identified in Schedule 1.02(c)(iv), including for the avoidance of doubt, landlord deposits;

(v)(A) all Seller Intellectual Property (including the Seller Marks) and all computer software of Seller, Seller Parent or their Affiliates with all related documentation, other than (x) the Transferred Software and (y) the Transferred IP and (B) all Know-How of Seller, Seller Parent or their Affiliates other than the Transferred IP (collectively, the “Excluded Intellectual Property”);

(vi)the personal property and interests set forth on Schedule 1.02(c)(vi) (the “Excluded Inventory”);

(vii)all Permits identified in Schedule 1.02(c)(vii) (the “Excluded Permits”);

(viii)all Other Rights of Seller, Seller Parent or their Affiliates to the extent relating to any Excluded Asset or any Excluded Liability or set forth on Schedule 1.02(c)(viii) (the “Excluded Other Rights”);

(ix)all properties, assets, goodwill and rights of Seller, Seller Parent or their Affiliates listed on Schedule 1.02(c)(ix);

(x)all of the following: (A) any and all Tax records that relate to Taxes that constitute Excluded Tax Liabilities; (B) all personnel records of Seller, Seller Parent or their Affiliates that are not Transferred Employee Records; and (C) any and all Records of Seller, Seller Parent or their Affiliates other than those included in the Transferred Records (collectively, the “Excluded Records”);

(xi) any refund or credit of Taxes [***] of Seller, Seller Parent or their Affiliates (other than, for the avoidance of doubt, any refund or credit of Taxes attributable to the Acquired Assets for any taxable period (or portion thereof) beginning after the Closing Date);

(xii)all insurance policies and insurance contracts insuring the Acquired Assets, together with any claim, action or other right Seller, Seller Parent or any Affiliate of Seller might have for insurance coverage under any past and present policies and insurance contracts insuring the Acquired Assets in each case including, subject to Section 1.04 , any proceeds received from any such policy or contract prior to, on or after the Closing Date;

(xiii)all rights of Seller, Seller Parent and their Affiliates under this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement (including the Other Transaction Documents);

(xiv)all Contracts set forth in Schedule 1.02(c)(xiv) (the “Excluded Contracts”);

(xv)[***]

(xvi)the sponsorship of, and all assets of each Seller Benefit Plan or any other employee benefit plan sponsored, maintained or contributed to by Seller, Seller Parent or any of their Affiliates, or with respect to which Seller, Seller Parent or any of their Affiliates have any Liability;

(xvii)except to the extent expressly identified on a subsection of Schedule 1.02(a) as included in the Acquired Assets, all other properties, assets, goodwill and rights of Seller and Seller’s Affiliates of whatever kind and nature, real, personal or mixed, tangible or intangible that are not located at the Facility or which are not used or held for use by Seller exclusively for or exclusively related to, or necessary or useful in, the Operations; and

(xviii)[***].

SECTION 1.03  Assumed Liabilities; Excluded Liabilities.

(a)Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing only the following Liabilities in respect of the Acquired

Assets or the Operations, which shall exclude the Excluded Liabilities (all the foregoing assumed Liabilities, collectively, the “Assumed Liabilities”):

(i)all Environmental Liabilities to the extent arising out of or relating to (A) the Acquired Assets or the Operations, in either case to the extent arising from activities after the Closing Date, or (B) the ownership, sale or lease of any of the Acquired Assets to the extent arising after the Closing Date;

(ii)Liabilities in respect of the payment of the costs or expenses taken into account in the final calculation of the amount of the Reimbursed Purchaser Expenses and the satisfaction of obligations to be satisfied after the Closing;

(iii)all Liabilities under or otherwise arising out of or relating to the Transferred Contracts, to the extent arising from activities conducted or performed under the Transferred Contracts after the Closing Date, in each case other than any: (A) Excluded Contract Liabilities; or (B) termination of a Transferred Contract that constitutes a Non-Assignable Asset pursuant to Section 1.05 ;

(iv)all Liabilities under or otherwise arising out of or relating to the Transferred Permits to the extent arising after the Closing Date;

(v)all Liabilities in respect of any lawsuits, claims, actions or proceedings arising out of or relating to (A) the Acquired Assets or the Operations, in each case, to the extent arising after the Closing Date, or (B) the ownership, sale or lease of any of the Acquired Assets to the extent arising after the Closing Date;

(vi)all obligations under or otherwise arising out of or relating to the Lexington Lease, subject to the terms and conditions of the Lexington Lease Assignment;

(vii)all Liabilities arising after Closing out of or relating in any way to the employment or provision of service, compensation, employee benefits or termination of any (A) Transferred Employee or (B) any other service provider who performed services with respect to the Acquired Assets prior to the Closing Date and who is employed or retained by Purchaser or one of its Affiliates on or after the Closing Date (each a “Transferred Service Provider”), other than, for the avoidance of doubt, any Liabilities described by Section 1.03 (b)(v) and Section 1.03 (b)(vi); and

(viii)all other Liabilities arising out of or relating to the Operations or the Acquired Assets or the ownership, sale or lease of any of the Acquired Assets or the Operations, in each case, to the extent arising out of events or circumstances occurring after the Closing Date.

provided, that nothing contained in this Section 1.03(a) shall be deemed to preclude any Purchaser Indemnitee from making a claim for indemnification and being indemnified for any Losses that such Person would have otherwise been entitled to make or be indemnified for under Section 10.01 ; provided further, that notwithstanding that the Purchaser Taxes arise post-closing, the Parties hereby agree that Purchaser shall be economically responsible for all such Purchaser Taxes and Purchaser Taxes shall be treated as Assumed Liabilities for purposes of Section 10.02(a)(iii).

(b)Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall not assume any Excluded Liability, each of which shall be retained exclusively by Seller, Seller Parent and their Affiliates to, pay, perform and discharge.  The term “Excluded Liability” means all Liabilities of Seller, Seller Parent or any of their Affiliates other than the Assumed Liabilities, which Excluded Liabilities shall include the following:

(i)all Liabilities under or otherwise arising out of or relating to the performance of the Transferred Contracts prior to the Closing Date, including (A) any amounts payable with respect to any Transferred Contract to the extent arising prior to the Closing, (B) any breach of or default under (whether after the giving of notice or the lapse of time or both) any Transferred Contract by Seller or any of its Affiliates at or prior to the Closing, and (C) any violation of Law, tort, infringement, misappropriation, action, claim, lawsuit, breach of warranty, environmental, health or safety matter or other malfeasance (collectively, “Excluded Contract Liabilities”);

(ii)all Liabilities to the extent arising out of, relating to or in respect of any Excluded Asset;

(iii)all Liabilities of Seller, Seller Parent or any Affiliate of Seller or Seller Parent to any of their Affiliates;

(iv)(A) any Taxes of Seller, Seller Parent or any of their Affiliates, (B) Taxes in respect of the Acquired Assets for all Pre-Closing Tax Periods (determined with respect to any Straddle Period in accordance with Section 8.04 (d)), (C) Taxes in respect of the Excluded Assets or Excluded Liabilities for any taxable period and (D) all Transfer Taxes for which Seller is responsible pursuant to Section 8.04 (d) (such excluded Liabilities, the “Excluded Tax Liabilities”);

(v) (1) any Liabilities arising out of or relating to the employment or provision of service, compensation, employee benefits or termination of any current or former employee or candidate for employment of Seller, Seller Parent or their Affiliates or any current or former service provider, or candidate for service provider of Seller, Seller Parent or their Affiliates, who, in each instance, is not a Transferred Employee or a Transferred Service Provider, and (2) any Liabilities arising on or before the Closing out of or relating in any way to the employment or provision of service, compensation, employee benefits or termination of any Transferred Employee or Transferred Service Provider;

(vi)other than Transferred Employee COBRA Liabilities, all Liabilities with respect to any Seller Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement at any time established, sponsored, maintained or contributed to by Seller, Seller Parent or any of their Affiliates or any

Person, trade or business treated at any relevant time as a single employer with Seller or Seller Parent pursuant to Section 414(b), (c), (m) or (o) of the Code (a “Seller ERISA Affiliate”) or with respect to which Seller, Seller Parent or any Seller ERISA Affiliate have any liability;

(vii)all Environmental Liabilities arising out of or relating to (A) the Acquired Assets or the Operations, in each case to the extent arising from activities on or prior to the Closing Date, or (B) the ownership sale or lease of any of the Acquired Assets to the extent arising on or prior to the Closing Date;

(viii)any Liabilities relating to or arising out of product liability claims or the actual or alleged infringement, misappropriation, dilution or other violation of any Person’s Intellectual Property arising out of events or circumstances or activities occurring on or prior to the Closing Date, including all losses caused by or arising out of any alleged design, manufacture, assembly, installation, use, service, sale, offer for sale, commercialization, development, importation or other exploitation of any Products, their components or the Operations, in each case on or prior to the Closing Date, whether the commencement of any related litigation, arbitration investigation, proceeding or claim occurs before or after the Closing Date; and

(ix)all other Liabilities of Seller and its Affiliates to the extent arising out of or relating to the Operations or the Acquired Assets or the ownership, sale or lease of any of the Acquired Assets, in each case, arising out of events, circumstances or activities on or prior to the Closing Date.

SECTION 1.04  Risk of Loss. Any loss of or damage to the Facility caused by fire, casualty or other similar occurrence, which is not caused by Purchaser or Genezen, occurring after the Execution Date and prior to Closing that results in, or is reasonably likely to result in, a closure of the Facility [***], or a material interruption in the Operations, lasting [***] ([***]) days or longer (a “Casualty Loss”) shall be the sole responsibility of Seller.  Without limiting the foregoing, if the Facility shall suffer a Casualty Loss, [***], shall use [***] to repair the Facility, or the relevant portion thereof, to substantially the condition thereof prior to such Casualty Loss prior to the Closing [***].  The remedies set forth in this Section 1.04 shall be the Parties’ sole remedies in the event of a Casualty Loss, unless the Casualty Loss is caused by Purchaser, and no Purchaser Indemnitee may make a claim for indemnification or be indemnified for any Loss under Section 10.01 or Section 10.03.

SECTION 1.05  Consents of Third Parties.

(a)Notwithstanding anything in this Agreement to the contrary, this Agreement shall not, nor shall any Other Transaction Document, constitute an agreement to assign, transfer, grant or otherwise provide, directly or indirectly, any asset, claim or right that would otherwise be an Acquired Asset, or any benefit arising under or resulting from such asset, claim or right, if an attempted direct or indirect assignment, transfer, grant or other provision thereof, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, claim or right, or would in any way adversely affect the rights of Seller, Seller Parent or any of their Affiliates or, upon assignment, transfer, grant or other provision, Purchaser under such asset, claim or right (collectively, the “Non-Assignable Assets”).  If any direct or indirect transfer, assignment, grant or other provision by Seller or any direct or indirect assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any Non-Assignable Asset requires the consent of a Third Party, then such transfer, assignment, grant or other provision or assumption shall be made subject to such consent being obtained (including, with respect to Seller, in connection with this Agreement or any Other Transaction Document).

(b)Except to the extent it would result in the failure of a condition specified in ARTICLE III, if any such consent referred to in Section 1.05(a) is not obtained prior to the Closing, the Closing shall nonetheless take place and, thereafter, Seller and Seller Parent shall use their commercially reasonable efforts to, (i) retain such Non-Assignable Asset for the use and benefit of Purchaser and implement an arrangement such that Purchaser shall obtain (without infringing upon the legal rights of such Third Party or violating any applicable Law) the economic claims, rights and benefits under any such Non-Assignable Asset, (ii) take such other actions as may be reasonably requested by Purchaser in order to place Purchaser in the same position as if such Non-Assignable Asset had been transferred at the Closing as contemplated hereby and so that all the benefits and burdens relating to such Non-Assignable Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Non-Assignable Asset, are to inure from and after the Closing to Purchaser; and (iii) cause the counterparty to each Non-Assignable Asset to consent to the assignment of such Non-Assignable Asset to the extent such consent is required.  If Purchaser is provided with the benefits of any such Non-Assignable Asset, Purchaser shall assume any corresponding performance obligations and economic burden (including the amount of any related Tax costs imposed on Seller or Seller Parent) with respect to such Non-Assignable Asset pursuant to its applicable terms, except for any Liabilities under such Non-Assignable Asset that constitute an Excluded Liability.  Without limiting the foregoing, at the reasonable request and expense of Purchaser, Seller shall cooperate with Purchaser to enforce any rights or remedies Seller may have with respect to any Non-Assignable Asset, the transfer of which is delayed or not completed on the Closing Date and shall promptly pay over to Purchaser any amounts received by Seller with respect to such Non-Assignable Assets to the extent Purchaser assumes the corresponding performance obligations and economic burden (including the amount of any related Tax costs imposed on Seller or Seller Parent) with respect to such Non-Assignable Asset pursuant to its applicable terms, except for any Liabilities under such Non-Assignable Asset that constitute an Excluded Liability.  For no additional consideration and after (i) obtaining the applicable authorization, consent or waiver, any such Non-Assignable Asset, or (ii) Purchaser provides written notice to Seller that, in Purchaser’s reasonable discretion, Purchaser is able to assume the applicable performance obligations with respect to any such Non-Assignable Asset shall be deemed to automatically be conveyed, assigned, transferred and delivered to Purchaser, and Purchaser shall be deemed to automatically acquire, accept and assume such Non-Assignable Asset and such Non-Assignable Asset shall be an “Acquired Asset” hereunder.  Notwithstanding the foregoing, nothing in this Section 1.05  shall (except, with respect to any Transferred Contracts, as otherwise provided in the Transition Services Agreement) require Seller or Seller Parent to: (i) commence, defend or participate in any litigation; or (ii) except for any Liabilities under such Non-Assignable Asset, in either case, that constitute an Excluded Liability, unless and to the extent Purchaser or its designated Affiliates assumes the corresponding performance obligations and economic burden, expend any money, incur any obligation, or offer or grant any accommodation

(financial or otherwise) to any Third Party (provided that (except, with respect to any Transferred Contracts as otherwise expressly provided in the Transition Services Agreement) in no event shall Seller or Seller Parent be required to incur any obligation, or offer or grant any accommodation (financial or otherwise) to any Third Party to obtain a consent or waiver from any Third Party, other than, individually or in the aggregate, de minimis nonmonetary obligations or accommodations).

(c)Notwithstanding anything contained herein to the contrary, each of Purchaser and Genezen agrees that, except as provided in the last sentence of Section 1.05 (e), none of Seller, Seller Parent or any of their Affiliates shall have any liability or obligation whatsoever to Purchaser or any of its Affiliates arising out of or relating to the failure to obtain any consents or waivers set forth in Schedule 1.05(c) (each, a “Specified Consent”) or because of the termination of any Transferred Contract or Transferred Permit as a result of the failure to obtain any such Specified Consent and no condition to the Closing set forth in Article III shall be deemed not satisfied, as a result of (i) the failure to obtain any such Specified Consent, (ii) any such termination as a result of the failure to obtain any such Specified Consent or (iii) any claim, lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Specified Consent or any such termination as a result of the failure to obtain any such Specified Consent.

(d)Notwithstanding anything contained herein to the contrary, unless and until any required written consent or approval with respect to any Non-Assignable Asset is obtained, such Non-Assignable Asset shall not constitute an Acquired Asset and any associated Liability pertaining thereto shall not constitute an Assumed Liability for any purpose under this Agreement.

(e)Notwithstanding anything contained herein to the contrary, Seller’s, Seller Parent’s and their Affiliates’ obligations under this Section 1.05  shall not extend beyond [***] following the Closing.  Any Non-Assignable Asset terminated by Seller pursuant to this Section 1.05 (e) shall be deemed an Excluded Asset and any Liability arising out of such termination shall be an Excluded Liability for which Seller shall be solely liable.

SECTION 1.06  Remittances.

(a)Received by Seller, Seller Parent or their Affiliates.  After the Closing, if Seller, Seller Parent or any of their Affiliates receives (i) any amount that is an Acquired Asset or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement or (ii) any amount that is related to claims or other matters for which Purchaser is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller or Seller Parent, as applicable, promptly shall remit, or shall cause to be remitted, such amount to Purchaser at the address set forth in Section 12.06.

(b)Received by Purchaser.  After the Closing, if Purchaser or any of its Affiliates receives (i) any amount that is an Excluded Asset or is otherwise properly due and owing to Seller, Seller Parent or any of their Affiliates in accordance with the terms of this Agreement or (ii) any amount that is related to claims or other matters for which Seller, Seller Parent or any of their Affiliates is responsible hereunder, and which amount is not an Acquired Asset, or is otherwise properly due and owing to Seller, Seller Parent or any of their Affiliates in accordance with the terms of this Agreement, Purchaser promptly shall remit, or shall cause to be remitted, such amount to Seller and Seller Parent at the address set forth in Section 12.06.

ARTICLE II

Closing; Purchase Price

SECTION 2.01  Closing.

(a)The closing of the Acquisition (the “Closing”) shall be held via the exchange of electronic signature pages on the date specified by the Parties, which shall be no later than the third (3rd) Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article III (other than (i) delivery of items to be delivered at the Closing and (ii) satisfaction or, to the extent permitted by applicable Law, waiver of conditions that by their nature are to be satisfied at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), or at such other place, time and date as shall be agreed between Purchaser and Seller.  The date on which the Closing takes place is referred to in this Agreement as the “Closing Date”.  The Closing shall be deemed to be effective as of 11:59 p.m., New York time on the Closing Date.

(b)At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i)such instruments of sale, assignment, transfer and conveyance as may be reasonably requested by Purchaser to effect or evidence the transfer of the Acquired Assets and the Assumed Liabilities to Purchaser, in each case duly executed by an authorized officer of Seller;

(ii)counterparts of the Series C Documents, duly executed by an authorized officer of Seller;

(iii)a counterpart of the Transition Services Agreement, duly executed by an authorized officer of Seller;

(iv)a counterpart of the Commercial Supply Agreement, duly executed by an authorized officer of Seller and/or the applicable Affiliate(s) of Seller;

(v)a counterpart of the Development and Other Manufacturing Services Agreement, duly executed by an authorized officer of Seller and/or the applicable Affiliate(s) of Seller;

(vi)a counterpart of the written consent and amendment to the Lexington Lease Assignment from the landlord under the Lexington Lease substantially in the form attached hereto as Exhibit D (the “Consent Agreement”), duly executed by an authorized officer of Seller and/or the applicable Affiliate(s) of Seller;

(vii)a counterpart of the Lexington Lease Assignment, duly executed by an authorized officer of Seller and/or the applicable Affiliate(s) of Seller;

(viii)duly executed IRS Form W-9 of Seller;

(ix)duly executed Lien Release Letters in accordance with Section 3.03 (f) or evidence that all Liens granted to the lenders (or agent therefor) in respect of the indebtedness identified on Schedule Section 2.01 (b)(ix) have been terminated and released, effective as of the Closing;

(x)the Third Party consents as set forth in Schedule Section 2.01 (b)(x);

(xi)a counterpart of the Note Purchase Agreement, duly executed by an authorized officer of Seller;

(xii)a certificate, duly executed by an authorized officer of Seller, setting forth Seller’s good faith estimates of (A) the amount of any Reimbursed Seller Expenses; (B) the amount of any Reimbursed Purchaser Expenses; and (C) the Net Reimbursement Amount derived therefrom; and

(xiii)the certificate required to be delivered under Section 3.03 (a).

(c)At the Closing, Purchaser and Genezen shall deliver or cause to be delivered to Seller:

(i)evidence, in a form reasonably acceptable to Seller, of the issuance of the Closing Stock Payment (including a stock certificate representing the Closing Stock Payment) to Seller in accordance with Section 2.02 ;

(ii)evidence, in a form reasonably acceptable to Seller, of the issuance of the Convertible Note to Seller in accordance with Section 2.02 ;

(iii)such instruments of sale, assignment, transfer and conveyance as Seller may reasonably request to effect or evidence the purchase of the Acquired Assets and the assumption of the Assumed Liabilities by Purchaser, in each case duly executed by an authorized officer of Purchaser;

(iv)counterparts of the Series C Documents, duly executed by an authorized officer of Genezen and/or the applicable Affiliate(s) of Genezen;

(v)a counterpart of the Transition Services Agreement, duly executed by an authorized officer of Purchaser, Genezen and/or the applicable Affiliate(s) of Purchaser or Genezen;

(vi)a counterpart of the Commercial Supply Agreement, duly executed by an authorized officer of Purchaser, Genezen and/or the applicable Affiliate(s) of Purchaser or Genezen;

(vii)a counterpart of the Development and Other Manufacturing Services Agreement, duly executed by an authorized officer of Purchaser, Genezen and/or the applicable Affiliate(s) of Purchaser or Genezen;

(viii)a counterpart of the Lexington Lease Assignment, duly executed by an authorized officer of Purchaser, Genezen and/or the applicable Affiliate(s) of Purchaser or Genezen;

(ix)the Lexington Lease Assignment Guaranty, duly executed by an authorized officer of Genezen;

(x)a counterpart of the Note Purchase Agreement, duly executed by an authorized officer of Genezen and/or the applicable Affiliate(s) of Genezen;

(xi)a counterpart of the Consent Agreement, duly executed by an authorized officer of Purchaser, Genezen and/or the applicable Affiliate(s) of Purchaser or Genezen;

(xii)a letter of credit to the Landlord (as defined in the Lexington Lease Assignment) as required by the Lexington Lease Assignment; and

(xiii)the certificate required to be delivered under Section 3.02 (a).

SECTION 2.02  Purchase Price.

(a)On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller the Closing Stock Payment, free and clear of any Liens in accordance with Section 2.01 (c)(i) other than restrictions on transfer under the Series C Documents and other organizational documents of Genezen, applicable state and federal securities laws and liens or encumbrances created by or imposed by Seller.

(b)On the Closing Date, Genezen (on behalf of Purchaser) shall issue to Seller the Convertible Note, free and clear of any Liens in accordance with Section 2.01 (c)(ii) other than restrictions on transfer under the Series C Documents and other organizational documents of Genezen, applicable state and federal securities laws and liens or encumbrances created by or imposed by Seller.

SECTION 2.03  Certain Prorations.

(a)Reimbursed Seller Expenses.  Any amounts prepaid by Seller under leases of personal property that are included in the Acquired Assets shall be apportioned between Seller and Purchaser, with Seller being responsible for all such expenses or other Liabilities attributable to periods on or prior to the Closing Date, and Purchaser reimbursing Seller for all such expenses or other Liabilities prepaid by Seller and attributable to periods after the Closing Date, and any amounts due under the Lexington Lease shall be prorated to the extent any amounts are not provided for in the Lexington Lease Assignment (the “Reimbursed Seller Expenses”).

(b)Reimbursed Purchaser Expenses.  Any costs or expenses in respect of goods or services received by Seller or its Affiliates prior to the Closing under any Transferred Contract or Transferred Permits, to the extent the payment for which becomes due and payable by Purchaser after the Closing Date, shall be apportioned between Seller and Purchaser, with Purchaser being responsible for all such expenses or other Liabilities attributable to periods following the Closing Date, and Seller reimbursing Purchaser for all such expenses and other Liabilities and attributable to periods on or before the Closing Date (the “Reimbursed Purchaser Expenses”).

(c)Closing Proration Statement.  Not later than [***] ([***]) days after the Closing Date, Seller shall prepare in good faith and deliver to Purchaser a statement executed by an authorized officer of Seller (the “Closing Proration Statement”) setting forth Seller’s good faith calculation of: (i) the amount of any Reimbursed Seller Expenses; (ii) the amount of any Reimbursed Purchaser Expenses; and (iii) the Net Reimbursement Amount derived therefrom, enclosing copies of the applicable written evidence and reasonable supporting documentation for the calculations therein.  In a reasonable manner as to not interfere with normal operations, Purchaser and its Affiliates shall provide Seller (and its representatives) reasonable access during normal business hours, upon reasonable advance written notice, to the books, records, supporting data, facilities and personnel of the Operations, the Acquired Assets, the Assumed Liabilities, Purchaser and its Affiliates, as applicable, for purposes of assisting Seller and its representatives in their preparation and delivery of the Closing Proration Statement pursuant to the foregoing sentence.

(d)Dispute Resolution.  During the period of [***] ([***]) days after the delivery of the Closing Proration Statement (the “Review Period”), in a reasonable manner as to not interfere with normal operations, Seller and its Affiliates shall provide Purchaser (and its representatives) reasonable access during normal business hours, upon reasonable advance written notice, to the books, records, supporting data, facilities and personnel of the Operations, the Acquired Assets, the Assumed Liabilities, Purchaser and its Affiliates, as applicable, for purposes of assisting Purchaser and its representatives in their review of the Closing Proration Statement. Purchaser may object to the Net Reimbursement Amount as reflected in the Closing Proration Statement by presenting a written demand therefore together with reasonable evidence and supporting documentation for such objections to Seller (a “Written Request”) prior to the expiration of the Review Period.  If Purchaser does not deliver a Written Request within the Review Period, the Closing Proration Statement shall be deemed final and shall be binding upon the Parties for purposes of this Agreement.  If a Written Request is properly delivered pursuant to this Section 2.03 (d), the Parties shall endeavor in good faith to resolve the objections setting forth on such Written Request within [***] ([***]) Business Days of receipt of such Written Request.  Any items set forth in the Closing Proration Statement that are not objected to in the Written Request during the Review Period pursuant to the first sentence of this Section 2.03 (d) shall be deemed to have been accepted and shall be final and binding upon the Parties for purposes of this Agreement, except to the extent that an adjustment to the amount of any Unresolved Dispute made in accordance with this Section 2.03 (e) requires an offsetting adjustment to any such item.  If, at the end of such [***] ([***]) Business Day period (or such longer period as mutually agreed by Seller and Purchaser), Seller and Purchaser remain unable to resolve all the objections, then the unresolved items and amounts, and only such the unresolved items and amounts (the “Unresolved Dispute”) shall be promptly submitted to a nationally recognized financial services firm, reasonably acceptable to Seller and Purchaser, which shall not be the independent accountants of

Seller or Purchaser or their respective Affiliates (such firm, the “Independent Expert”).  The Independent Expert shall determine, as soon as reasonably possible, and based solely on the provisions of this Section 2.03 , U.S. GAAP and the written presentations by Seller and Purchaser made pursuant to this Section 2.03 (d), and not by independent review, only the Unresolved Dispute.  The Independent Expert shall act as expert and not as an arbitrator.  Except as Seller and Purchaser may otherwise agree, all communications between Seller and Purchaser or any of their respective representatives, on the one hand, and the Independent Expert, on the other hand, shall be in writing with copies simultaneously delivered to the other such Party.  In no event shall the decision of the Independent Expert assign a value to any item greater than the greatest value for such item claimed by either Seller or Purchaser or lesser than the smallest value for such item claimed by either Seller or Purchaser.  The resolution of such the Unresolved Dispute by the Independent Expert shall be final, binding and conclusive on the Parties (absent manifest error).  All fees and expenses of the Independent Expert shall be borne on a proportionate basis by Purchaser, on the one hand, and Seller, on the other, based on the percentage which the portion of the contested amount not awarded in favor of Purchaser or Seller to the amount actually contested by such Person.  Within [***] ([***]) Business Days following the determination of the final Closing Proration Statement pursuant to this Section 2.03 (d), (i) if the Net Reimbursement Amount set forth on the final Closing Proration Statement is a positive number, Purchaser shall pay the amount equal to the Net Reimbursement Amount to Seller and (ii) if the Net Reimbursement Amount setting forth on the final Closing Proration Statement is a negative number, Seller shall pay the amount equal to the absolute value of the Net Reimbursement Amount to Purchaser.  Any such payment of the Net Reimbursement Amount shall be made via the wire transfer of immediately available funds and treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

(e)Withholding. Purchaser shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Law. Prior to deducting or withholding any amounts from any payment made pursuant to this Agreement, Purchaser will use commercially reasonable efforts to give at least five Business Days advance notice to the Person in respect of whom such deduction or withholding will be made and reasonably cooperate with such Person to reduce or eliminate any amounts that would otherwise be deductible or withheld to the extent permitted by applicable Law, unless such deduction or withholding is a result of Seller’s failure to deliver a duly executed and valid IRS Form W-9 at or before Closing.  To the extent that amounts payable to a recipient are so withheld by Purchaser and properly remitted to the applicable taxing authority, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.

SECTION 2.04  Inventory.

(a)Pre-Closing Count.  On a day to be reasonably agreed between parties which is at least [***] business days prior to the Closing, representatives of Purchaser and Seller, supervised or observed, if requested by either Purchaser or Seller (and at the requesting party’s sole expense), by an independent third party mutually agreed by Purchaser and Seller (the “Inventory Auditor”), shall conduct a physical count of the Acquired Inventory [***]. The value of the Acquired Inventory for purposes of this Section 2.04 shall be determined based on the acquisition cost of raw materials as well as raw materials that are included in the cost of unfinished or finished Acquired Inventory  (the “Cash Impact Inventory Value”). In connection with the calculation of Cash Impact Inventory Value, Purchaser will have reasonable access to the requisite accounting and other records of Seller and to the Facility and each other location where Acquired Inventory is stored. Purchaser and Seller will use their respective reasonable best efforts to complete an estimate of such physical count, which shall be final and binding for the purposes of the calculation of the Cash Impact Inventory True-Up Amount absent fraud or manifest error. If Purchaser and Seller cannot agree upon the Cash Impact Inventory Value based upon such physical count, Purchaser and Seller shall submit such matter to the Inventory Auditor, with the fees and expenses thereof to be shared equally by Purchaser and Seller; and any determination by such Inventory Auditor shall be final and binding upon Purchaser and Seller for the purposes of the calculation of the Cash Impact Inventory True-Up Amount absent fraud or manifest error.

(b)Cash Impact Inventory True-Up Amount. For purposes of this Agreement, “Cash Impact Inventory True-Up Amount” shall mean an amount equal to $[***].

(c)True-Up. Not later than [***] ([***]) days after the Closing Date, if the Cash Impact Inventory True-Up Amount is greater than $[***], the Seller shall pay to Purchaser via the wire transfer of immediately available funds an amount in cash equal to the Cash Impact Inventory True-Up Amount. If the Cash Impact Inventory True-Up Amount is equal to $[***], then Seller will have no obligation to pay the Cash Impact Inventory True-Up Amount and shall have no further obligations pursuant to this Section 2.04 .

SECTION 2.05  Reagents. [***].

ARTICLE III

Conditions to Closing

SECTION 3.01  Conditions to Obligations of Seller, Seller Parent, Purchaser and Genezen.  The respective obligations of Seller, Seller Parent, Purchaser and Genezen to effect the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by either Party in writing with respect to fulfillment of conditions to its own obligations) as of the Closing of the following condition:

(a)No Injunctions or Restraints.  No law (including common law), statute, rule, ordinance or regulation of a Governmental Entity (each, a “Law”), or judgment, executive order, stipulation, decree, legally binding agreement, temporary restraining order, preliminary or permanent injunction or other order (each, an “Injunction”) enacted, entered, promulgated, enforced or issued by, or executed with, any Federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Entity”), or other legal restraint or prohibition making illegal, preventing or enjoining the Acquisition shall be in effect.

(b)Cash Impact Inventory. The Cash Impact Inventory Value shall have been determined in accordance with Section 2.04 (a).

SECTION 3.02  Conditions to Obligation of Seller and Seller Parent.  The obligation of Seller and Seller Parent to, or to cause its Affiliates to, effect the transactions contemplated by this Agreement is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Seller and Seller Parent) as of the Closing of the following conditions:

(a)No Purchaser Material Adverse Effect.  No Purchaser Material Adverse Effect shall have occurred during the Executory Period.

(b)Representations and Warranties; Covenants.  The Purchaser Fundamental Representations shall be true and correct in all material respects (without giving effect to any “material,” “materiality” or “Purchaser Material Adverse Effect” qualifiers contained therein) as of the Closing as though made as of such time, except, in each case, to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).  The other representations and warranties of Purchaser and Genezen set forth in ARTICLE VI of this Agreement (excluding the Purchaser Fundamental Representations) shall be true and correct in all respects (without giving effect to any “material,” “materiality” or “Purchaser Material Adverse Effect” qualifiers contained therein) as of the Closing as though made as of such time (except, in each case, to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such earlier date)), except where the failure of any such representations and warranties of Purchaser and Genezen to be so true and correct would not reasonably be expected to have a Purchaser Material Adverse Effect.  Purchaser and Genezen shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser or Genezen at or prior to the time of the Closing.  Purchaser and Genezen shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Purchaser and Genezen to the effect that the conditions specified in this Section 3.02 (b) are satisfied.

(c)Other Transaction Documents.  Purchaser and Genezen shall have executed and delivered to Seller the Other Transaction Documents to which Purchaser or Genezen is a party and each Affiliate of Purchaser and Genezen shall have executed and delivered to Seller the Other Transaction Documents to which such Affiliate is specified to be a party.

(d)Series C Financing.  The Series C Financing shall have been consummated.

(e)Midcap Amendment.  Genezen shall have delivered to Seller a true and complete copy of the fully executed Midcap Amendment [***].

SECTION 3.03  Conditions to Obligation of Purchaser and Genezen.  The obligation of Purchaser and Genezen to, or to cause its Affiliates to, effect the transactions contemplated by this Agreement is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Purchaser) as of the Closing of the following conditions:

(a)Representations and Warranties; Covenants.  (i) The Seller Fundamental Representations shall be true and correct in all material respects (without giving effect to any “material,” “materiality,” or “Material Adverse Effect” qualifiers contained therein) as of the Closing as though made as of such time, except, in each case, to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (ii) the representations and warranties of Seller [***] shall be true and correct in all material respects as of the Closing (without giving effect to any “material,” “materiality” or “Purchaser Material Adverse Effect” qualifiers contained therein) and do not adversely affect the Operations or the Facility in any material respect [***] as though made as of such time (except, in each case, to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such earlier date)).  The other representations and warranties of Seller set forth in ARTICLE IV of this Agreement (excluding the representations and warranties described in clauses (i) and (ii) of the foregoing sentence) shall be true and correct in all respects (without giving effect to any “material,” “materiality,” or “Material Adverse Effect” qualifiers contained therein) as of the Closing as though made as of such time (except, in each case, to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such earlier date)), except where the failure of any such representations and warranties of Seller to be so true and correct would not reasonably be expected to have a Material Adverse Effect.  Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the time of the Closing.  Seller shall have delivered to Purchaser a certificate dated the Closing Date and signed by an authorized officer of Seller to the effect that the conditions specified in this Section 3.03 (a) are satisfied.

(b)No Material Adverse Effect.  No Material Adverse Effect shall have occurred during the Executory Period.

(c)Other Transaction Documents.  Seller shall have executed and delivered to Purchaser the Other Transaction Documents to which Seller is a party and each Affiliate of Seller shall have executed and delivered to Purchaser the Other Transaction Documents to which such Affiliate is specified to be a party.

(d)Third-Party Consents. Seller shall have delivered evidence reasonably satisfactory to Purchaser that the Third Party consents set forth in Schedule Section 2.01 (b)(x) have been obtained.

(e)Lexington Lease. (i) Seller shall have delivered evidence reasonably satisfactory to Purchaser that the Consent Agreement has been obtained and is effective and (ii) the Facility is operable in the Ordinary Course.

(f)[***].

(g)Lien Release Letters. Prior to the Closing, Seller shall have delivered customary Lien release letters duly executed by the holders (or agent therefor) of indebtedness identified on Schedule Section 2.01 (b)(ix) in form and substance reasonably satisfactory to Genezen (each, a “Lien Release Letter”) which Lien Release Letters shall provide that all Liens securing such indebtedness relating to the Acquired Assets shall be automatically released and terminated upon the consummation of the transactions contemplated by this Agreement (it being understood and agreed that (i) none of the Lien Release Letters will impair or otherwise impact Liens on any assets other than the Acquired Assets, (ii) no Lien Release Letter shall be required with respect to any Lien for which Seller has delivered evidence of the termination and release thereof prior to the Closing in form and substance reasonably satisfactory to Genezen and (iii) Seller shall use commercially reasonable efforts to (x) include in each such Lien Release Letter express authorizations by the relevant holder of such indebtedness (or agent therefor) of Seller or it designee (including, without limitation, Genezen and its subsidiaries) to file applicable UCC-3 amendments and other Lien release filings and (y) if such authorization is received, at the request of Genezen, file such UCC-3 amendments and other Lien release filings in consultation with Genezen).

SECTION 3.04  Frustration of Closing Conditions.  Neither Purchaser or Genezen, on the one hand, nor Seller, on the other hand, may rely on the failure of any condition set forth in this ARTICLE III to be satisfied if such failure was caused by such Party’s material breach of this Agreement or such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 8.03 .

ARTICLE IV

Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedule attached hereto (the “Seller Disclosure Schedule”) (provided that the disclosure of an item in one section of the Seller Disclosure Schedule shall be deemed to be a disclosure only in (a) the corresponding section of the Seller Disclosure Schedule and (b) any other section of the Seller Disclosure Schedule only to the extent it is reasonably apparent from a reading of the text of such disclosure that such disclosure is applicable to such other section of the Seller Disclosure Schedule), Seller and Seller Parent hereby, jointly and severally, represent and warrant to Purchaser and Genezen, as of the Execution Date and as of the Closing Date, as follows:

SECTION 4.01  Organization, Standing and Authority; Execution and Delivery;  Enforceability.

(a)Seller is a Delaware corporation duly organized, validly existing and in good standing under the laws of the Delaware.  Seller Parent is a company duly organized, validly existing, and in good standing under the laws of the Netherlands.  Seller and Seller Parent have all requisite corporate or other entity power and authority to enter into this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby.  Seller and Seller Parent have duly and properly taken all corporate acts and other proceedings required to be taken by it to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is or they are, or is or are specified to be, a party and to consummate the transactions contemplated hereby and thereby.

(b)This Agreement has been duly executed and delivered by Seller and, at or prior to the Closing, Seller and Seller Parent will have duly executed and delivered each Other Transaction Document to which it is, or is specified to be, a party.  Assuming that this Agreement has been duly authorized, executed and delivered by Purchaser and Genezen, this Agreement constitutes, and, upon the due authorization, execution and delivery of the Other Transaction

Documents by Purchaser and Genezen, each Other Transaction Document will constitute, a legal, valid and binding obligation of Seller or Seller Parent, as the case may be, enforceable against such person in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.02  No Conflicts; Consents.

(a)The execution and delivery of this Agreement by Seller do not, and the execution and delivery of the Other Transaction Documents by Seller and Seller Parent, as applicable, specified to be parties thereto will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Seller and Seller Parent, as applicable, with the terms and conditions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any liens, claims, encumbrances, security interests, options, charges or similar restrictions of any kind (“Liens”) (other than Permitted Liens or Liens arising from acts or omissions of Purchaser, Genezen or any of their respective Affiliates) upon any of the Acquired Assets under, (i) any provision of the certificate of incorporation or by-laws (or the comparable governing instruments) of Seller or any Seller Parent, or (ii) any Injunction, or, subject to the matters referred to in paragraph (b) below, applicable Law, other than, in the case of clause (ii) above, any such items that, individually or in the aggregate, would not be reasonably likely to be material to the Facility or the Operations.

(b)No consent, waiver, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other person is required to be obtained or made by or with respect to Seller or Seller Parent in connection with the execution, delivery and performance of this Agreement, the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, other than (i) those that may be required solely by reason of Purchaser’s, Genezen’s or any of their respective Affiliates’ (as opposed to any other Third Party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents, (ii) compliance with and filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (iii) compliance with and filings, approvals or notices required under applicable Law related to the transfer of Transferred Permits and (iv) such consents, waivers, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to be material to the Facility or the Operations.

SECTION 4.03  Good and Valid Title to Acquired Assets.  Seller has good and valid title to, or a valid lease or license or other right to use, all Acquired Assets, in each case free and clear of all Liens, except (a) such as are expressly set forth in Section 4.03 (a)(i) of the Seller Disclosure Schedule, (b) mechanics’, landlords’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course for amounts which are not delinquent or which are being contested in good faith, (c) Liens arising under original purchase price conditional sales contracts and equipment leases with Third Parties entered into in the Ordinary Course, (d) Liens for Taxes and other governmental charges which are not yet due and payable or which are being challenged in good faith by appropriate proceedings and which challenges are set forth on Section 4.03 (d) of the Seller Disclosure Schedule, (e) zoning and building codes and other similar land use, Laws, regulating the use or occupancy of the Facility or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over the Facility which are not violated by the current use or occupancy of the Facility or the operation of the businesses of Seller, (f) easements, covenants, rights-of-way and other similar charges and encumbrances and other encroachments and title and survey defects, in each case with respect to the Facility, none of which are violated by the current use or occupancy of the Facility or the operation of the businesses of Seller, (g) any Lien with respect to the Facility identified on title policies or preliminary title reports or other documents or writings included in the public records (other than those securing indebtedness), (h) monetary or nonmonetary Liens affecting the Facility that were not created by Seller or its Affiliates, (i) any Liens created or suffered by Purchaser or Genezen, (j) other imperfections of title or Liens, if any, which do not, individually or in the aggregate, materially impair the value or continued use and operation of the Facility, and (k) non-exclusive licenses of Intellectual Property granted to customers in the Ordinary Course, (the Liens described in clauses (a) through (i) above are hereinafter referred to collectively as “Permitted Liens”).  Except as set forth on Section 4.03 (i) of the Seller Disclosure Schedule, the Acquired Assets, together with any other assets and services provided pursuant to the terms of the other Transaction Documents, constitute all of the material assets and rights and services (other than corporate-level overhead and general and administrative services) that are necessary for the conduct of the Operations and the operation of the Facility as presently conducted by Seller. The equipment set forth on Section 4.03 (l) of the Seller Disclosure Schedule constitute all of the material equipment, and such equipment, together with the other tangible Acquired Assets constitute all of the material tangible assets, in each case necessary to conduct the Operations and operate the Facility as conducted and operated as of immediately prior to the Closing.

SECTION 4.04  Lexington Lease.  Seller holds a valid leasehold interest in the Lexington Lease, free and clear of all Liens, except for the Permitted Liens.  Seller has heretofore delivered to Purchaser true, accurate and correct copies of the Lexington Lease (including all amendments) and such documents constitute all of and the only agreements under which Seller holds leasehold interest in the premises under the Lexington Lease.  The Lexington Lease is in full force and effect according to its terms and has not been modified, altered, amended, supplemented, restated, renewed or extended and is the entire agreement between Seller and landlord thereunder, except as disclosed in Section 4.04  of the Seller Disclosure Schedule or as otherwise contemplated by this Agreement.

(a)All rent and other amounts due and payable with respect to the Lexington Lease on or prior to the date of this Agreement have been paid prior to the date of this Agreement.  Seller has not received a written notice of default under the Lexington Lease that remains uncured.

(b)To the Knowledge of Seller, all obligations of the landlord under the Lexington Lease have been performed.

(c)Seller has complied in all material respects with all terms and conditions of the Lexington Lease.

(d)As of the Execution Date, the Facility has not suffered any material damage by fire or other casualty that is not covered by insurance or which has not heretofore been repaired and restored in all material respects.

(e)No Third Party is in possession of any of the Facility or any portion thereof, and there are no leases, subleases, licenses, concessions, or other Contracts with Seller granting to any Third Party the right of use or occupancy of any portion of the Facility or any of Seller’s rights under the Lexington Lease, except for Purchaser and Genezen under the Lexington Lease Assignment as of Closing.  To the Knowledge of Seller, the improvements at the Facility have access to public roads and has adequate sewer, water, gas electric, telephone and other utilities, in each case necessary for the conduct of the Operations in the Ordinary Course. Seller presently enjoys peaceful and undisturbed possession of the Facility sufficient for the continued conduct of the Operations as presently conducted.

SECTION 4.05  Transferred Contracts. Section 4.05(a) of the Seller Disclosure Schedule contains a listing of all Transferred Contracts described in clauses (a) through (q) below that are by their terms in effect as of the date hereof and to which, as of the date of this Agreement:

(a)Each Transferred Contract that Seller reasonably anticipates will involve annual payments or consideration furnished by or to Seller in excess of $[***] which are not cancelable by Seller (without penalty, cost or other liability to Seller and its Subsidiaries) giving notice of [***] days or less;

(b)Each Transferred Contract for indebtedness for borrowed money;

(c)Each Transferred Contract involving the granting of any Lien (other than Permitted Liens) on the Acquired Assets or the Facility;

(d)Each Transferred Contract for the acquisition of any Person, or any business division thereof, or the disposition of any material assets of Seller or any of its Subsidiaries (other than in the ordinary course of business);

(e)Each Transferred Contract that is a guaranty or which otherwise supports the business Liabilities of a Third Party;

(f)Each joint venture Transferred Contract, strategic alliance, revenue or profit sharing arrangement, partnership entity agreement or limited liability company agreement;

(g)Each Transferred Contract containing covenants limiting in any material respect the freedom of Seller or any of its Affiliates to compete with any Person in a line of business, to solicit business from or perform services for any Person, or to operate in any geographic area;

(h)Each Transferred Contract containing a “most favored nation”, exclusivity, minimum purchase, or similar pricing provision or preferential right, or requirement for Seller or any of its Subsidiaries to purchase all or substantially all of its requirements of a particular product or service;

(i)Each lease which is a Transferred Contract under which Seller or any of its Subsidiaries is a lessee of, holds or operates any personal property owned by any other party, or is a lessor of or permits any Third Party to hold or operate any material personal property owned by Seller or any of its Subsidiaries;

(j)Each Transferred Contract relating to the ownership of or investment in any Person, including any partnership, joint venture, strategic alliance, funding, profit sharing or similar arrangements, and any documents related thereto;

(k)Each Transferred Contract with a Governmental Entity;

(l)Each Transferred Contract with any Union any collective bargaining agreement;

(m)Each Transferred Contract involving any severance, change-of-control, bonus, commission, retention or similar type of agreement;

(n)Each Transferred Contract involving any noncompetition, nonsolicitation, or other restrictive covenant agreement with any employee, officer, director or independent contractor;

(o)Each Transferred Contract involving the settlement, release, or compromise with respect to any litigation, action, suit or proceeding;

(p)Each Transferred Contract for capital expenditures or the acquisition of fixed assets;

(q)Each Transferred Contract for the employment or other engagement of any officer, employee, consultant or independent contractor; and

(r)Each Transferred Contract pursuant to which Seller or any of its Subsidiaries licenses Intellectual Property to a Third Party.

All of the Transferred Contracts are (i) in full force and effect, and (ii) represent the valid and binding obligations of Seller or one of its Subsidiaries party thereto and, to the Knowledge of Seller, represent the valid and binding obligations of the other parties thereto (subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles, whether considered in a proceeding in equity or at law).  Neither Seller, any of its Subsidiaries nor, to the Knowledge of Seller, any other party thereto is in breach of or default under any such Contract in any material respect, and neither Seller nor any of its Subsidiaries has received any written claim or notice (or to the Knowledge of Seller, any other claim or notice), of a material breach of or material default under any such Contract.  As of the date hereof, neither Seller nor any of its Subsidiaries has received any written claim or notice (or to the Knowledge of Seller, any other claim or notice), from any party to any Transferred Contract of such party’s intention to terminate or modify such Transferred Contract where such termination or modification would be expected to be material to the Facility or Operations.  Prior to the date hereof, copies of all Transferred Contracts have been made available to Purchaser, except to the extent such

Transferred Contracts have been redacted to (a) enable compliance with applicable antitrust Laws or Laws relating to the safeguarding of data privacy, (b) comply with confidentiality obligations owed to Third Parties or (c) remove pricing information.

SECTION 4.06  Insurance Policies.  Section 4.06 of the Seller Disclosure Schedule contains a list of all material policies of property and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, Seller or any of its Subsidiaries that relate to the Facility or the Operations as of the date of this Agreement, and all of such policies are in full force and effect.  Neither Seller nor any of its Subsidiaries has received any written notice (or to the Knowledge of Seller, any other notice), from any insurer under any such insurance policies, canceling, terminating, increasing premiums thereunder (outside of the ordinary course of business) or adversely amending any such policy or denying renewal of coverage thereunder, and all premiums on such insurance policies due and payable as of the date hereof have been paid in accordance with the terms thereof.

SECTION 4.07  Tangible Property. All material machinery, equipment and other tangible property included in the Acquired Assets, taken as a whole, is in all material respects in good working order and condition, ordinary wear and tear excepted.

SECTION 4.08  Inventory.  All inventory included in the Acquired Assets consists of a quality and quantity usable and salable in the Ordinary Course, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established as of the date hereof. All such inventory is owned by Seller free and clear of all Liens (except for Permitted Liens), and no inventory is held on a consignment basis.  All inventory included in the Acquired Assets has been obtained, manufactured, processed, and stored in accordance with [***], including any related Contracts governing the manufacturing, processing and storage of such inventory in all material respects. [***].

SECTION 4.09  Employee Matters.

(a)Section 4.09 (a) of the Seller Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all In-Scope Employees, including for each such In-Scope Employee: employing entity, name, title, date of hire [***] (the “In-Scope Employee List”).

(b)Section 4.09 (b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all of the natural person independent contractors and other contingent workers engaged by Seller or its Affiliates providing services primarily relating to the Acquired Assets or the Operations (collectively, “Contingent Workers”) as of the date hereof, showing for each such Contingent Worker such Person’s role, hire date, work location (including state) to the extent known [***].

(c)Section 4.09 (c) of the Seller Disclosure Schedule contains a list of each material Seller Benefit Plan. A “Seller Benefit Plan” is each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other benefit or compensation plan, policy, program, agreement or arrangement, including relating to employment; equity or equity-based awards; stock purchases; deferred compensation; retirement; pension; severance; fringe benefits; disability; medical, dental, or vision insurance; life insurance; or paid time off, in each case, sponsored, maintained or contributed to by Seller or any of its Affiliates for the benefit of any In-Scope Employees (or any of their dependents or beneficiaries).  Seller or its Affiliates have delivered or made available to Purchaser copies (or, to the extent a Seller Benefit Plan is not written, a written description of the material terms) of each material Seller Benefit Plan.

(d)All In-Scope Employees are employed at-will and no In-Scope Employee is subject to any employment Contract with Seller or its Affiliates, whether oral or written (other than an at-will offer letter with Seller).

(e)Except as set forth in Section 4.09 (e) of the Seller Disclosure Schedule, neither Seller nor any Affiliate of Seller has any formal plan or commitment to adopt any material Seller Benefit Plan or modify or change any existing Seller Benefit Plan in a material respect that would affect any In-Scope Employee.

(f)No In-Scope Employee is a member of, or is represented by, a union or a recognized labor organization with respect to the services performed for Seller (a “Union”) or is covered by a collective bargaining agreement or other Contract with a Union, or any work rules or practices agreed to with any Union. Neither Seller nor any of its Affiliates has a duty to bargain with any Union with respect to any In-Scope Employee. Neither the signing of this Agreement nor the consummation of the transactions contemplated by this Agreement, requires any notice to, consultation or bargaining with, or consent from any Union.

(g)During the past [***] ([***]) years, Seller has not been subject to any pending or, to the Knowledge of Seller, threatened, labor strike or lockout, or material picketing, organizational campaign, labor dispute, slowdown or any other material concerted interference with normal business operations, in each case with respect to the In-Scope Employees and against or affecting the Acquired Assets or the Operations. Seller has not engaged in any unfair labor practice with respect to any In-Scope Employee.

(h)Except as contemplated by this Agreement or as set forth in Section 4.09 (h) of the Seller Disclosure Schedule, neither the Acquisition nor any of the other transactions contemplated by this Agreement or any of the Other Transaction Documents shall entitle any In-Scope Employee or Contingent Worker to [***]. No In-Scope Employee or Contingent Worker is entitled to [***] after the end of such Person’s employment or engagement with Seller or its applicable Affiliates.

(i)Except for noncompliance that would result in solely Excluded Liabilities, Seller has at all times during the past [***] ([***]) years complied in all material respects with, and is in compliance in all material respects with, all applicable Laws relating to labor and employment matters, including wages and hours [***], in each case with respect to In-Scope Employees.

(j)Except as set forth in Section 4.09 (j) of the Seller Disclosure Schedule, there are no actions, suits or claims pending or, to the Knowledge of Seller, threatened against Seller or any Affiliate of Seller alleging breach of any applicable Law relating to or arising in connection with the employment of any In-Scope Employee or engagement of any Contingent Worker.  Except as set forth in Section 4.09 (j) of the Seller Disclosure Schedule, there are no material audits, inquiries, investigations or proceedings pending or, to the Knowledge of Seller, threatened by any Governmental Entity with respect to the employment or engagement of any In-Scope Employee or Contingent Worker.

(k)At no time during the past [***] ([***]) years has Seller received [***] against or regarding any In-Scope Employee [***].

(l)Except as set forth in Section 4.09 (l) of the Seller Disclosure Schedule, during the ninety (90) day period preceding the date hereof, no employee of Seller or any Affiliate of Seller who provided services at the same location as an In-Scope Employee has suffered an “employment loss” as defined in the federal Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law.

(m)Except for noncompliance that would not reasonably be expected to result in material harm to Purchaser or any In-Scope Employee, each Seller Benefit Plan is and has been established, operated, and administered in all material respects in accordance with appliable laws and regulations and with its terms, including without limitation, ERISA, the Code, and the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and the regulations promulgated pursuant to each of the foregoing laws.

(n)Each Seller Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance and no event or omission has occurred that would cause any Seller Benefit Plan to lose such qualification.

(o)Neither Seller nor any Seller ERISA Affiliate has ever maintained, sponsored, contributed to, been obligated to contribute to (i) an employee benefit plan that is or was, subject to Title IV of ERISA; (ii) a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) under Subtitle E of ERISA; (iii) a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA; (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding).

SECTION 4.10  Tax Representations.

(a)There are no Liens for Taxes upon the Acquired Assets other than Liens for Taxes not yet due and payable.

(b)There are no income or other material Taxes due and payable by Seller with respect to the Acquired Assets which have not been timely paid. There are no material accrued and unpaid Taxes of Seller with respect to the Acquired Assets which are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns of Seller with respect to the Acquired Assets by any Governmental Entity. Seller has duly and timely filed all income and other material Tax Returns with respect to the Acquired Assets required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year with respect to the Acquired Assets.

(c)Seller is not a disregarded entity for U.S. federal income tax purposes.

SECTION 4.11  Litigation.  There are not, and in the past [***] ([***]) years there have not been, any litigation, claims, suits, actions or proceedings, including any condemnation, expropriation, eminent domain or similar proceeding, pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates in respect of the Operations, the Acquired Assets or the Assumed Liabilities except for Permitted Liens, in each case, which is or would be, individually or in the aggregate, material to the Facility or the Operations.  Seller and its Affiliates are not, and has not been in the past [***] ([***]) years, a party or subject to or in any default under any unsatisfied judgment issued by any Governmental Entity in respect of the Operations, the Acquired Assets or the Assumed Liabilities.  There are no, and there have not in the past [***] ([***]) years been any, Injunctions in effect, nor in the past [***] ([***]) years have there been any claims, litigations, administrative actions or similar proceedings pending or, to the Knowledge of Seller, threatened, relating to the Operations, except for Permitted Liens.

SECTION 4.12  Compliance with Laws.

(a)The operation of the Facility is being conducted by Seller and its Affiliates in compliance in all material respects with all applicable Laws.  During the [***] ([***]) years prior to the date hereof, none of Seller or its Affiliates has received any written notice from a Governmental Entity, or to the Knowledge of Seller, any other notice, that alleges that the operation of the Facility is not in such compliance.

(b)Seller possesses or has the benefit of, are, and in the past [***] years has been, in compliance in all material respects with, all material Permits necessary to operate the Facility as currently operated by Seller or that are necessary for the lawful ownership of the Acquired Assets (the “Material Permits”).  The Material Permits and each holder thereof are listed on Section 4.12 (b)(i) of the Seller Disclosure Schedule, are in full force and effect, and true and correct copies of each Material Permit have been made available to Purchaser.  Except as set forth in Section 4.12 (b)(ii) of the Seller Disclosure Schedule, no Transferred Permit will be subject to revocation, termination prior to its normal expiration date or non-renewal by the applicable Governmental Entity as a result of the consummation of the transactions contemplated hereby.  No proceeding is pending or, to the Knowledge of Seller, threatened (or otherwise reasonably anticipated) regarding the revocation of any Material Permit.  Any applications for the renewal of a Material Permit that is due before the Closing Date will be timely made by Seller and shall be true, correct and complete in all material respects.  Other than the transactions contemplated by the Transaction Documents, there are no circumstances that would reasonably be expected result in a failure of, or a material delay in the issuance of any Material Permit for which an application of renewal is pending or will be pending prior to the Closing Date.

(c) The Operations do not involve, and have not involved in the past three (3) years, any dealings or transactions with or for the benefit of, any Sanctioned Person or in any Sanctioned Country in violation of any applicable Law.

SECTION 4.13  Foreign Corrupt Practices Act.  Neither Seller nor, to the Knowledge of Seller, any of its officers, directors, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any  “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist Seller or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person.  Neither Seller nor, to the Knowledge of Seller, any of its officers, directors, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.  Neither Seller nor, to the Knowledge of Seller, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

SECTION 4.14  Environmental Matters.  (a) The Facility is in compliance in all material respects with applicable Environmental Laws and applicable Transferred Permits issued pursuant to Environmental Laws, (b) Seller has not received written notice or, to the Knowledge of Seller, any other notice, within the [***] ([***]) years prior to the date hereof that it is subject to any material unresolved enforcement action under any applicable Environmental Laws or Transferred Permits issued pursuant to Environmental Laws, (c) all material permits, licenses, franchises, approvals or authorizations required pursuant to applicable Environmental Laws with respect to operations currently conducted at the Facility have been obtained by Seller and (d) there has been no (i) on-site exposures to Hazardous Material at the Facility, (ii) Releases of Hazardous Material upon, into or from the Facility or (iii) off-site treatment, storage or disposal of Hazardous Material transported from the Facility by or on behalf of Seller, that would reasonably be expected to be material to the Acquired Assets, Assumed Liabilities or the Operations, taken as a whole.

SECTION 4.15  No Brokers.  No brokers, finders or investment bankers have acted for Seller or its Affiliates in connection with this Agreement or the transactions contemplated hereby or are entitled to any brokerage fee, finder’s fee or commission in respect thereof.

SECTION 4.16  Intellectual Property.

(a)Seller owns or has a valid right to use the Transferred IP, and the Transferred Software and the Operations Intellectual Property.  Subject to this Agreement (including Section 5.04 ) and the Other Transaction Documents and except for the Non-Assignable Assets, immediately following the Closing, Purchaser shall own or have the right to use all such Intellectual Property on terms and conditions substantially similar to those under which Seller owned or had the right to use such Intellectual Property on the date hereof, in each case free and clear of any Liens other than Permitted Liens.

(b)To the Knowledge of Seller, (i) neither the Transferred Software nor the Transferred IP infringes, misappropriates, dilutes or otherwise violates, or has in the last [***] ([***]) years infringed, misappropriated, diluted or otherwise violated, the Intellectual Property of any Person, and (ii) to the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating the Transferred Software or Transferred IP, in each case of clauses (i) and (ii), except for any such infringement, misappropriation or other violation that is not or would not be reasonably expected to be material to the Acquired Assets, Assumed Liabilities or the Operations, taken as a whole.  There is no lawsuit, action or other proceeding pending against, or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates alleging that the Transferred Software or Transferred IP has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any Person, in each case that is not or would not be reasonably expected to be material to the Acquired Assets, Assumed Liabilities or the Operations, taken as a whole.  To the Knowledge of Seller, as of the date hereof, neither Seller nor any of its Affiliates have received any written notice alleging that the Transferred Software or Transferred IP has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any Person (including any unsolicited demand or request from a Third Party to license any Intellectual Property).

(c)Seller and its Affiliates have taken steps reasonable under the circumstances to maintain the Transferred Software and to maintain in confidence any proprietary Transferred IP, in each case, in all material respects.

(d)Section 4.16 (d) of the Seller Disclosure Schedule sets forth a true, correct, and complete list of all Transferred Software.

(e)The Transferred IP listed in Schedule 1.02(a)(viii) is a true, correct and complete list of all Transferred IP.

(f)[***] the Transferred IP and Transferred Software comprise all the Intellectual Property that are necessary or useful to conduct the Operations and to use the Acquired Assets as conducted, excluding (a) the Seller Marks, (b) any Intellectual Property licensed to Purchaser under the Commercial Supply Agreement or specific to the Manufacture of any Product or any other product of Seller, Seller Parent or any of their Affiliates, and (c) [***].

(g)Section 4.16 (g)(A) of the Seller Disclosure Schedule lists all Contracts that restrict in any material respect Seller’s use, transfer, delivery or licensing of any Transferred Software or Transferred IP, Section 4.16 (g)(B)(i) of the Seller Disclosure Schedule lists all Contracts pursuant to which Seller is granted a license under any material Licensed Intellectual Property except for any Contracts related to any of the applications and systems listed under Section 4.16 (g)(B)(ii) of the Seller Disclosure Schedule, and Section 4.16 (g)(C) of the Seller Disclosure Schedule lists all Contracts involving the licensing of any Transferred Software or Transferred IP to or from a third Person (collectively, the “IP Contracts”).  The IP Contracts are in full force and effect. The consummation of the transactions contemplated by this Agreement will not result in a material breach by Seller of, limitation or reduction of rights or licenses under, nor require the consent of any other Person in respect of, any IP Contract.  There are no outstanding or threatened in writing disputes or disagreements with respect to any IP Contract or to any Transferred Software or Transferred IP.

SECTION 4.17  Data Privacy and Security.

(a)Seller complies with, and in the past [***] ([***]) years has complied in all respects with, the Privacy and Security Requirements with respect to its Operation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement or the Other Transaction Documents will result in a breach or violation of, or constitute a default under, any Privacy Law.  In the past [***] ([***]) years, there have been no Security Incidents. In the past [***] ([***]) years, Seller has not received any written notices or complaints from any Person or been the subject of any claim, proceeding, or investigation with respect to any Security Incident or breach or violation of any Privacy and Security Requirement.

(b)Seller uses [***] to protect the confidentiality, integrity and security of the Computer Systems, including any Personal Information, and to prevent any unauthorized use, access, interruption, or modification of the Computer Systems and any Personal Information.  In the last [***] ([***]) years, there have been no unauthorized intrusions that have caused any material and substantial disruption of or interruption in or to the use of the Computer Systems. Seller has implemented reasonable procedures to detect Security Incidents.

(c)Seller and its Affiliates: (i) have conducted and conduct vulnerability testing, risk assessments, and external reviews of, and tracked and track Security Incidents related to, certain of Seller’s and its Affiliates’ Computer Systems (collectively, “Information Security Reviews”); (ii) as necessary, corrected any critical exceptions or vulnerabilities identified in such Information Security Reviews; and (iii) installed critical software security patches and other fixes to critical identified technical information security vulnerabilities identified in such Information Security Reviews. Seller and its Affiliates provides its employees with training on privacy and data security matters.

SECTION 4.18  Regulatory Compliance.

(a)Seller is presently conducting, and has conducted during the past [***] ([***]) years, the Operations and the Facility in compliance in all material respects with the Federal Food, Drug, and Cosmetic Act and all applicable Laws similar to the foregoing within any other federal, state, local or foreign jurisdiction, in each case that the Operations are bound by or subject to (collectively, the “Regulatory Laws”).

(b)[***] Seller has not in the past [***] ([***]) years, regarding or related to the Operations: (i) received or been subject to any action, written notice, warning, administrative proceeding, review or investigation by a Regulatory Authority that alleges or asserts that Seller has materially violated any applicable Regulatory Laws or that requires or seeks in writing any material adjustment, modification or alteration in Seller’s approved manufacturing process of any Product, including any FDA Form 483, FDA warning letter or untitled letter or any similar notices, or (ii) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, monitoring agreement, settlement agreement or other similar agreements or orders mandating or prohibiting future or past activities related to the Operations.

(c)Seller has not in the past [***] ([***]) years, regarding or related to the Operations been subject to a Regulatory Authority shutdown or import or export prohibition.

(d)The current manufacturing and servicing operations conducted by or on behalf of Seller at the Facility are conducted, and have been conducted in the past [***] ([***]) years, in material compliance with the provisions of the FDA’s current good manufacturing practice regulations at 21 C.F.R. Part 210, 21 C.F.R. Part 211 (“cGMP”) and 21 C.F.R. Part 610, as applicable, and similar federal, state, local or foreign requirements applicable for the manufacture of the Products.

(e)In the past [***] ([***]) years Seller: (i) has prepared and submitted timely (A) responses and (B) any corrective action plans required to be prepared and submitted by Seller in response to all inspections, investigations, audits, analyses and examinations performed by the FDA or any other Regulatory Authority with respect to the Facility, and (ii) has fully implemented all corrective actions described in such corrective action plans, to the Knowledge of Seller, to the satisfaction of the Regulatory Authority conducting the inspection, investigation, audit, analysis or examination.

(f)Seller has timely filed all material reports, statements, documents, registrations, filings, amendments, supplements and submissions required to be filed by it with respect to the Operations in the past [***] ([***]) years under applicable Regulatory Laws.  Each such filing was true, complete and correct as of the date of submission in all material respects.  Any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings have been submitted to the applicable Governmental Entity.

(g)With respect to the Operations neither Seller, any officer, nor, to the Knowledge of Seller, any employee, agent or distributor of Seller, has in the past [***] ([***]) years made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, committed an act, or made a statement or failed to make a statement that, at the time of such statement, disclosure, or act, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for the FDA or any other Regulatory Authority to invoke any similar policy.

(h)No data generated by Seller with respect to any Products manufactured at the Facility, that has in the past [***] years been (i) provided to any of its actual or prospective customers, (ii) provided to any Regulatory Authority, or (iii) made public, is the subject of any regulatory or other action, either pending or, to the Knowledge of Seller, threatened, by any Regulatory Authority relating to the truthfulness or scientific integrity of such data.

SECTION 4.19  Absence of Changes.  Except as set forth on Section 4.19  of the Seller Disclosure Schedule, since [***]: (a) there has not been any Material Adverse Effect; and (b) without limiting the foregoing, (i) Seller and its applicable Affiliates have conducted the Operations in the Ordinary Course, and (ii) neither Seller nor any of its Affiliates has taken any action that would, if taken after the Execution Date, be prohibited by Section 5.01 .

SECTION 4.20  Financial Information. The materials attached to Section 4.20 of the Seller Disclosure Schedule (the “Seller Financial Information”) are true, accurate and complete with respect to the information presented therein [***].

SECTION 4.21  CSL Contracts. The CSL Contracts are (a) in full force and effect, and (b) represent the valid and binding obligations of Seller or one of its Affiliates party thereto (subject to bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles). [***]. To the Knowledge of Seller, the making or having made of HEMGENIX using the current Manufacturing Process (as defined in the CSL Contracts) [***]. Nothing herein imposes any duty on Seller or any of its Affiliates to conduct or obtain freedom-to-operate or similar opinions of counsel or patent landscape or similar searches.

SECTION 4.22  DISCLAIMER.  EACH OF PURCHASER AND GENEZEN ACKNOWLEDGES THAT (A) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV AND AS EXPRESSLY SET FORTH IN THE OTHER TRANSACTION DOCUMENTS, NEITHER SELLER NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE FACILITY OR THE ACQUIRED ASSETS, THE MANUFACTURE, DISTRIBUTION, MARKETING OR SALE OF ANY PRODUCTS BY SELLER OR ANY OF ITS AFFILIATES, ANY OTHER ASPECT OF THE RESPECTIVE BUSINESSES OF SELLER AND ITS AFFILIATES OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE FACILITY OR THE ACQUIRED ASSETS FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES AND (B) NEITHER PURCHASER NOR GENEZEN HAS RELIED ON ANY REPRESENTATION OR WARRANTY FROM SELLER OR ANY OTHER PERSON WITH RESPECT TO THE FACILITY OR THE ACQUIRED ASSETS, THE MANUFACTURE, DISTRIBUTION, MARKETING OR SALE OF ANY PRODUCTS BY SELLER AND ITS AFFILIATES, ANY OTHER ASPECT OF THE RESPECTIVE BUSINESSES OF SELLER AND ITS AFFILIATES OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE FACILITY OR THE ACQUIRED ASSETS FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV AND AS EXPRESSLY SET FORTH IN THE OTHER TRANSACTION DOCUMENTS.  IN ENTERING INTO THIS AGREEMENT, EACH OF PURCHASER AND GENEZEN HAVE RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS.  EACH OF PURCHASER AND GENEZEN ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, PURCHASER SHALL ACQUIRE THE ACQUIRED ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT, VALIDITY, OR ENFORCEABILITY (EXCEPT WITH RESPECT TO THE REPRESENTATION AND WARRANTY IN SECTION 4.01(b)). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, NOTHING IN THIS SECTION 4.22  SHALL PREVENT, IMPAIR OR OTHERWISE LIMIT PURCHASER’S OR GENEZEN’S RIGHT TO RECOVER FOR FRAUD, AS SUCH TERM IS DEFINED HEREIN.

ARTICLE V

Covenants of Seller

Seller covenants and agrees as follows:

SECTION 5.01  Conduct.  From the date hereof to the Closing, except as set forth in Schedule 5.01 or otherwise specifically required or permitted by the terms of this Agreement, Seller shall (w) use commercially reasonable efforts to operate the Facility and the Acquired Assets in the ordinary course of business consistent with past practice (the “Ordinary Course”), (x) maintain the Acquired Assets in good working condition, (y) use commercially reasonable efforts to maintain the Acquired Assets in the Ordinary Course, and (z) comply in all material respects with all applicable Laws, and Seller shall not do any of the following in connection with the Facility or the Acquired Assets (and employees associated therewith) without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(a)adopt or amend any Seller Benefit Plan covering any In-Scope Employee except as required by applicable Law or Seller Benefit Plan or where such adoption or amendment would not result in any increase in cost to or any additional obligation of Purchaser;

(b)other than as required by any Transferred Contract, Seller Benefit Plans or applicable Law, increase the annual level of compensation or wage rate payable to any of the In-Scope Employees;

(c)enter into or negotiate any collective bargaining agreement or similar Contract;

(d)hire any In-Scope Employee;

(e)terminate (other than for cause) the employment of, furlough or temporarily lay off any In-Scope Employee;

(f)sell, lease, license, transfer or otherwise dispose of any material assets that if not so sold, leased, licensed, transferred or disposed of prior to the Closing would constitute Acquired Assets, except (i) sales of inventory in the Ordinary Course and (ii) sales of raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories in the Ordinary Course or assets that are obsolete or no longer used at the Facility;

(g)violate, withdraw, materially amend, allow to lapse or otherwise take any action that would result in Seller or any of its Affiliates being in default (with or without notice or lapse of time or both) under the Lexington Lease or any material licenses, permits, authorizations, registrations, qualifications or approvals relating to the Facility, including the Transferred Permits, or take any other action or cause any other event that would result in the suspension, modification, revocation or nonrenewal thereof, or giving to any other person any right of termination, amendment or cancellation thereof;

(h)settle, or offer or propose to settle, any lawsuit, action or other proceeding involving the Acquired Assets or the Facility (except in connection with a Casualty Loss or condemnation in accordance with Section 1.04 ) or any lawsuit, action or other proceeding that relates to the transactions contemplated hereby;

(i)grant, create incur or suffer to exist any Lien (other than a Permitted Lien) on any portion of any Acquired Asset that will not be discharged, terminated and released on or prior to the Closing;

(j)other than in the Ordinary Course, enter into, amend or modify in any material respect any Contract that is or would be a Transferred Contract, or otherwise waive, release or assign any material rights, claims or benefits of any Transferred Contract;

(k)adopt or effect any complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring or other reorganization of or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against Seller or any of its Subsidiaries;

(l)enter into or amend any contract that is for the employment or engagement of any Person who is or is expected to be an In-Scope Employee on a full-time, part-time or consulting basis;

(m)(i) enter into any new contracts, leases, licenses or other agreements respecting or place or create any Liens on the Facility or amend the Lexington Lease, or consent to any sublease, assignment or amendment of any agreement affecting the Facility in each case without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion, or (ii) remove any of the Acquired Assets from the Facility except in the Ordinary Course of the business or without Purchaser’s prior written consent, in Purchaser’s sole discretion; or

(n)commit or agree, whether in writing or otherwise, to do any of the foregoing prohibited by this Section 5.01 .

SECTION 5.02  Access.  From the date hereof to the Closing, Seller shall, and shall cause its Affiliates to, (a) give Purchaser and its Affiliates and their respective officers, employees, advisors, agents or other representatives access, upon reasonable prior notice during normal business hours, to the facilities, personnel, properties, books and records of Seller and its Affiliates to the extent relating to any of the Acquired Assets, the Assumed Liabilities, the Facility or the Operations; (b) give Purchaser’s current or potential customers access, upon reasonable prior notice, during normal business hours, to the Facility; (c) furnish to Purchaser and its Affiliates and their respective officers, employees, advisors, agents or other representatives such financial and operating data and other information relating to the Acquired Assets, the Assumed Liabilities, the Facility or the Operations as such Persons may reasonably request; and (d) use their respective commercially reasonable efforts to obtain the assistance of Seller’s and its Affiliates’ employees, counsel and accountants in connection with Seller’s and its Affiliates’ cooperation with Purchaser’s investigation of the Acquired Assets, the Assumed Liabilities, the Facility and the Operations (and the identification thereof); provided, however, that such access, information requests and other cooperation (i) does not unreasonably disrupt the normal operations of Seller, Seller Parent or their Affiliates or the Facility in any material respect, and (ii) would not violate any attorney-client privilege of Seller, Seller Parent or any of their Affiliates or violate any applicable Law in any material respect; provided, further that, with respect to clause (ii), Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to enable such access (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege or violation of Law, as applicable.  Seller, Seller Parent or any of their representatives shall have the right to accompany (A) Purchaser or its inspectors during any inspection at the Facility or any of the Acquired Assets and (B) Purchaser’s customers or potential customers during any visit or inspection at the Facility.  All inspections and testing shall be non-invasive to the Facility.  Such rights of access explicitly exclude any intrusive or invasive environmental testing or sampling, including subsurface testing of soil, surface water or groundwater at any owned or leased real property of Seller, Seller Parent or any of their Affiliates.

SECTION 5.03  Lexington Confidential Information.

(a)Following the Closing, Seller and Seller Parent shall, and shall cause their respective Affiliates to treat and hold any proprietary and confidential information to the extent such information constitutes Acquired Assets (collectively, the “Lexington Confidential Information”) with at least the same degree of care, but no less than reasonable care, with which it protects its own confidential information.  Lexington Confidential Information shall not be used by Seller, Seller Parent or their respective Affiliates except in accordance with the next sentence.  For the avoidance of doubt, this Section 5.03  shall not limit or restrict in any manner the disclosure or use of Lexington Confidential Information by Seller, Seller Parent and their respective Affiliates in connection with providing services to Purchaser and its Affiliates under any Other Transaction Document; provided that nothing herein shall limit Seller’s, Seller Parent’s, or their respective Affiliates’ obligations pursuant to any other portion of this Agreement or any Other Transaction Document.

(b)The obligations of confidentiality contained in Section 5.03 (a) with respect to the Lexington Confidential Information shall not apply to any information to the extent that (i) it is already, or becomes, publicly available or otherwise part of the public domain after the Closing Date, and other than through any fault of Seller, Seller Parent or any of their respective Affiliates in breach of this Agreement or any other obligation of confidentiality, (ii) it is disclosed to Seller or any of its Affiliates after the Closing Date, other than under an obligation of confidentiality, by a Third Party who to the Knowledge of Seller after reasonable inquiry with such Third Party has no obligation of any nature to Purchaser not to disclose such information to others or (iii) it can be shown to be acquired or developed independently by Seller after the Closing Date without reference to any Lexington Confidential Information in possession of Seller or any of its Affiliates as of immediately prior to the Closing.

(c)Notwithstanding Section 5.03 (a), Seller may disclose Lexington Confidential Information to the extent required by any Governmental Entity or otherwise as required by Law or legal process.  Before disclosing Lexington Confidential Information pursuant to this Section 5.03 (c), Seller shall provide Purchaser with reasonably prompt notice of any court order, subpoena or interrogatories that requires disclosure of the Lexington Confidential Information so that Purchaser may seek a protective order or other appropriate remedy or waive compliance with this Agreement to the extent legally permitted.  Seller shall consult with Purchaser on the advisability of taking steps to resist or narrow such request or requirement and shall otherwise cooperate with the efforts of Purchaser to protect the Lexington Confidential Information.  Further, in the event such disclosure is required by any Governmental Entity, Seller shall (i) redact mutually agreed upon portions of the Lexington Confidential Information, (ii) submit a request to such Governmental Entity that such portions of the Lexington Confidential Information receive confidential treatment or otherwise be held in the strictest confidence to the fullest extent permitted by applicable Law and (iii) be permitted to rely on the advice of Seller’s counsel with respect to its disclosure obligations under such requirement.

SECTION 5.04  Exclusive Dealings.  [***].

SECTION 5.05  Shared Contracts. Seller shall use its commercially reasonable efforts, prior to the Closing and for a period of no longer than the later of [***] ([***]) months and [***] following the Closing (unless otherwise agreed under the Transition Services Agreement), to cause each Contract set forth on Schedule 5.05, as such Schedule may be updated by Seller not less than three Business Days prior to Closing to include any Contracts that are material to, but not exclusively used in, the Operations and that are entered into by Seller or any of its Affiliates after the date of this Agreement to the extent Purchaser does not object to such updates, in its reasonable discretion (each such Contract, a “Shared Contract”) to be equitably apportioned (such that the rights and obligations of Purchaser and Seller are separated) through appropriate amendments and new Contracts entered into prior to, on or after the Closing Date so that Purchaser shall be entitled to the economic rights and benefits, and shall be responsible for any related economic burden, relating to the Operations thereunder and Seller or its applicable Affiliate shall be entitled to the economic rights and benefits, and shall be responsible for any related economic burden, relating to the balance of the subject matter of such Shared Contract (including any assets, properties or business not required to be transferred to Purchaser pursuant to this Agreement or any Other Transaction Document).  Seller shall consult with Purchaser with respect to the amendment of such Shared Contracts and the negotiation of such new Contracts and, with respect to any amended Shared Contract or new Contract to be assigned to or executed by Purchaser, shall give Purchaser the ability to comment thereon and shall consider in good faith any reasonable comments provided by Purchaser.  If any such Shared Contract cannot be so amended (and new Contracts cannot be entered into) within such period, or if either of the foregoing would impair the benefits that either Purchaser or Seller would expect to derive from such amended Shared Contract, then the Parties shall use their respective commercially reasonable efforts to obtain for Purchaser an arrangement to provide Purchaser with the benefits of such Shared Contract in some other manner, including Seller and Purchaser entering into such lawful and commercially reasonable arrangements to place Purchaser in substantially the same economic and liability position as if such amendments and new Contracts were entered into in accordance with the foregoing (including by entering into sub-contracting, sub-licensing or sub-leasing arrangements for the benefit of Purchaser or enforcing for the benefit of Purchaser any and all rights of Seller against any Third Party to a Shared Contract to the extent relating to the Operations); provided, such arrangement does not infringe upon the legal rights of any Third Party, violate any Law or require Seller or any of its Affiliates to extend any credit, including by being liable for any order for which Purchaser has not prepaid such cost to Seller.  The obligations of Seller pursuant to this Section 5.05 shall not extend beyond the remaining term of the applicable Shared Contract as of the Closing Date.

SECTION 5.06  License and Covenant not to Sue. Effective as of the Closing, Seller and Seller Parent, on behalf of themselves and their Affiliates, hereby irrevocably and perpetually grant to Purchaser a non-exclusive license, with the right to sublicense in one or more tiers, under the Operations Intellectual Property to conduct the Operations and to use and otherwise exploit the Acquired Assets, at or in connection with the Facility, and covenant that none of them shall, directly or indirectly, sue or commence, knowingly aid or prosecute or cause to be commenced, knowingly aided or prosecuted any action, suit or proceeding against Purchaser with respect to Purchaser’s use of the Operations Intellectual Property to the extent such use is (a) necessary or used in the conduct of the Operations or (b) in connection with the use or other exploitation of the Acquired Assets, at or in connection with the Facility.  The foregoing license and covenant may not be assigned or otherwise transferred except to an Affiliate of Purchaser engaged in the Operations at the Facility and/or to any acquirer or divested entity in connection with a sale, assignment, transfer or any other disposition or divestiture (in whole and not in part) of the Facility.

ARTICLE VI

Representations and Warranties of Purchaser and Genezen

Except as set forth in the Purchaser Disclosure Schedule attached hereto (the “Purchaser Disclosure Schedule”) (provided that the disclosure of an item in one section of the Purchaser Disclosure Schedule shall be deemed to be a disclosure in (a) only the corresponding section of the Purchaser Disclosure Schedule and (b) any other section of the Purchaser Disclosure Schedule only to the extent it is reasonably apparent from a reading of the text of such disclosure that such disclosure is applicable to such other section of the Purchaser Disclosure Schedule), Purchaser and Genezen, jointly and severally, represent and warrant to Seller and Seller Parent, as of the date hereof and as of the Closing Date, as follows:

SECTION 6.01  Organization, Standing and Authority; Execution and Delivery;  Enforceability.

(a)Each of Purchaser and Genezen is a corporation duly formed, validly existing and in good standing under the laws of the Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.  Each of Purchaser and Genezen is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.  Each of Purchaser and Genezen has all requisite power and authority to enter into this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby.  All acts and other proceedings required to be taken by Purchaser or Genezen to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken.

(b)This Agreement has been duly executed and delivered by each of Purchaser and Genezen and, at or prior to the Closing, Purchaser or Genezen as the case may be, will each have duly executed and delivered each Other Transaction Document to which it is, or is specified to be, a party.  Assuming that this Agreement has been duly authorized, executed and delivered by Seller, this Agreement constitutes, and, upon the due authorization, execution and delivery of the

Other Transaction Documents by each other party thereto, each Other Transaction Document to which Purchaser or Genezen is, or is specified to be party, will constitute, a legal, valid and binding obligation of Purchaser and Genezen, as applicable, enforceable against Purchaser and Genezen, applicable, in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 6.02  Valid Issuance of Shares; Parent Capitalization.

(a)The Closing Stock Payment, the Convertible Note and the securities to be issued upon conversion of the Convertible Note (the “Conversion Shares”) will be issued in compliance with all applicable federal and state securities laws.  When issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and the Other Transaction Documents, the Closing Stock Payment and the Conversion Shares will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Series C Documents, applicable state and federal securities laws and liens or encumbrances created by or imposed by Seller.

(b)The authorized capital of Genezen consists, immediately prior to the Closing, of:

(i)[***] shares of common stock, par value $0.001 per share ( “Genezen Common Stock”), [***] shares of which are issued and outstanding immediately prior to the Closing.  All of the outstanding shares of Genezen Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws;

(ii)[***] shares of preferred stock, par value $0.001 per share ( “Genezen Preferred Stock”), [***] of which have been designated Series A Preferred Stock, [***] of which are issued and outstanding immediately prior to the Closing, [***] of which have been designated Series B Preferred Stock, [***] of which are issued and outstanding immediately prior to the Closing and [***] of which will have been designated Series C Preferred Stock, prior to the Closing, [***] of which will be issued in connection with the Series C Financing and none of which are issued and outstanding immediately prior to the Closing.  The rights, privileges and preferences of Genezen Preferred Stock are as stated in the Second Amended and Restated Certificate of Incorporation of Genezen, as amended from time to time, and as provided by the Delaware General Corporation Law. All of the outstanding shares of Genezen Preferred Stock (A) have been  (or with respect to the Series C Preferred Stock, at Closing, will be) duly authorized, (B)  are (or with respect to the Series C Preferred Stock, at Closing, will be) fully paid and nonassessable and (C) were (or with respect to the Series C Preferred Stock, at Closing, will be) issued in compliance with all applicable federal and state securities laws in all material respects. Each series of

Genezen Preferred Stock is convertible into Genezen Common Stock on a one-for-one basis as of the date of this Agreement and the consummation of the transactions contemplated under this Agreement will not result in any anti-dilution adjustments or other similar adjustments to any of the outstanding shares of capital stock of Genezen; and

(iii)Genezen holds no shares of Genezen Common Stock or Genezen Preferred Stock in its treasury.

(c)Genezen has reserved [***] shares of Genezen Common Stock for issuance to officers, directors, employees and consultants of Genezen pursuant to its 2023 Stock Option and Grant Plan duly adopted by the Board of Directors and approved by Genezen stockholders (the “Genezen Stock Plan”).  Of such reserved shares of Genezen Common Stock, [***] shares have been issued pursuant to restricted stock purchase agreements or restricted stock grants and are currently outstanding, [***], and [***] shares of Genezen Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Genezen Stock Plan. Genezen has furnished to Seller complete and accurate copies of the Genezen Stock Plan and forms of agreements used thereunder. Genezen has reserved for issuance [***] stock appreciation rights (“SARs”) pursuant to Genezen’s 2021 Stock Appreciation Rights Plan (the “SARs Plan”). Of such reserved SARs, [***] have been issued pursuant to award agreements, and [***] SARs remain available for issuance to officers, directors, employees and consultants pursuant to the SARs Plan.

(d)Section 6.02 (c) of the Purchaser Disclosure Schedule sets forth the detailed capitalization of Genezen immediately following the Closing.  Except for (A) the rights provided in Article IV of the Second Amended and Restated Investors’ Rights Agreement of Genezen, dated as of November 1, 2023 by and among Genezen and the other parties thereto, and (B) the securities and rights described in Section 6.02 (c) of the Purchaser Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Genezen any shares of Genezen Preferred Stock or Genezen Preferred Stock, or any securities convertible into or exchangeable for shares of Genezen Preferred Stock or Genezen Preferred Stock.  No option to purchase securities of Genezen is exercisable for any class or series of Genezen Preferred Stock.

(e)None of Genezen’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Genezen Stock Plan is not assumed in an acquisition.  Genezen has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.  Except as set forth in the Second Amended and Restated Certificate of Incorporation of Genezen, Genezen has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock or any securities convertible into or exercisable for shares of Genezen’s capital stock, and all preemptive rights and rights of first refusal or similar rights with respect to any issuances of Genezen’s capital stock or any securities convertible into or exercisable for shares of Genezen’s capital stock have been complied with or properly waived.

(f)Genezen has obtained valid waivers of any rights by other parties to purchase any of the Closing Stock Payment covered by this Agreement.

SECTION 6.03  No Conflicts; Consents.

(a)Except as set forth on Section 6.03 of the Purchaser Disclosure Schedule, the execution and delivery of this Agreement by each of Purchaser and Genezen does not, and the execution and delivery by Purchaser or Genezen of each Other Transaction Document to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Purchaser and Genezen with the terms and conditions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien (other than Liens arising solely from acts or omissions of Seller or its Affiliates) upon any of the properties or assets of Purchaser or Genezen under, any provision of (i) the organizational documents of Purchaser or Genezen, (ii) any Contract to which Purchaser or Genezen is a party or by which any of their respective properties or assets are bound or (iii) any Injunction, or, subject to the matters referred to in paragraph (b) below, Law applicable to Purchaser or Genezen or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not be reasonably likely to have a Purchaser Material Adverse Effect.

(b)No consent, waiver, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser or Genezen in connection with the execution, delivery and performance of this Agreement, the Other Transaction Documents to which it is, or is specified to be, a party or the consummation of the transactions contemplated hereby or thereby, other than (i) those that may be required solely by reason of Seller’s or any Affiliate of Seller’s (as opposed to any other Third Party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents and (ii) such consents, waivers, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to have a Purchaser Material Adverse Effect.

SECTION 6.04  Actions, Proceedings and Litigation.  None of Purchaser, Genezen or, to the Knowledge of Purchaser, any of Genezen’s key employees is a party to or is subject to (a) provisions of any order, writ, injunction, judgment or decree of any arbitration tribunal or Governmental Entity (in the case of key employees, in their capacity as such) or (b) investigations by any Governmental Entity which are pending or, to the Knowledge of Purchaser, threatened against Purchaser or Genezen, other than, in each case, any such items that, individually or in the aggregate, would not be reasonably likely to have a Purchaser Material Adverse Effect.  There are no lawsuits, claims, actions, arbitrations, complaints, investigations or other proceedings pending, or to the Knowledge of Purchaser, threatened either (i) against Purchaser, Genezen or any of their respective Affiliates, or any key employee of Genezen arising out of their employment with Genezen or (ii) that questions the validity of this agreement or any Other Transaction Documents or the right of Genezen to enter into them, or to consummate the transactions contemplated by this agreement and the Other Transaction Documents that, in any case, individually or in the aggregate, would reasonably be expected to result in a Purchaser Material Adverse Effect.  None of Purchaser, Genezen or any of their respective Affiliates is party or subject to or in default under any unsatisfied judgment, other than such judgments or defaults that, individually or in the aggregate, would not reasonably be expected to result in a Purchaser Material Adverse Effect.  There is no action, suit, proceeding or investigation by Genezen pending or which Genezen intends to initiate.

SECTION 6.05  Intellectual Property.

(a)Genezen owns or possesses, or believes it can acquire on commercially reasonable terms, sufficient legal rights to, all of the Intellectual Property it purports to own or control (“Parent Intellectual Property”) without any known conflict with, or infringement of, the rights of others, including prior employees or consultants.  To the Knowledge of Purchaser, no product or service marketed or sold (or proposed to be marketed or sold) by Genezen violates or will violate any license or infringes or will infringe any intellectual property rights of any other Person.

(b)Genezen has not received any communications alleging that Genezen has violated, or by conducting its business (as currently conducted), would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other Person.  Genezen has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with Genezen’s business.

(c)To the Knowledge of Purchaser, it will not be necessary to use any Inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by Genezen, including prior employees or consultants.  Each employee, consultant or contractor engaged by Genezen has executed a legally binding agreement pursuant to which he, she, or it has assigned and agreed to assign to Genezen all intellectual property rights he or she owns or may in the future own that are related to Genezen’s business as now conducted and all intellectual property rights that he, she or it solely or jointly has or will conceive, reduce to practice, develop or make during the period of his, her or its employment or consulting relationship with Genezen that (a) relates, at the time of conception, reduction to practice, development, or making of such intellectual property right, to Genezen’s business as then conducted, (b) is developed on any amount of Genezen’s time or with the use of any of Genezen’s equipment, supplies, facilities or information or (c) results from the performance of services for Genezen, except as, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

(d)Genezen enters into confidentiality agreements with all Persons with whom it shares confidential information, other than where the disclosure of such confidential information, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

(e)No government funding, facilities of a university, college, other educational institution or research center, or funding from Third Parties was used in the development of any Parent Intellectual Property.  No Person who was involved in, or who contributed to, the creation or development of any Parent Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Genezen’s rights in Parent Intellectual Property, or belief that it can acquire on commercially reasonable terms sufficient legal rights to all Parent Intellectual Property.

(f)For purposes of this Section 6.05 , Genezen shall be deemed to have knowledge of a patent right if Genezen has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

SECTION 6.06  Compliance with Other Instruments.  Genezen is not, and in the past [***] ([***]) years has not been, in violation or default (i) of any provisions of its Amended and Restated Certificate of Incorporation or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on Section 6.06  the Purchaser Disclosure Schedule, or (v) to the Knowledge of Purchaser, of any provision of federal or state statute, rule or regulation applicable to Genezen, which violation or default in any of clauses (ii) through (v), individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 6.07  Certain Transactions.  Other than (i) standard employee offer letters, proprietary information agreements with employees and consultants and benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors of Genezen, and (iii) the purchase of shares of Genezen’s capital stock and the issuance of options to purchase shares of Genezen Preferred Stock, in each instance, approved in the written minutes of the Board of Directors of Genezen, there are no agreements, understandings or proposed transactions between Genezen and any of its officers or directors.  Genezen is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children, or to any Affiliate of any of the foregoing other than in connection with expenses or advances of expenses incurred in the Ordinary Course or employee relocation expenses and for other customary employee benefits made generally available to all employees.

SECTION 6.08  Property.  The property and assets that Genezen owns are free and clear of all Liens, other than Permitted Liens, that do not materially impair Genezen’s ownership or use of such property or assets.  With respect to the property and assets it leases, Genezen is in material compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.  Genezen does not own any real property.

SECTION 6.09  Financial Information.  Genezen has delivered to Seller its audited financial statements as of and for the fiscal year ended December 31, 2023 and unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of March 31, 2024 (the “Balance Sheet Date”) and for the three-month period ended on the Balance Sheet Date (collectively, the “Genezen Financial Statements”).  The Genezen Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Genezen Financial Statements may not contain all footnotes required by U.S. GAAP.  The Genezen Financial Statements fairly present in all material respects the financial condition and operating results of Genezen as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Genezen Financial Statements to normal year-end audit adjustments.  Except as set forth in the Genezen Financial Statements, Genezen has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the Ordinary Course subsequent to the Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the Ordinary Course; and (iii) liabilities and obligations of a type or nature not required under U.S. GAAP to be reflected in the Genezen Financial Statements, which, in all such cases, individually and in the aggregate would not have a Purchaser Material Adverse Effect.  Genezen maintains and will continue to maintain a standard system of accounting established and administered in accordance with U.S. GAAP.

SECTION 6.10  Changes.  Since the Balance Sheet Date, there has not been:

(a)any change in the assets, liabilities, financial condition or operating results of Genezen, except changes in the Ordinary Course that have not caused and could not reasonably be expected to result in, individually or in the aggregate, a Purchaser Material Adverse Effect; or

(b)to the Knowledge of Purchaser, any other event or condition of any character, other than events affecting the economy or Genezen’s industry generally and not having a disproportionate impact on Genezen, that could reasonably be expected to result in, individually or in the aggregate, a Purchaser Material Adverse Effect.

SECTION 6.11  Financing Commitment.  Genezen has delivered to Seller a true and complete copy of an equity commitment letter (together with all term sheets and attachments thereto), attached hereto as Exhibit H, from the parties identified therein committing, subject to (and only to) the terms and conditions expressly set forth therein, to provide a portion of the Series C Financing in the form of equity financing (subject to adjustment on the terms set forth therein) to the Person(s) identified in such equity commitment letter (the “Equity Commitment Letter”).  The obligation to fund the full commitment under the Equity Commitment Letter is not subject to any conditions precedent, other than the conditions expressly set forth in the Equity Commitment Letter.  The Equity Commitment Letter is in full force and effect as of the date hereof and constitutes the valid and binding obligation of Genezen and each other Person party thereto.  The Equity Commitment Letter provides, and will continue to provide, that Seller is an express third-party beneficiary of the Equity Commitment Letter and Seller is entitled to enforce, directly or indirectly, the Equity Commitment Letter in accordance with its terms.  The Equity Commitment Letter has not been amended or modified as of the date of this Agreement, and the respective commitment contained in the Equity Commitment Letter has not been withdrawn or rescinded in any respect as of the date hereof.

SECTION 6.12  Employee Matters.

(a)As of March 31, 2024, Genezen employed [***] full-time employees [***].

(b)Genezen is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors.  Genezen has complied in all material respects with all applicable local state and federal equal employment opportunity laws and with other laws related to employment and labor, including those related to wages, hours, worker classification, and collective bargaining.  To the Knowledge of Purchaser, Genezen has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of Genezen and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(c)To the Knowledge of Purchaser, none of the key employees of Genezen has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(d)Neither Genezen nor any Person, trade or business treated at any relevant time as a single employer with Genezen pursuant to Section 414(b), (c), (m) or (o) of the Code has ever maintained, sponsored, contributed to, been obligated to contribute to (i) an employee benefit plan that is or was, subject to Title IV of ERISA; (ii) a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) under Subtitle E of ERISA; (iii) a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA; (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (v) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding); or (vi) a material employee welfare benefit plan (within the meaning of Section 3(2) of ERISA) that is not fully-insured by a Third Party insurer other than an account-based health plan.

(e)Each employee benefit plan or program maintained or sponsored by (or required to be contributed to by) Genezen or any of its Affiliates is and has been established, operated, and administered in all material respects in accordance with applicable laws and regulations and with its terms, including without limitation ERISA and the Code.

(f)No equity award granted under the Genezen Stock Plan, the SARs Plan, and the Genezen Laboratories, Inc. 2020 Stock Option Plan (the “Option Plan”) is subject to Section 409A of the Code, and neither Genezen nor any of its Affiliates has taken any action with respect to any such equity award that would cause the equity award to become subject to Section 409A. Each such equity award grant was duly authorized and made in accordance with the terms of the Genezen Stock Plan, the SARs Plan, and/or the Option Plan, as applicable. Neither Genezen nor any Affiliate has any “gross-up” or indemnity obligation for Taxes imposed under Section 4999 or 409A of the Code.

SECTION 6.13  Tax Returns and Payments.  There are no income or other material Taxes due and payable by Genezen which have not been timely paid.  There are no material accrued and unpaid Taxes of Genezen which are due, whether or not assessed or disputed.  There have been no examinations or audits of any Tax Returns of Genezen by any Governmental Entity.  Genezen has duly and timely filed all income and other material Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.  Genezen has deducted, withheld, and timely paid to the appropriate Governmental Entity all material amounts of Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party and has complied in with all reporting and recordkeeping requirements in all material respects.

SECTION 6.14  Permits.  Genezen has all franchises, Permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.  Genezen is not in default in any respect under any of such franchises, permits, licenses or other similar authority, other than where such default, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 6.15  Real Property Holding Corporation.  Genezen is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder.

SECTION 6.16  Regulated Industries.  Genezen is not engaged in insurance, banking and financial services, telecommunications, public utility businesses or any other regulated businesses, other than those regulated by the FDA.

SECTION 6.17  FDA Approvals.  Genezen possesses all permits, licenses, registrations, certificates, authorizations, orders and approvals (“FDA Permits”) from the FDA or similar federal, state or foreign regulatory authorities necessary to conduct its business as now conducted, except where failures to so comply, whether individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect, taken as a whole.  In the past [***] years, Genezen has not received any written notice of proceedings of the suspension, material modification, revocation or cancellation of any such FDA Permit, except where failures to so comply, whether individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect, taken as a whole.  Neither Genezen nor, to the Knowledge of Purchaser, any officer, employee or agent of Genezen has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) material disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other Governmental Entities, (B) material debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, or (C) material exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any Governmental Entities.  Neither Genezen nor, to the Knowledge of Purchaser, any of its officers, employees, or agents is the subject of any pending or, to the Knowledge of

Purchaser, threatened investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Entity pursuant to any similar policy.  Neither Genezen nor, to the Knowledge of Purchaser, any of its officers, employees, and agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Entity to invoke a similar policy.  Neither Genezen nor, to the Knowledge of Purchaser, any of its officers, employees, or agents has made any false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar Governmental Entity as of the date of submission, except where such notification, application, approval, report or other submission was corrected in or supplemented by a subsequent notification, application, approval, report or other submission, except where failures to so comply, whether individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect, taken as a whole.

SECTION 6.18  FDA Regulation. Genezen is, and in the past [***] years has been, in compliance with the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Section 301 et seq., as applicable to Genezen, and any applicable laws regarding developing, testing, manufacturing, marketing, distributing or promoting pharmaceuticals, except where failures to so comply, whether individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect, taken as a whole.

SECTION 6.19  Money Laundering.  To the Knowledge of Purchaser, Genezen is in compliance, and in the past has complied with all applicable laws and regulations relating to the prevention of money laundering of any Governmental Entity applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended (“Money Laundering Laws”).  No action, suit or proceeding by or before any Governmental Entity or any arbitrator involving Genezen with respect to the Money Laundering Laws is pending or, to the Knowledge of Purchaser, threatened.

SECTION 6.20  OFAC.  Genezen is not, and is not acting on behalf of: (i) a Sanctioned Country or Sanctioned Person, (ii) a Person unlawfully engaged, directly or indirectly, in any transactions or other activities with a Sanctioned Country or Sanctioned Person, (iii) a Person that resides or has a place of business in a Sanctioned Country or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction, (iv) a “Foreign Shell Bank” within the meaning of the USA PATRIOT ACT, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision, (v) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the U.S. Secretary of the Treasury under Section 311 or Section 312 of the USA Patriot Act as warranting special measures due to money laundering concerns, (vi) a Person that is designated by the U.S. Secretary of the Treasury as warranting such special measures due to money laundering concerns or (vii) a Person that otherwise appears on any U.S. government provided list of known or suspected terrorists or terrorist organizations.

Genezen has not engaged in transactions of any type with any such listed party in the past and is not currently engaging in such transactions.

SECTION 6.21  Foreign Corrupt Practices Act. Neither Genezen nor, to the Knowledge of Purchaser, any of its officers, directors, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any  “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist Genezen or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person.  Neither Genezen nor, to the Knowledge of Purchaser, any of its officers, directors, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.  Neither Genezen nor, to the Knowledge of Purchaser, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

SECTION 6.22  Export Control Laws. Genezen has conducted any export transactions in accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by OFAC, and the export control laws and regulations of any other applicable jurisdiction.

SECTION 6.23  Investment Company Status.  Genezen is not an investment company within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.24  Insurance.  Genezen has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like Genezen.

SECTION 6.25  No Brokers.  Other than [***], no broker, finder or investment banker has acted for Purchaser, Genezen or any of their respective Affiliates in connection with this Agreement or the transactions contemplated hereby or is entitled to any brokerage fee, finder’s fee or commission in respect thereof.

SECTION 6.26  DISCLAIMER.  EACH OF SELLER AND SELLER PARENT ACKNOWLEDGES THAT (A) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI AND AS EXPRESSLY SET FORTH IN THE OTHER TRANSACTION DOCUMENTS, NEITHER PURCHASER, GENEZEN NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO PURCHASER, GENEZEN OR ANY OTHER ASPECT OF THE RESPECTIVE BUSINESSES OF PURCHASER, GENEZEN AND THEIR RESPECTIVE AFFILIATES OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION IN RELATED THERETO FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES AND (B) NEITHER SELLER NOR SELLER PARENT HAS RELIED ON ANY REPRESENTATION OR

WARRANTY FROM PURCHASER, GENEZEN OR ANY OTHER PERSON WITH RESPECT THERETO OR ANY OTHER ASPECT OF THE RESPECTIVE BUSINESSES OF PURCHASER, GENEZEN AND THEIR RESPECTIVE AFFILIATES OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION FURNISHED OR MADE AVAILABLE TO SELLER, SELLER PARENT AND THEIR RESPECTIVE REPRESENTATIVES IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI AND AS EXPRESSLY SET FORTH IN THE OTHER TRANSACTION DOCUMENTS.  IN ENTERING INTO THIS AGREEMENT, EACH OF SELLER AND SELLER PARENT HAVE RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS.  EACH OF SELLER AND SELLER PARENT ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, SELLER SHALL ACQUIRE THE GENEZEN SERIES C PREFERRED STOCK AND THE CONVERTIBLE NOTE WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO NON-INFRINGEMENT, VALIDITY, OR ENFORCEABILITY (EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, NOTHING IN THIS SECTION 6.26 SHALL PREVENT, IMPAIR OR OTHERWISE LIMIT OR SELLER OR SELLER PARENT’S RIGHT TO RECOVER FOR FRAUD.

ARTICLE VII

Covenants of Purchaser and Genezen

Purchaser and Genezen, jointly and severally, covenants and agrees as follows:

SECTION 7.01  Signage and Documentation.  Purchaser and Genezen shall ensure that, as soon as reasonably practicable (but in no event more than the later of: (i) [***] ([***]) days following the Closing Date; and (ii) in the case of signage only, [***] ([***]) days following the date of the effectiveness of updating Purchaser as the manufacturer for the Facility in accordance with the FDA establishment registrations and any similar requirement under the Laws of any applicable jurisdiction) (1) any signage bearing Seller Marks at the Facility is either destroyed or otherwise permanently altered so that the former use of Seller Marks is entirely unrecognizable and undetectable and (2) the Seller Marks are removed from any documentation of the Transferred IP; provided, however, Purchaser and Genezen shall have no obligation to remove the Seller Marks from any physical documentation of the Transferred IP that (i) has been printed as of [***] ([***]) days following the Closing Date or (ii) is required by Law. Seller and Seller Parent, on behalf of themselves and their Affiliates, hereby grant (and cause their respective Affiliates to grant) to Purchaser a limited, non-transferable, non-exclusive license, without the right to sublicense, to continue to temporarily (and in any event no longer than [***] ([***]) days after the Closing) use the Seller Marks contained within or on such signage or documentation following the Closing, solely to the extent and in substantially the same manner as used in the Operations immediately prior to the Closing Date.  Any use by Purchaser or any of its Affiliates under this Section 7.01  of any materials and assets that bear the Seller Marks is subject to the use of such materials and assets in the form and manner, and with standards of quality, as in effect for such materials, assets and Seller Marks as of the Closing Date. Purchaser shall not, and shall and hereby does cause its Affiliates not to, adopt, use, register or seek to register any trademark that contains a term, that is substantially similar to, or confusingly similar to any of the Seller Marks

(together with all variations, translations, transliterations and acronyms thereof).  For clarity, the foregoing does not limit any right to use the Seller Marks that Purchaser or its Affiliate would have had under Law or “fair use” principles (if any) but for Purchaser’s entry into this Agreement.

SECTION 7.02  Financing. Genezen shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain (a) the portion of the Series C Financing described in the Equity Commitment Letter on the terms and conditions described therein and (b) the funding of additional loans with a principal amount of $[***] pursuant to the Midcap Amendment (the “Midcap Incremental Loan”), including, in each case, using its commercially reasonable efforts to, as promptly as possible, (i) maintain in effect the Equity Commitment Letter and comply with its obligations under the Equity Commitment Letter, (ii) satisfy, or cause to be satisfied, on a timely basis, all conditions to Genezen obtaining the Series C Financing set forth in the Equity Commitment Letter (including the payment of any fees required as a condition to the Series C Financing) and all conditions to the effectiveness of the Midcap Amendment and the funding of the Midcap Incremental Loan set forth in the Midcap Amendment (including the payment of any fees required as a condition to the Midcap Amendment or the funding of the Midcap Incremental Loan), or (iii) negotiate and enter into definitive agreements with respect to the Series C Financing on the terms and conditions contemplated by the Equity Commitment Letter or on other terms that are in the aggregate not materially less favorable, taken as a whole, to Genezen (including with respect to conditions set forth in the Equity Commitment Letter) so that such agreements are in effect no later than the Closing Date (collectively, with the Equity Commitment Letter, the “Financing Documents”) and (iv) negotiating and entering into the Midcap Amendment [***].  Any breach by Genezen of the Equity Commitment Letter, the other Financing Documents or the Midcap Amendment shall be deemed to be a breach by Genezen of this Section 7.02 .  Without limiting the foregoing, Genezen shall keep Seller informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Series C Financing and the Midcap Amendment and provide to Seller executed copies of the definitive documents related to the Series C Financing and the Midcap Amendment.

SECTION 7.03  Data Privacy. Purchaser represents, warrants, and covenants that, if Purchaser encounters Seller’s [***] or other [***] (as such term is defined in the Transition Services Agreement) of Seller after the time of the Closing, Purchaser shall [***] and, at Seller’s sole cost and expense, return such information to Seller, and shall not exploit such information for purposes prohibited by this Agreement or the Other Transaction Documents.

SECTION 7.04  Right of First Negotiation. Genezen and Purchaser hereby grants Seller an exclusive right of first negotiation (the “Right of First Negotiation”) with respect to any proposed Facility Divestiture. Purchaser shall promptly notify Seller of its intent to commence a Facility Divestiture (the “Negotiation Notice”). Unless Seller notifies Purchaser in writing that it is interested in acquiring the Facility within [***] ([***]) days of delivery of a Negotiation Notice, Purchaser shall be free to enter into such transaction or arrangement with any Third Party (the “Expiration”). If Seller notifies Purchaser in writing that it is interested in acquiring the Facility prior to the Expiration, the parties shall use commercially reasonable efforts to negotiate, in good faith, and on a non-exclusive basis, the terms of a Facility Divestiture between Seller and Purchaser for a period to expire on the date that is [***] ([***]) days after the delivery of the Negotiation Notice (a “Discussion Period”). After the end of the Discussion Period, if Seller and Purchaser

have not reached an agreement with respect to a Facility Divestiture, Purchaser shall be free to enter into a Facility Divestiture with any Third Party and Seller’s obligations pursuant to this Section 7.04 shall terminate in full in all respects (a “Failed Negotiation”) [***].

ARTICLE VIII

Mutual Covenants

SECTION 8.01  Cooperation; Further Assurances.

(a)Audits and Requested Information.

(i)After the Closing, upon reasonable written notice, Purchaser and Genezen, on the one hand, and Seller and Seller Parent, on the other hand, shall, until the [***] ([***]) anniversary of the Closing Date, furnish or cause to be furnished to each other and their respect employees, counsel, auditors and representatives reasonable access, during normal business hours, to such information (including, with respect to Purchaser, any Tax records that relate to the Acquired Assets) and assistance relating to the Facility, the Acquired Assets and the Assumed Liabilities as is reasonably necessary to comply with applicable legal, tax, regulatory, financial reporting and accounting obligations or other requirements directly related to the Facility, the Acquired Assets or the Assumed Liabilities, other than with respect to litigation or other disputes between the Parties or their respective Affiliates (such information collectively, the “Requested Information”); provided, however, that any Party may restrict the foregoing access to the extent that (i) such restriction is required by applicable Law, (ii) such access would result in a violation of confidentiality obligations to a Third Party or (iii) disclosure of any such Requested Information would result in the loss or waiver of the attorney-client privilege; provided, in each case, Genezen, Purchaser, Seller and Seller Parent, as applicable, shall, and shall cause its Affiliates to, use commercially reasonable efforts to enable such access (or as much of it as possible) in a manner that does not result in violation of Law, violation of confidentiality obligations to a Third Party or a loss of attorney-client privilege, as applicable.  Each Party shall be entitled to recover from the requesting Party the reasonable, documented, out-of-pocket costs incurred by such non-requesting Party in connection with responding to such requesting Party’s requests pursuant to this Section 8.01 (a).  No Party shall be required by this Section 8.01  to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.  Seller and Seller Parent shall provide any consent or waiver reasonably required in order to permit Purchaser to engage the same counsel to represent Purchaser following the Closing in connection with any matters relating exclusively to any of the Acquired Assets or the Facility on which such counsel had represented Seller, Seller Parent, and their Affiliates prior to the Closing (other than in connection with any such matter that would be adverse to Seller, Seller Parent, and their Affiliates).

(ii)Without limiting the foregoing in any respect, Purchaser agrees to use its commercially reasonable efforts to provide access of the type described in (i) following the Closing until the completion of Seller Parent’s audit for the fiscal year of Seller Parent in which the Closing occurs and in any event solely with respect to (i) any statutory audit with respect to any fiscal year ending on or prior to December 31 of the calendar year in which the Closing occurs for any portion of a fiscal year prior to the Closing, (ii) the preparation and audit of Seller Parent’s financial statements for the year ended December 31, 2024, the fiscal year of Seller Parent in which the Closing occurs and any fiscal year ending prior to the fiscal year in which the Closing occurs but after December 31, 2023, or amendments thereto and (iii) the audit of Seller Parent’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of Seller Parent’s disclosure controls and procedures in respect of the year ended December 31, 2024, the fiscal year of Seller Parent in which the Closing occurs and any fiscal year ending prior to the fiscal year in which the Closing occurs but after the December 31, 2023 [***]; provided, further, that, notwithstanding the foregoing, access of the type described in this Section 8.01  shall be afforded by Purchaser to Seller Parent’s (from time to time following the Closing), as applicable, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the SEC, or as reasonably necessary to meet a filing, reporting or similar obligation required under applicable Law. Without limiting the foregoing, Purchaser shall use commercially reasonable efforts to provide, or provide access to Seller Parent to, all Requested Information reasonably required to meet Seller Parent’s schedule for the preparation, printing, filing, and public dissemination of Seller Parent’s annual financial statements for the fiscal year ending December 31, 2024, the fiscal year of Seller Parent in which the Closing occurs and any fiscal year ending prior to the fiscal year in which the Closing occurs but after December 31, 2023 and for management’s assessment of the effectiveness of Seller Parent’s disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K of the Securities Act and, to the extent applicable to Seller Parent, its auditor’s audit of its internal controls over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”) for the fiscal year ending December 31, 2024, the fiscal year of Seller Parent in which the Closing occurs and any fiscal year ending prior to the fiscal year in which the Closing occurs but after December 31, 2023. Without limiting the generality of the foregoing sentence, Purchaser shall provide all required financial and other Requested Information with respect to itself and the Acquired Assets to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Seller Parent’s auditors (“Seller Parent’s Auditors”) with respect to Requested Information to be included or contained in Seller Parent’s annual financial statements for the fiscal year ending December 31, 2024, the fiscal year of Seller Parent in which the Closing occurs and any fiscal year ending prior to the fiscal year in which the Closing occurs but after December 31, 2023, and to permit Seller Parent’s Auditors and management to complete the Internal Control Audit and Management Assessments, if required. Purchaser shall be entitled to recover from Seller or Seller Parent the reasonable, documented, out-of-pocket costs incurred by Purchaser in connection with the assistance contemplated by this Section 8.01 (a)(ii).

(b)From time to time, as and when requested by a Party, the other Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Sections Section 1.05  and Section 8.03 ), as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

(c)Without limiting Sections 1.05 or Section 8.01 (b), Purchaser, Genezen, Seller, Seller Parent and their Affiliates shall reasonably cooperate and use their respective commercially reasonable efforts to transfer, obtain, or to cause to be transferred or obtained, prior to the Closing or, to the extent permitted under applicable Law, as soon as practicable thereafter, any Material Permit necessary for Purchaser to own or operate the Facility, the Acquired Assets and to assume to the Assumed Liabilities.  During the period commencing on the date hereof and continuing for a reasonable period not to exceed one year after the Closing: (i) each of Seller, Seller Parent, Genezen and Purchaser shall provide or cause to be provided to each other Parties all commercially reasonable assistance as is reasonably requested in connection with securing (or terminating, if required by applicable Law) any such Permits, including (A) the filing of any required applications with any Governmental Entity, as may be necessary; and (B) with respect to Seller, Seller shall timely update the FDA establishment registrations and any other Permit to the extent necessary to reflect the change in ownership of the Facility in accordance with applicable Law; and (ii) if any Permits are not secured prior to the Closing, Seller, Seller Parent, Genezen and Purchaser shall cooperate in good faith in any lawful and reasonable arrangement reasonably proposed by any Party under which Purchaser shall obtain the benefit of Permits held by Seller or Seller Parent in connection with the ownership or operation of the Acquired Assets and the Facility following the Closing; provided that such assistance and cooperation shall not include: (i) any obligation to expend any money to any Third Party or Governmental Entity from whom such Permits are requested under this Section 8.01 (c); (ii) to commence, defend or participate in any litigation; or (iii) offer or grant any accommodation (financial or otherwise) to any Third Party.

(d)Subject to Section 1.05 , if any Party discovers, following the Closing Date, that any assets held by Seller or its Affiliates were assets (other than Excluded Assets) located at the Facility (if such assets are tangible assets) or that exclusively relate to the Facility, including any Contracts that are not set forth on Schedule 1.02(a)(ii), in each case as of the Closing, but were not transferred to Purchaser as part of the consummation of the transactions under Sections 1.01 and 1.02, then any such assets shall be deemed to have been held in trust by Seller or its Affiliates for Purchaser and Seller shall and shall cause its Affiliates to, promptly transfer, assign and convey such assets to Purchaser without any additional consideration therefor, free and clear of all Liens (other than Permitted Liens).

(e)If any Party discovers, following the Closing, that any assets that have been transferred by Seller and/or Seller Parent to Purchaser are not Acquired Assets, then any such assets shall be deemed to have been held in trust by Purchaser for Seller and/or its applicable Affiliates and Purchaser and Genezen shall, and shall cause its Affiliates to, promptly transfer, assign and convey such assets to Seller and/or its designated Affiliates without any consideration therefor free and clear of all Liens (other than Permitted Liens).

(f)To facilitate the potential access to Requested Information contemplated by this Section 8.01  for a period of [***] years after the Closing Date, the Parties agree to use their commercially reasonable efforts to retain all Requested Information in their respective possession or control on the Closing Date in accordance with their respective policies as in effect on the Closing Date or such other policies as may be reasonably adopted by the appropriate Party after the Closing Date. For the avoidance of doubt, such policies shall be deemed to apply to any Requested Information in a Party’s possession or control on the Closing Date relating to the other Parties.  No Party will, or permit any of its Subsidiaries or Affiliates to, destroy any Requested Information that the other Party has the right to obtain pursuant to this Agreement prior to the [***] ([***]) anniversary of the Closing Date without first using its commercially reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Requested Information prior to such destruction at such Party’s sole cost and expense.

SECTION 8.02  Publicity.  Other than the press release(s) mutually agreed by Purchaser and Seller to be issued following the execution of this Agreement or as expressly permitted by this Section 8.02 , none of Genezen, Purchaser, Seller or Seller Parent will issue or permit any of their respective Affiliates to issue any press release, website posting or other public announcement or filing with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the listing standards, agreements, rules or regulations of any stock exchange or other listing entity on which the securities of such Party or its Affiliates are listed (in which case whichever of Genezen, Purchaser or their Affiliates or Seller, Seller Parent or their Affiliates, as applicable, are required to make the release, statement or filing shall: (a) give the other Party (whether or not such other Party is named in such release or statement) such notice as may be practicable in the circumstances to allow the other Party to provide suggested comment on such release or statement in advance of such issuance; (b) consider in good faith any comments timely provided by such other Party to such release or statement; and (c) after such release or statement, provide the other Party with a copy thereof (or summary thereof in the case of oral statements)); provided, however, that Genezen, Purchaser and their Affiliates, on the one hand, and Seller, Seller Parent and their Affiliates, on the other hand, may, subject to the terms and conditions of this Agreement (including Sections Section 5.03  and Section 8.05 ), make public announcements and engage in public communications regarding this Agreement, the Other Transaction Documents and the transactions contemplated hereby or by the Other Transaction Documents, to the extent such announcements or communications are consistent with the prior public disclosures of the Parties regarding the transactions contemplated by this Agreement made in accordance with this Section 8.02 .  If

Genezen, Purchaser or any of their Affiliates, on the one hand, or Seller, Seller Parent or any of their Affiliates, on the other hand, based on the advice of its counsel, determines that this Agreement or any of the Other Transaction Documents must be publicly filed with a Governmental Entity, then such Party or its applicable Affiliate, prior to making any such filing, shall provide the other Party and its counsel with a redacted version of this Agreement (and any Other Transaction Document) that it intends to file, and will consider in good faith any comments provided by such other Party or its counsel and use commercially reasonable efforts to ensure the confidential treatment by such Governmental Entity or otherwise be held in the strictest confidence of those sections specified by such other Party or its counsel for redaction and confidentiality.  Notwithstanding the foregoing, in no event shall a Party’s obligations under this Section 8.02  require it or its Affiliates to share comment letters from an applicable Governmental Entity with another Party to this Agreement; provided that the foregoing sentence shall not apply to portions of comment letters relating to any such requests for confidential treatment. Subject to Section 8.08, the requirements of this Section 8.02  shall not apply to any disclosure by Seller, Seller Parent, Genezen, Purchaser or any of their respective Affiliates, of any information concerning this Agreement or the transactions contemplated hereby (w) in connection with the bona fide marketing and publicity of the Facility by Genezen and its Affiliates following the Closing to actual and potential customers and other business relations; provided such communication does not reference the terms of this Agreement or any of the Other Transaction Documents or any other information subject to an obligation of confidentiality, (x) in connection with any dispute between the Parties or their respective Affiliates; (y) to such Party’s (or any of its Affiliates’) legal, accounting or financial advisors to the extent reasonably necessary for such adviser to perform its legal, accounting or financial services, respectively, for such Party (or its Affiliates); or (z) to any of such Person’s Affiliates and their respective direct and indirect equity holders and limited partners, any bona fide actual or potential licensee, sublicensee or existing and potential investors, lenders and acquirers and the accountants, advisors and other professional representatives of any of the foregoing; provided, however, that in the case of clauses (w) and (z), any such recipient is bound by a written agreement providing for valid confidentiality obligations regarding the information disclosed.

SECTION 8.03  Commercially Reasonable Efforts.  Subject to the terms and conditions set forth in this Agreement (including the provisions set forth in Sections Section 1.05 ), each of Seller, Seller Parent, Purchaser and Genezen shall use its respectively commercially reasonable efforts to do or cause to be done all things necessary or appropriate to satisfy the conditions to the Closing and to consummate the transactions contemplated hereby.  Purchaser or Genezen, on the one hand, and Seller and Seller Parent, on the other hand, shall not, and shall not permit any of their respective Affiliates to, take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Article III not being satisfied.

SECTION 8.04  Tax Matters.

(a)Purchase Price Allocation.  Seller and Purchaser agree that, for purposes of Section 1060 of the Code, the Purchase Price, the Assumed Liabilities, and any other relevant amounts shall be allocated among the Acquired Assets for U.S. Tax purposes based on the methodology set forth on Schedule 8.04.  Within [***] days after the Closing Date, [***] will provide [***] with a schedule allocating the Purchase Price, Assumed Liabilities, and any other relevant amounts among the Acquired Assets (the “Preliminary Allocation”).  The Preliminary

Allocation shall be final and binding on [***] and [***] unless [***] notifies [***] of objections to the Preliminary Allocation within [***] days of receipt thereof.  If [Seller] notifies [***] of objections to the Preliminary Allocation, [***] and [***] shall cooperate in good faith to resolve such disagreement.  If [***] and [***] are unable to resolve such disagreements within [***] days of [***]’s receipt of [***]’s notice of objection, then [***] and [***] shall hire an independent national accounting firm selected by [***] and reasonably acceptable to [***] (the “Accounting Firm”) in a manner consistent with the procedure described in Section 2.03(e) to (i) review only the matters that remain in dispute, (ii) make its determination in accordance with the requirements of this Section 8.04 , Schedule 8.04 and the Code and (iii) render its written decision as promptly as practicable but in no event later than [***] ([***]) days after submission to the Accounting Firm of all matters in dispute.  Seller and Purchaser agree that the Preliminary Allocation, as agreed to by Seller and Purchaser or as modified as a result of the resolution by the Accounting Firm (the “Allocation”) shall become final and binding on Seller and Purchaser.  Seller and Purchaser shall cause each of their respective Affiliates, (i) to report the U.S. Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation and (ii) not to take any position inconsistent therewith for any U.S. Tax purposes (unless required by a change in applicable Tax Law or as a result of a good faith resolution of a contest).

(b)Cooperation in Tax Matters.  Each of Seller and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, reports and forms relating to Taxes, including maintaining and making available to each other all Records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.  Purchaser and Seller recognize that Seller and its Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax Records and information with respect to the Acquired Assets to the extent such Records and information pertain to events occurring prior to the Closing Date; therefore, Purchaser agrees, (a) to use their commercially reasonable efforts to properly retain and maintain such Records until such time as Seller notifies Purchaser that such retention and maintenance is no longer necessary (or, if sooner, seven years after the Closing Date), and (b) to allow Seller and its agents and representatives (and agents or representatives of any of its Affiliates), at times and dates mutually acceptable to the Parties, to, at Seller’s sole cost and expense, inspect, review and make copies of such Records as Seller may deem reasonably necessary or appropriate from time to time.

(c)Transfer Taxes.  All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be economically borne [***].  Purchaser agrees to reasonably cooperate with Seller in order for Seller to obtain any refund or credit of such Taxes.  Seller and Purchaser shall reasonably cooperate in timely making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of such Tax Laws.

(d)Straddle Periods.  Taxes (other than Transfer Taxes) payable with respect to a Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period (i) in the case of Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes), on a daily pro rata basis, and (ii) in the case of other Taxes, as if the Tax period ended as of the end of the day on the Closing Date.

SECTION 8.05  Recordation of Transfer of Acquired Assets.  Purchaser and Genezen shall be responsible, at their sole cost and expense, for all applicable recordations of the assignment of the Acquired Assets, including the Facility.

SECTION 8.06  Bulk Sales Waiver.  Purchaser and Genezen acknowledge that Seller and Seller Parent have not taken and do not intend to take any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws of any jurisdiction.  Purchaser and Genezen hereby waive compliance by Seller and Seller Parent with any provisions of the bulks sales, bulk transfer or similar applicable Laws of any state or political subdivision in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, such waiver shall not otherwise limit the rights of the Purchaser Indemnitees to indemnification under Section 10.01  and any tax liabilities arising from such waiver shall constitute Excluded Tax Liabilities.

SECTION 8.07  Confidentiality.

(a)Subject to Section 5.03 , if Purchaser and Genezen, on the one hand, or Seller and Seller Parent, on the other hand, receives Confidential Information of the other, such receiving Party or Parties will: (i) (A) maintain such Confidential Information with at least the same degree of care, but no less than reasonable care, with which it protects its own confidential information, and (B) except for press releases and other public announcements, including any public filing or disclosure, permitted by Section 8.02 , not disclose such Confidential Information to any Third Party without the prior written consent of the other Party; and (ii) not use such Confidential Information for any purpose except those permitted by this Agreement; provided that such Party may disclose such Confidential Information to (x) such Party’s (or any of its Affiliates’) legal, accounting or financial advisors to the extent reasonably necessary for such adviser to perform its legal, accounting or financial services, respectively, for such Party (or its Affiliates), or (y) its direct and indirect equity holders that are investment funds or such funds’ principals so that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated hereby to their respective limited partners, prospective limited partners and other business relations in connection with their marketing, fundraising, reporting and other Ordinary Course activities, provided in each case of (x) or (y) only to the extent such receiving Persons are bound by valid confidentiality obligations regarding the information disclosed.  As used in this Agreement, “Confidential Information” means all information and materials received by Purchaser and Genezen, on the one hand, or Seller and Seller Parent, on the other hand, from the other Party or its Affiliates, whether prior to, on or after the date hereof in connection with this Agreement, the Other Transaction Documents, the Acquisition, and the other transactions contemplated hereby and by the Other Transaction Documents, or any discussions or negotiations with respect thereto.  The terms and conditions of this Agreement and the Other Transaction Documents shall constitute Confidential Information of each Party.  The foregoing obligations and the other obligations set forth in this Section 8.07(a) shall not apply with respect to any portion of such Confidential Information that:

(i)is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party or Parties;

(ii)was known to the receiving Party or Parties or any or its Affiliates, without any obligation to keep it confidential, prior to when it was received from the disclosing Party;

(iii)is subsequently disclosed to the receiving Party or Parties or any of its Affiliates by a Third Party that is lawfully in possession thereof without obligation to keep it confidential;

(iv)has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party or Parties or any of its Affiliates in breach of this Agreement; or

(v)can be shown to have been independently developed or acquired by the receiving Party or Parties or any of its Affiliates without the aid, application or use of the disclosing Party’s Confidential Information.

(b)Notwithstanding anything to the contrary set forth in Section 8.07(a), the receiving Party or Parties may disclose Confidential Information to the extent required by any Governmental Entity or otherwise as required by Law.  In the event the disclosure of any Confidential information is required under applicable securities Laws or the rules and regulations of each stock exchange or other listing entity upon which the securities of such Party or its Affiliates are listed, if any, such Party shall notify the other Parties promptly and shall use commercially reasonable efforts to provide the other Parties with a copy of the portion of the contemplated disclosure containing such other Parties’ Confidential Information prior to submission or release, as the case may be, and reasonably cooperate with such other Parties to seek confidential treatment or otherwise to be held in the strictest confidence such Confidential Information proposed to be so disclosed.  If the disclosure of such Confidential Information is otherwise required by a Governmental Entity or under other applicable Law, before disclosing Confidential Information pursuant to this Section 8.07(b), the receiving Party or Parties shall, to the extent permitted under applicable Law, provide the disclosing Party with prompt notice (and in any event no later than [***] ([***]) Business Days after receipt thereof) of any court order, subpoena or interrogatories that requires disclosure of the Confidential Information so that the disclosing Party may seek a protective order or other appropriate remedy or waive compliance with this Agreement.  The receiving Party or Parties shall consult with the disclosing Party on the advisability of taking steps to resist or narrow such request or requirement and shall otherwise cooperate with the efforts of the disclosing Party to protect the Confidential Information.  Further, in the event such disclosure is required by any Governmental Entity, the receiving Party or Parties shall (i) redact mutually agreed upon portions of the Confidential Information to the fullest extent permitted under applicable Law and (ii) submit a request to such Governmental Entity that such portions of the Confidential Information receive confidential treatment or otherwise be held in the strictest confidence to the fullest extent permitted by applicable Law.

(c)Notwithstanding the foregoing, if any Other Transaction Document contains provisions regarding the treatment of Confidential Information, then the confidentiality provisions of such Other Transaction Document shall govern the treatment of such Confidential Information.

(d)As of the Closing Date, all Confidential Information shall cease to constitute Confidential Information and shall be subject to the terms of Section 5.03 .

(e)The Confidentiality Agreement shall remain in effect until the Closing, at which point it shall automatically terminate.  If this Agreement is terminated prior to the Closing pursuant to Section 11.01 , the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

SECTION 8.08  Non-Competition and Non-Solicitation of Business Contacts.  In order to protect the value and goodwill of the Acquired Assets, the Facility and the Operations and as a material inducement to Purchaser to consummate the transactions contemplated hereby and purchase the Acquired Assets and assume the Assumed Liabilities, and in order for Purchaser and Genezen to have and enjoy the full benefit of the Acquired Assets as so acquired, each of Seller and Seller Parent agrees that for a period of [***] ([***]) years after the Closing Date (such [***] ([***]) year period plus, and as extended by, any period in which Seller is not in compliance with the restrictions set forth herein, the “Restriction Period”), no such Party shall, directly or indirectly:

(a)engage in, undertake, participate in, or carry on a Competitive Business anywhere in [***]; provided, however, that nothing in this Section 8.08 shall prevent Seller, Seller Parent or any of their Affiliates from (1) owning as a passive investment the outstanding shares of the capital stock (or ownership interests) of a publicly held company or investment fund, if Seller or Seller Parent is not otherwise associated directly or indirectly with such company or any Affiliate of such company, (2) entering into any transactions with respect to the acquisition of, or merger or consolidation or similar transaction with or involving Seller or Seller Parent; (3) engaging a Competitive Business to provide manufacturing and/or development-related services to Seller and its Affiliates, or (4) partnering or collaborating with Third Parties regarding product development, manufacturing and/or distribution.

(b)solicit, encourage, induce, entice, or recruit, or attempt to solicit, encourage, induce, entice, or recruit, or prepare to do any of the foregoing with respect to, any customer, client, investor, vendor, supplier, distributor, licensor, licensee, business partner, or other business relation (including any Person who was or has been a customer, client, investor, vendor, supplier, distributor, business partner, or other business relation in connection with the Facility or the Operations at any time during the [***] ([***])-year period preceding the Closing Date) to alter, reduce, terminate, or refrain from entering, performing, or continuing its contractual or other business relationship concerning the Facility or the Operations (it being understood that the placement of general advertisements or general solicitations that are not targeted directly or indirectly toward any such Persons shall not, in and of themselves, be deemed to be a breach of this Section 8.08).

The Parties agree that the foregoing covenants in this Section 8.08 impose a reasonable restraint on Seller and Seller Parent in light of the activities and business of Purchaser on the date of the execution of this Agreement and the current plans of Purchaser.  The covenants in this Section 8.08 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed. All of the covenants in this Section 8.08 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller or Seller Parent against Genezen or Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser of such covenants.  The Parties expressly acknowledge that the terms and conditions of this Section 8.08  are independent of the terms and conditions of any other agreements entered into in connection with this Agreement.  It is specifically agreed that the periods set forth in this Section 8.08  during which the agreements and covenants made in this Section 8.08  shall be effective, shall be computed by excluding from such computation any time during which the Person bound by such agreement or covenant is found by a court of competent jurisdiction to have been in violation of any provision of this Section 8.08 . The covenants contained in this Section 8.08 shall not be affected by any breach of any other provision hereof by any Party hereto. Each of the Parties hereto hereby agrees that the covenants set forth in this Section 8.08 are a material and substantial part of the transactions contemplated by this Agreement and are supported by adequate consideration. For the avoidance of doubt, nothing in this Section 8.08 shall restrict the activities of any Person (or any of its Affiliates) who enters into any transactions with respect to the acquisition of, or merger or consolidation or similar transaction with or involving Seller or Seller Parent and who prior to entering into or commencing such business combination transaction was not an Affiliate of Seller.

SECTION 8.09  Notification of Certain Events; Disclosure Schedule Updates.

(a)Purchaser and Genezen, on the one hand, and Seller and Seller Parent, on the other hand, shall promptly notify the other of (i) any notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the Other Transaction Documents; (ii) any notice from any Governmental Entity in connection with the transactions contemplated by this Agreement or any of the Other Transaction Documents; (iii) any inaccuracy in any material respect of any of its representations or warranties contained in this Agreement of which such Party becomes aware; and (iv) any failure of such Party or such Party’s Affiliates to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder.  Furthermore, Seller shall promptly notify Purchaser and Genezen of (x) any material loss of or material damage to the Acquired Assets, individually or in the aggregate, occurring prior to the Closing from fire, casualty or any other occurrence and (y) any alterations to the Facility occurring prior to the Closing.  The delivery of any notice pursuant to this Section 8.09(a) shall not limit or otherwise affect the rights or remedies available hereunder to Purchaser (including the provisions of Article X).

(b)Concurrently with the execution and delivery of this Agreement, Seller has delivered to Purchaser the Seller Disclosure Schedule and Purchaser has delivered to Seller the Purchaser Disclosure Schedule.  From and after the date of this Agreement until the Closing Date, the applicable Party may prepare and deliver to the other Party supplements and/or amendments to the Seller Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, relating to the representations and warranties contained in Article IV and Article VI with respect to matters, facts or circumstances that occurred subsequent to the date hereof (any such supplement and/or amendment being referred to as a “Disclosure Schedule Update”); provided, however, that (i) no Disclosure Schedule Update shall be deemed to add or remove any item from the definitions of

Excluded Assets, Assumed Liabilities or Excluded Liabilities without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) the delivery of any such Disclosure Schedule Update relating to the representations and warranties contained in Article IV and Article VI shall be for informational purposes only and shall not qualify any representation or warranty for the purposes of the rights or remedies of the Parties available hereunder, including for purposes of ARTICLE III and ARTICLE X.

ARTICLE IX

Employee Matters

SECTION 9.01  Employment Transfers.

(a)Employment/Engagement Offers.  No later than [***] ([***]) days before the Closing Date, Purchaser shall, or shall cause another Purchaser Employer to, make an offer of employment to each individual (each a “Site Offeree”) who, as of such date, is an In-Scope Employee (other than an In-Scope Employee absent due to short-term disability or parental leave (each, a “Leave Employee”) or long-term disability (each, a “Disabled Employee”)) or a Contingent Worker listed on Section 9.01(a) of the Seller Disclosure Schedule, in accordance with Section 9.01 (a)(i).  For the avoidance of doubt, Site Offerees include In-Scope Employees who are actively at work as of the date such offer is made or are expected to be actively at work as of Closing, including those who are on vacation, holiday, sickness or other approved leave of absence (including family bonding leave and military leave) but excluding any Leave Employee or Disabled Employee.

(i)Except as provided on Section 9.01(a)(i) of the Seller Disclosure Schedule, the offer shall provide that the employment of each such Site Offeree with a Purchaser Employer shall commence as of the Closing [***]. Seller and Purchaser shall take all commercially reasonable steps to assist the other Party or its applicable Affiliate(s), at the reasonable request of such other Party, with respect to the offer of employment and transition of employees contemplated by this Section 9.01. For the avoidance of doubt, the New Hire Documents signed by Site Offeree with Purchaser Employer shall supersede any offer letter, employment agreement, severance agreement or other compensation agreement between Seller (or any Affiliate) and the Site Offeree, except for any confidentiality, restrictive covenant or other ongoing obligation the Site Offeree may have to Seller, Purchaser or their Affiliates (the “Continuing Obligations”), which Continuing Obligations shall remain unaffected and in full effect.

(ii)Except as provided on Section 9.01(a)(ii) of the Seller Disclosure Schedule, Seller shall (subject to Section 9.01(a)(iii)) terminate the employment of each Site Offeree as of, and conditioned on the Closing.  Seller shall waive any notice requirements, post-termination restrictions or other contractual constraints that might prevent Site Offerees who accept employment with the Purchaser Employers from commencing employment with the Purchaser Employers following the Closing Date.

(iii)Purchaser shall, or shall cause another Purchaser Employer to, make an offer of employment to each Leave Employee at the same time as Site Offerees, and to each Disabled Employee who returns to active employment within [***] ([***]) days following the Closing Date (or such longer term as proscribed by applicable Law), consistent with the requirements of this Section 9.01; provided that each Disabled Employee shall have no less than [***] ([***]) days to decide to accept such offer of employment. Each Leave Employee and each Disabled Employee who receives and accepts such an offer shall be treated as Transferred Employee for all purposes herein and, except for purposes of Section 9.01(a), all references to the “Closing” and the “Closing Date” herein shall refer to the date of such Transferred Employee’s commencement of employment with a Purchaser Employer; provided that the terms of employment described in Sections 9.01(a)(i)(A) through (D) shall be commensurate with each such terms as in effect immediately prior to the date the Leave Employee or Disabled Employee went on leave.

(b)Visa, Work Permit, etc.  If any Transferred Employee requires a work visa or permit or an employment pass or other approval for his or her employment to continue with Purchaser or one of its Affiliates as of the Closing Date, Purchaser shall, or shall cause its Affiliate to, use commercially reasonable efforts to secure prior to the Closing Date the necessary visa, permit, pass or other approval in a timely manner consistent with the terms of this Section 9.01 and shall be solely responsible for any expenses related thereto.

(c)Transition.  Seller and Purchaser intend that, for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement with Seller or Seller Parent and any statutory termination indemnity, notice requirement or statutory severance under applicable Law, the transactions contemplated by this Agreement shall not constitute a severance of employment of any Transferred Employee.  The Parties shall cooperate to make commercially reasonable efforts to take all appropriate steps to realize the intent of this Section 9.01(c).  Purchaser and Seller shall each take all commercially reasonable steps to assist the other Party, at the reasonable request of the such Party, with respect to the transition of the Transferred Employees as contemplated by this Section 9.01 , including informing the In-Scope Employees about the expected roles of the In-Scope Employees with the applicable Purchaser Employer, the terms and conditions of employment that are expected to apply to them and the employment transition process.

SECTION 9.02  Covenants.

(a)Continuation Period.  During the [***] ([***]) months following Closing (or, if earlier, through the termination of the Transferred Employee’s employment with Purchaser and applicable Purchaser Employer) (the “Continuation Period”), with respect to each Transferred Employee, Purchaser shall, or shall cause an applicable Purchaser Employer to, provide and maintain terms and conditions of employment consistent with clauses (A) through (E) of Section 9.01(a)(i) above.  Without limiting the generality of the foregoing, Purchaser shall, or shall cause an applicable Purchaser Employer to, provide and maintain for Transferred Employees during the Continuation Period: defined contribution plan, medical, dental, short term disability, long term disability, life insurance accident insurance benefits and severance benefits (in accordance with

Section 9.01(a)(i)-2 of the Seller Disclosure Schedule) under Purchaser Benefit Plans.  For the avoidance of doubt, nothing in this Agreement requires Purchaser or any other Purchaser Employer to continue to employ any Transferred Employee or maintain any particular employee benefit plan or infringes upon the right of Purchaser and the other Purchaser Employers to amend or terminate all employee benefit plans.

(b)Vacation and Holiday.  To the extent required under applicable Law, Contract or Seller policy, Seller shall, or shall cause an Affiliate to, pay Transferred Employees for any accrued and unused vacation or other paid time off as of the Closing Date.  [***].

(c)Service Credit.  Each Transferred Employee will receive credit for years of service with Seller, Seller Parent, or any of their Affiliates under the compensation and benefit plans of the Purchaser Employers for purposes of eligibility to participate, vesting, rate of vacation accrual, rate of contributions under Purchaser Employers’ defined contribution retirement plans, and determining eligibility for, and amount of, severance benefits and termination indemnities, to the extent such recognition of credit does not result in duplication of benefits; provided that, in any case, service shall be credited to the extent required by applicable Law.  Purchaser will, and will cause any Purchaser Employer to use commercially reasonable efforts to cause, to the extent practicable, any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements to be waived under the Purchaser Benefit Plans for Transferred Employees to the extent such conditions and exclusions were satisfied or did not apply to such individuals under the corresponding Seller Benefit Plan prior to the Closing Date and, with respect to any group health plans, will use commercially reasonable efforts to provide credit to the Transferred Employees under such Purchaser Benefit Plans for any co-payments and deductibles made prior to the Closing Date in a corresponding Seller Benefit Plan in satisfying any deductible requirement, out-of-pocket maximum or similar terms under any of the Purchaser Benefit Plans.

(d)Bonuses.  For each Transferred Employee who participated in an annual incentive compensation arrangement of Seller or one of its Affiliates (each, a “Seller Bonus Arrangement”) as of immediately prior to the Closing Date, Purchaser shall, or shall cause one of its Affiliates to, pay such Transferred Employee a bonus for the calendar year in which the Closing occurs that will be based on the Transferred Employee’s target bonus amount under the applicable Seller Bonus Arrangement, as set forth on Section 9.02(d) of the Seller Disclosure Schedule (the “Target Bonus”) [***].  Purchaser or another Purchaser Employer shall pay such bonus no later than March 15 following the year in which the Closing occurs, subject to such Transferred Employee’s continued employment with Purchaser and its Affiliates on the applicable payment date. Purchaser shall send an invoice to Seller for the Seller Bonus Amount promptly following the approval of calendar year 2024 annual bonuses by Genezen’s Board of Directors [***].

SECTION 9.03  Benefit Plans.

(a)Health and Welfare and Workers’ Compensation Claims.  Seller and its Affiliates shall retain all Liabilities for all medical, dental, vision, life insurance, accidental death and dismemberment, and prescription drug claims incurred by the In-Scope Employees or their eligible dependents prior to the Closing Date and all workers’ compensation claims incurred by the In-Scope Employees prior to the Closing Date under the terms of any workers’ compensation program of Seller or its Affiliates with respect to the In-Scope Employees.  Purchaser or its

Affiliates shall be responsible for all medical, dental, vision, basic life insurance, accidental death and dismemberment, and prescription drug claims incurred by the Transferred Employees (or their eligible dependents) under employee benefit plans of any Purchaser Employer (to the extent the Transferred Employee elects such coverage) on or after the Closing Date and all workers’ compensation claims under the terms of any workers’ compensation program of Purchaser or its Affiliates with respect to the Transferred Employees incurred on or after the Closing Date. For these purposes, a claim shall be deemed to be incurred: (i) in the case of workers’ compensation, at the time of the injury, sickness or other event giving rise to the claim for such benefits; (ii) in the case of medical, prescription drug, dental or vision benefits, at the time professional services, equipment or prescription drugs covered by the applicable plan are obtained; (iii) in the case of life insurance benefits, upon death; and (iv) in the case of accidental death and dismemberment benefits, at the time of the accident.  This Section 9.03(a) shall apply without limitation of Section 1.03 (a)(viii) or Section 1.03 (b)(v).

(b)COBRA.  Other than with respect to qualifying events that occur on or prior to the Closing under a group health plan of Seller and its Affiliates, Purchaser and its Affiliates shall be solely responsible for compliance with all obligations under COBRA with respect to all Transferred Employees and all dependents of the Transferred Employees (collectively, the “Transferred Employee COBRA Liabilities”).

(c)401(k) Plan Matters.

(i)401(k) Plan Coverage.  Without limiting the generality of Section 9.03(a), effective as of the Closing Date, Purchaser or its Affiliate shall have in place a defined contribution plan covering Transferred Employees that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code intended to be qualified pursuant to Section 401(a) of the Code (the “Purchaser 401(k) Plan”). Each Transferred Employee who participates in a defined contribution plan of Seller or an Affiliate that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code intended to be qualified pursuant to Section 401(a) of the Code (the “Seller 401(k) Plan”) shall be eligible to become a participant in the Purchaser 401(k) Plan as of, or as soon as practicable after, the Closing Date, and each Transferred Employee who would become eligible to participate in the Seller 401(k) Plan during the Continuation Period if they remained employed by Seller or Seller Parent (pursuant to its terms in effect immediately prior to the Closing) shall be eligible to participate in the Purchaser 401(k) Plan no later than such date.

(ii)Plan Rollovers.  The Purchaser 401(k) Plan shall accept rollover contributions by Transferred Employees from the Seller 401(k) Plan, but excluding any loans under the Seller 401(k) Plan.

SECTION 9.04  Non-Solicitation.  To the extent permitted under applicable Law, for a period of [***] ([***]) months following the Closing Date, (i) without the prior written consent of Purchaser, neither Seller nor any of its Affiliates shall directly or indirectly knowingly employ or solicit any Transferred Employee or any other individual who was, immediately prior to the Closing Date, an In-Scope Employee (other than any individual who ceases to be employed by a Purchaser Employer due to an involuntary termination or redundancy), unless such individual contacts Seller or any of its Affiliates independently and on his or her own initiative in response to a general recruitment advertisement issued by Seller or any of its Affiliates, and (ii) without the prior written consent of Seller, neither Purchaser nor any of its Affiliates shall directly or indirectly knowingly employ or solicit (A) any non-In-Scope Employee employed by Seller or an Affiliate of Seller following the Closing Date who is providing services related to the Acquired Assets or the transition of the Acquired Assets or (B) any individual set forth on Schedule 9.04 (other than, in each case, any individual who ceases to be employed by Seller or its Affiliate due to an involuntary termination or redundancy).  If Purchaser or its Affiliates employs any individual listed on Schedule 9.04-2, who terminates employment with Seller and its Affiliates, during the [***] ([***]) month period following the Closing Date, Purchaser shall immediately notify Seller of such employment and shall pay to Seller an amount equal to the severance payments and benefits (plus the employer portion of payroll taxes with respect thereto) paid or provided by Seller or an Affiliate in connection with such individual’s termination.

SECTION 9.05  Cooperation.  Seller shall use commercially reasonable efforts, subject to applicable Law and confidentiality obligations, to provide Purchaser in a timely manner with information and documents relating to the Seller Benefit Plans (including service crediting), and such other HR-related information as may reasonably be requested by Purchaser to facilitate Purchaser’s efforts to provide corresponding employee benefits and employment terms to the Transferred Employees.  Each Party shall reasonably cooperate with the other in providing access to relevant data reasonably necessary to administer the benefits of the Transferred Employees under any Seller Benefit Plan or any employee benefit plan maintained by Purchaser or its Affiliates in which Transferred Employees are eligible to participate.

SECTION 9.06  Effect of Article IX.  Nothing in this Agreement shall constitute or be construed to amend, modify, establish, or terminate any Seller Benefit Plan, Purchaser Benefit Plan or other benefit or compensation plan, program, policy, arrangement or agreement, and no employee benefit plan shall be amended absent a separate written amendment that complies with such plan’s amendment procedures.  Without limiting the generality of Section 12.02 , nothing in this Article IX is intended or shall be construed to (i) entitle any person other than the Parties and their respective transferees and permitted assigns to any claim, cause of action, remedy or right of any kind, or (ii) entitle any Transferred Employee to continued employment with Purchaser or any of its Affiliates.

ARTICLE X

Indemnification

SECTION 10.01  Indemnification by Seller and Seller Parent.

(a)Subject to the provisions of this Article X, from and after the Closing, Seller and Seller Parent shall, jointly and severally, indemnify Genezen, Purchaser and their Affiliates and each of their respective officers, directors, managers, employees, successors, assigns, agents and representatives (collectively, the “Purchaser Indemnitees”) against and hold them harmless from any claim, loss, liability, cost, damage, deficiency, assessment, fine, judgment, fee, cost or expense (collectively, “Losses”) suffered or incurred by any such Purchaser Indemnitee to the extent arising from, or relating to:

(i)any inaccuracy or breach of any representation or warranty of Seller or Seller Parent contained in Article IV (without giving effect to any “material,” “materially,” “Material Adverse Effect,” or similar qualification or standard contained in any such representation or warranty, except for the representation contained in Section 4.19(a));

(ii)any breach of any covenant or agreement of Seller or Seller Parent contained in this Agreement; and

(iii)any Excluded Liability.

(b)Notwithstanding the foregoing, Seller and Seller Parent shall not be required to indemnify any Purchaser or Purchaser Indemnitee and Seller and Seller Parent shall not have any liability under Section 10.01 (a)(i) unless the individual item or group of related items relating to the Loss is in excess of $[***] and the aggregate amount of all Losses for which Seller or Seller would be liable exceeds on a cumulative basis an amount equal to $[***] (the “Deductible”), and then only to the extent of any such excess; provided, however, that the Deductible shall not apply to any breach of a Seller Fundamental Representation or in the case of Fraud.

(c)Notwithstanding anything to the contrary herein, (i) in no event shall the aggregate amount of Losses for which Seller and Seller Parent are obligated to indemnify the Purchaser Indemnitees pursuant to Section 10.01 (a)(i) (other than for any breach of a Seller Fundamental Representation or in the case of Fraud) exceed an amount equal to $[***] (the “Cap”); and (ii) except in the case of Fraud, in no event shall the aggregate amount of Losses for which Seller or Seller Parent is obligated to indemnify the Purchaser Indemnitees pursuant to breaches of Seller Fundamental Representations exceed an amount equal to [***].

SECTION 10.02  Indemnification by Purchaser and Genezen.

(a)From and after the Closing, Purchaser and Genezen shall, jointly and severally, indemnify Seller, Seller Parent and their Affiliates and each of their respective officers, directors, managers, employees, successors, heirs, assigns, agents and representatives (collectively, the “Seller Indemnitees”) against and hold them harmless from any Loss suffered or incurred by any such indemnified party to the extent arising from, or relating to:

(i)any inaccuracy or breach of any representation or warranty of Purchaser or Genezen contained in Article VI (without giving effect to any “material,” “materially,” “Purchaser Material Adverse Effect” or similar qualification or standard contained in any such representation or warranty);

(ii)any breach of any covenant or agreement of Purchaser or Genezen contained in this Agreement; and

(iii)any Assumed Liability.

(b)Notwithstanding the foregoing, (i) Purchaser and Genezen shall not be required to indemnify any Seller Indemnitee and Purchaser and Genezen shall not have any liability under Section 10.02 (a)(i) unless the individual item or group of related items relating to the Loss is in excess of $[***] and the aggregate of all Losses for which Purchaser or Genezen would be liable, but for this clause (i), exceeds on a cumulative basis the Deductible, after which all such Losses shall be recoverable from the first dollar; provided, however, that the Deductible shall not apply to any breach of a Purchaser Fundamental Representation; (ii) in no event shall the aggregate amount of Losses for which Purchaser or Genezen is obligated to indemnify the Seller Indemnitees pursuant to Section 10.02 (a)(i) (other than for any breach of a Purchaser Fundamental Representation or in the case of Fraud) exceed the Cap; and (iii) except in the cause of Fraud, in no event shall the aggregate amount of Losses for which Purchaser or Genezen is obligated to indemnify the Seller Indemnitees pursuant to breaches of Purchaser Fundamental Representations exceed an amount equal to [***].

SECTION 10.03  Acknowledgment of Other Indemnities.  All indemnities relating to the representations, warranties, covenants and agreements set forth in the Other Transaction Documents shall be governed exclusively by the terms of the applicable Other Transaction Document, except for the Transfer Documents.  Any other indemnification with respect to Losses arising from or relating to the Acquired Assets or this Agreement shall solely be pursuant to this Article X.

SECTION 10.04  Limitations on Liability; Cooperation.

(a)NOTWITHSTANDING ANY PROVISION HEREIN, EACH OF SELLER AND SELLER PARENT, ON THE ONE HAND, AND GENEZEN AND PURCHASER, ON THE OTHER HAND, SHALL NOT BE LIABLE TO EACH OTHER OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL (UNLESS REASONABLY FORESEEABLE), SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS (OR LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS) ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT REGARDLESS OF ANY NOTICE OF SUCH DAMAGES; PROVIDED, NOTHING IN THIS SECTION 10.05 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY WITH RESPECT TO DAMAGES AWARDED TO THIRD PARTY CLAIMANTS (OTHER THAN A PURCHASER INDEMNITEE OR SELLER INDEMNITEE) IN THIRD PARTY CLAIMS UNDER THIS ARTICLE X.

(b)Subject to the procedures set forth in Section 10.07  and Section 10.08 , Purchaser and Genezen, on the one hand, and Seller, on the other hand, shall cooperate with the other in good faith with respect to resolving any claim or liability with respect to which a Party is obligated to indemnify the other Party hereunder.  Nothing in this Article X shall act to negate any obligation under common law of Seller, Seller Parent, Genezen or Purchaser to mitigate damages with respect to any claim for which such Party is being indemnified against by the other Party hereunder.  Any reasonable and documented out-of-pocket expenses incurred by an indemnified party in connection with such obligations to mitigate damages shall nevertheless be indemnifiable under this Article X, subject to the applicable limitations set forth in this Article X.

(c)Each Party further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Acquisition, any document, certificate or instrument delivered in connection herewith, the Acquired Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities (other than (i) as provided in Section 12.11  and (ii) claims of, or causes of action arising from Fraud) shall be pursuant to the indemnification provisions set forth in this Article X (including those referenced under Section 10.02 (b)).  In furtherance of the foregoing, each Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, Fraud) it or any of its Affiliates may have against the other Party and its Affiliates arising under or based upon this Agreement, the Acquisition, any document, certificate or instrument delivered in connection herewith, the Acquired Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities (except (i) pursuant to the indemnification provisions set forth in this Article X (including those referenced under Section 10.02 (b)) and (ii) as provided in Section 12.11 ).  Notwithstanding the foregoing, nothing in this Section 10.04 (c) shall be deemed to limit or waive in any manner the rights of the Parties under the Other Transaction Documents, other than the Transfer Documents; provided, however, that if any Loss is eligible for indemnification under this Agreement and/or under any Other Transaction Document, in no event will the Party claiming indemnification make a separate claim and recover for the same Loss under both this Agreement and such Other Transaction Document.

SECTION 10.05  Indemnity Net; Losses Net of Insurance, etc.

(a)For the purposes of the indemnification provisions set forth in this Article X, any Losses or amounts otherwise payable hereunder shall be determined on the basis of the net effect after giving effect to any actual cash payments, setoffs or recoupment or any payments in each case actually received, realized or retained by the indemnified party (including any amounts recovered or recoverable by the indemnified party under insurance policies, but excluding self-insurance arrangements) as a result of any event giving rise to a claim for such indemnification.

(b)Notwithstanding anything contained herein to the contrary, after the Closing, in any case where a Purchaser Indemnitee or Seller Indemnitee actually recovers, under insurance policies or from any other person alleged to be responsible for indemnifiable Losses, any amount in respect of a matter for which such indemnitee was indemnified pursuant to Section 10.01  or Section 10.02 , such indemnitee shall promptly pay over to the indemnifying party the amount so recovered, but not in excess of the amount received by such indemnitee (net of any Taxes, previously unpaid or unreimbursed expenses, deductible, reasonable and documented out-of-pocket legal fees, and reasonable and documented out-of-pocket costs of recovery incurred in collecting such amounts and, if applicable, any increases in insurance premiums that are proximately caused by such recovery).

SECTION 10.06  Termination of Indemnification.  If the Closing shall have occurred, all covenants, agreements, warranties and representations made herein shall survive the Closing.  Notwithstanding the foregoing, all covenants, agreements, representations and warranties made herein, and all indemnification obligations under Section 10.01 (a)(i) and Section

10.01 (a)(ii) and Section 10.02 (a)(i) and Section 10.02 (a)(ii) with respect to any such covenants or agreements or representations or warranties, shall:

(a)in the case of any such representations or warranties, terminate and expire on the date that is [***] following the Closing Date; provided, however, that the Seller Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing and continue in effect until [***] ([***]) days following the later of (i) the [***] ([***]) anniversary of the Closing Date and (ii) the expiration of the statute of limitations applicable to the underlying subject matter thereof; and

(b)in the case of any such covenants or agreements, terminate and expire on the Closing Date (other than such covenants or agreements to the extent requiring any post-Closing performance or compliance from any of the Parties, which shall survive the Closing to the extent provided in their respective terms);

provided, however, that as to clause (a) and (b) of this Section 10.06 such obligations to indemnify and hold harmless shall not terminate with respect to any matter as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party (but only with respect to matters described in such notice) so long as such claim for indemnification has not been satisfied or otherwise resolved as provided in this Article X.

SECTION 10.07  Procedures Relating to Indemnification for Third-Party Claims.

(a)A Party believing that it is entitled to indemnification under Section 10.01 or Section 10.02 (an “indemnified party”) shall give prompt written notification to the other Party (the “indemnifying party”) of the commencement of any claim, action, lawsuit or other proceeding for which indemnification may be sought or, if earlier, upon the assertion of any such claim, action, lawsuit or other proceeding by any Person other than a Party or its Affiliate(s) against the indemnified party (a “Third-Party Claim”) (it being understood and agreed, however, that the failure by an indemnified party to give notice of a Third-Party Claim as provided in this Section 10.07 (a) shall not relieve the indemnifying party of its indemnification obligation under this Agreement except and only to the extent that such indemnifying party is actually and materially prejudiced as a result of such failure to give notice).

(b)Within [***] ([***]) days after delivery of such notification, the indemnifying party may, upon written notice thereof to the indemnified party with which the indemnifying party agrees in writing that it is obligated under this Article X (but without any requirement to admit liability for such Third-Party Claim) to, subject to the other applicable provisions in this Article X, fully indemnify the indemnified party against such Third-Party Claim subject to the Cap and other limitations as set forth herein, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the indemnified party; provided, however, that an indemnifying party shall not be entitled to assume control of the defense of any Third-Party Claim if: (i) such Third-Party Claim could reasonably be expected to result in criminal liability of, or equitable remedies against, the indemnified party; (ii) the indemnified party reasonably believes, based on advice of counsel, that the interests of the indemnifying party and the indemnified party with respect to such Third-Party Claim are in conflict with one another, and as a result, the indemnifying party would not reasonably expect to adequately represent the interests of the indemnified party in such Third-Party Claim; (iii) the Third-Party Claim is brought by a customer or other business relation of the indemnified party or otherwise concerns the business practices or relationships of the indemnifying party, or (iv) the amount of the Third-Party Claim, if determined in the claimant’s favor, would reasonably be expected to result in Losses, together with all other unresolved claims for indemnification by the indemnified parties, that exceed the amount of recovery such indemnified party would be entitled to recover from Seller under this Article X to the extent due to the applicable numerical liability limitations set forth in Section 10.01 (b); provided, further, that an indemnifying party shall relinquish control of the defense of any Third-Party Claim if such indemnifying party is not using commercially reasonable efforts to actively and diligently defending such Third-Party Claim.  If the indemnifying party believes that a Third-Party Claim presented to it for indemnification is one as to which the indemnified party is not entitled to indemnification under this Article X, it shall so notify the indemnified party and the indemnifying party shall not be entitled to assume control of the defense thereof.  The failure of the indemnifying party to respond in writing to the notice of a Third-Party Claim within [***] ([***]) days after receipt thereof shall be deemed an election not to assume control of the defense of the same.  If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party; provided that if the indemnified party reasonably concludes, based on advice from counsel, that the indemnifying party and the indemnified party have conflicting interests with respect to such Third-Party Claim, the indemnifying party shall be responsible for the reasonable fees and expenses of counsel to the indemnified party solely in connection therewith.  In the event, however, that the indemnifying party declines or fails to assume, or is not permitted to assume, the defense of such Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the indemnified party, in each case within such [***]-day period, then the indemnified party may employ counsel to represent or defend it in any such Third-Party Claim, and the indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by indemnified party as incurred.

(c)In the event the indemnifying party assumes the defense of a Third-Party Claim, for so long as the indemnifying party its entitled to control the defense of such Third-Party Claim: (i) the indemnifying party shall keep the indemnified party reasonably advised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the indemnified party with respect thereto; and (ii) the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim; provided however, in no event shall the indemnified party be required to deliver to the indemnifying party any notice or documents that would result in a waiver of attorney-client or other applicable evidentiary privilege; provided, further that such indemnifying party shall use commercially reasonable efforts to enable the delivery of such notice or documents (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege or other applicable evidentiary privilege.

(d)If the indemnifying party so elects to assume the defense of any Third-Party Claim, all of the indemnified parties shall reasonably cooperate with the indemnifying party in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the indemnifying party’s reasonable request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third-Party Claim, and the indemnified parties shall use their commercially reasonable efforts to make their employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  If the indemnifying party assumes the defense of a Third-Party Claim, the indemnifying party shall not agree to any compromise, discharge or settlement of such Third-Party Claim or consent to any judgment in respect thereof, in each case without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (i) such compromise, discharge, or settlement provides for a complete and unconditional release of the indemnified party from all liability with respect thereto and does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the indemnified party or any of its officers, directors, managers, employees, agents or representatives, and (ii) the sole relief provided in connection therewith is monetary damages that are paid in full by the indemnifying party.

SECTION 10.08  Procedures Related to Indemnification for Other Claims.  In the event any indemnified party should have a claim against any indemnifying party under Section 10.01 or 10.02 that does not involve a Third-Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim to the indemnifying party promptly after obtaining knowledge of such claim.  The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 10.01  or 10.02, except and only to the extent that such indemnifying party is actually prejudiced as a result of such failure to give notice.  If the indemnifying party disputes its liability with respect to such claim, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute may be resolved by litigation in an appropriate court of competent jurisdiction.

SECTION 10.09  Procedures Relating to Indemnification of Tax Claims.

(a)If Genezen or Purchaser receives written notice of a claim by any taxing authority, which, if successful, might result in an indemnity payment to Genezen, Purchaser, one of their Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives pursuant to Section 10.01 (a “Tax Claim”), Genezen or Purchaser shall, within [***] ([***]) days of receipt of such notice, notify Seller and Seller Parent in writing of such Tax Claim in reasonable detail to apprise Seller of the nature of the Tax Claim.

(b)Purchaser shall control all proceedings taken in connection with any Tax Claim; provided, however, (i) Purchaser shall keep Seller reasonably informed of the progress of such Tax Claim, (ii) Seller, at its sole cost and expense, shall be permitted to fully participate in the defense of such Tax Claim, (iii) Purchaser shall diligently prosecute such Tax Claim in good faith, and (iv) that Purchaser shall not settle any claim for Taxes relating to such proceedings without Seller’s prior written consent (which shall not be unreasonably withheld) to the extent any such settlement would adversely affect Seller or any of its Affiliates or oblige it to make any indemnification payments for any Pre-Closing Tax Period.

SECTION 10.10  Tax Treatment of Indemnification Payments.  Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Laws.

ARTICLE XI

Termination

SECTION 11.01  Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by:

(a)mutual written consent of Seller and Purchaser;

(b)Seller, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Purchaser or Genezen which has rendered any conditions set forth in Section 3.02  incapable of being satisfied, such violation or breach has not been waived by Seller, and the breach is not capable of being cured prior to the Outside Date or is not cured by the earlier of (i) [***] ([***]) days following Seller’s written notice to Purchaser of such breach and (ii) the Outside Date; provided that the right to terminate this Agreement under this Section 11.01 (b) shall not be available to Seller if Purchaser is then permitted to terminate this Agreement pursuant to Section 11.01 (c);

(c)Purchaser, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Seller which has rendered any conditions set forth in Section 3.03 incapable of being satisfied, such violation or breach has not been waived by Purchaser, and the breach is not capable of being cured prior to the Outside Date or is not cured by the earlier of (i) [***] ([***]) days following Purchaser’s written notice to Seller of such breach and (ii) the Outside Date; provided that the right to terminate this Agreement under this Section 11.01 (c) shall not be available to Purchaser if Seller is then permitted to terminate this Agreement pursuant to Section 11.01 (b);

(d)Purchaser, pursuant to Section 1.04 ;

(e)Seller or Purchaser, if the Closing does not occur on or prior to September 27, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.01 (e) shall not be available to a Party that is in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(f)either Party if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.01(f) shall not be available to a Party that is in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

SECTION 11.02  Consequences of Termination.  In the event of termination by Seller or Purchaser pursuant to this Article XI, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by either Party.  If this Agreement is terminated pursuant to this Article XI, this Agreement shall become void and of no further force or effect, except for the provisions of (a) Section 8.07 relating to the obligation of Seller Parent, Seller, Purchaser and Genezen to keep confidential certain information and data obtained by it, (b) Section 8.03 relating to publicity, (c) this Article XI, and (d) Section 12.03 relating to certain expenses.  Nothing in this Article XI shall be deemed to release either Party from any liability for any willful and material breach by such Party of the terms and provisions of this Agreement prior to such termination or to impair the right of either Party to compel specific performance by the other Party of its obligations under this Agreement.

SECTION 11.03  Attorneys’ Fees Reimbursement. In the event that (a) either Seller or Purchaser terminates this Agreement pursuant to Section 11.01(e) due to a failure of the condition set forth in Section 3.02(d) to be satisfied, and (b) at the time of such termination, all of the conditions set forth in Section 3.01(a) and 3.03 have been satisfied (other than any such conditions that are by their nature to be satisfied at the Closing, but which conditions are capable of being satisfied at the Closing), [***] (the “Attorneys’ Fees Reimbursement”) within [***] Business Days following such termination.  The Attorneys’ Fees Reimbursement shall not limit or otherwise affect the rights or remedies available to Seller under this Agreement in connection with such termination.

ARTICLE XII

Miscellaneous

SECTION 12.01  Assignment.  None of Seller, Seller Parent, Purchaser or Genezen may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties, except that a Party may make such an assignment or transfer without the other Parties’ prior written consent to (i) any of its Affiliates (but only for so long as such Person is and remains an Affiliate of such Party, it being agreed that such Party shall cause such assignment to terminate prior to such time, if any, as such Person ceases to be an Affiliate of such Party), or (ii) upon prior written notice to Purchaser, to any successor to all or substantially all of the business and assets of such Party, whether in a merger, consolidation, sale of stock, sale of all or substantially all of its assets or other similar transaction; provided that Genezen may collaterally assign any or all of its rights and interests hereunder to one or more lenders of Genezen without the prior written of any other Party.  Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing delivered to the other Parties, expressly assume performance of such rights and/or obligations.  In the event of an assignment or transfer to an Affiliate as provided above in this Section 12.01 , the assigning or transferring Party shall remain responsible (jointly and severally) with such Affiliate for the performance of such assigned or transferred obligations.  Any assignment or transfer, or attempted assignment or transfer, by either Party in violation of the terms of this Section 12.01  shall be null and void and of no legal effect.

This Agreement shall be binding on, and inure to the benefit of, each Party, its successors and permitted assigns.

SECTION 12.02  No Third-Party Beneficiaries.  Except as provided in Article X, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties and such assigns, any legal or equitable rights hereunder.

SECTION 12.03  Expenses.  Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement or any other Transaction Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses [***].

SECTION 12.04  Guarantees.

(a)Guarantee of Purchaser Obligations.

(i)In consideration of Seller and Seller Parent agreeing to enter into this Agreement, Genezen hereby unconditionally and irrevocably guarantees to Seller and Seller Parent the due and punctual performance and observance by Purchaser of all of its obligations, commitments and undertakings under or pursuant to this Agreement (the “Purchaser Guaranteed Obligations”), to the extent of any applicable limit on the liability of Purchaser under this Agreement.

(ii)The liability of Genezen under this Section 12.04 (a) shall not be released or diminished by any variation of the terms of this Agreement (whether or not agreed by Genezen), any forbearance, neglect or delay in seeking performance of any of the Purchaser Guaranteed Obligations, or any granting of time for such performance.

(iii)If and whenever Purchaser defaults for any reason in the performance of any of the Purchaser Guaranteed Obligations, Genezen shall immediately on upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) such Purchaser Guaranteed Obligation in the manner prescribed by this Agreement and so that the same benefits shall be conferred on Seller, Seller Parent and their Affiliates as would have been received if such Purchaser Guaranteed Obligation had been duly performed and satisfied by Purchaser.

(iv)This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Purchaser Guaranteed Obligations have been performed or satisfied regardless of the validity or enforceability of any provisions of this Agreement and notwithstanding the winding up, liquidation, dissolution or other incapacity of Purchaser or any change in the status, control or ownership of Purchaser.  This guarantee is in addition to, without limitation to and not in substitution for, any rights or security that Seller, Seller Parent and their Affiliates may now or after the date hereof have or hold for the performance and observance of the Purchaser Guaranteed Obligations.

(v)As a separate and independent stipulation, Genezen agrees that any obligation, commitment or undertaking expressed to be undertaken by Purchaser (including any moneys expressed to be payable by Purchaser under this Agreement) that may not be enforceable against or recoverable from Purchaser by reason of any legal limitation on or of Purchaser or any fact or circumstance (other than any limitation expressly imposed by this Agreement) shall nevertheless be enforceable against and recoverable from Genezen as though the same had been incurred by Genezen and Genezen were the sole or principal obligor in respect thereof and shall be performed or paid by Genezen on demand.

(vi)Nothing in this Section 12.04 (a) is intended to expand the Liabilities of Purchaser or Genezen beyond what is otherwise expressly provided for in this Agreement.

(b)Guarantee of Seller Obligations.

(i)In consideration of Purchaser agreeing to enter into this Agreement, Seller Parent hereby unconditionally and irrevocably guarantees to Purchaser the due and punctual performance and observance by Seller of all of their obligations, commitments and undertakings under or pursuant to this Agreement (the “Seller Guaranteed Obligations”), to the extent of any applicable limit on the liability of Seller under this Agreement.

(ii)The liability of Seller Parent under this Section 12.04 (b) shall not be released or diminished by any variation of the terms of this Agreement (whether or not agreed by Seller Parent), any forbearance, neglect or delay in seeking performance of any of the Seller Guaranteed Obligations, or any granting of time for such performance.

(iii)If and whenever Seller defaults for any reason in the performance of any of the Seller Guaranteed Obligations, Seller Parent shall immediately on upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) such Seller Guaranteed Obligation in the manner prescribed by this Agreement and so that the same benefits shall be conferred on Purchaser and its Affiliates as would have been received if such Seller Guaranteed Obligation had been duly performed and satisfied by Seller.

(iv)This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Seller Guaranteed Obligations have been performed or satisfied regardless of the validity or enforceability of any provisions of this Agreement and notwithstanding the winding up, liquidation, dissolution or other incapacity of Seller or any change in the status, control or ownership of Seller.  This guarantee is in addition to, without limitation to and not in substitution for, any rights or security that Purchaser and its Affiliates may now or after the date hereof have or hold for the performance and observance of the Seller Guaranteed Obligations.

(v)As a separate and independent stipulation, Seller Parent agrees that any obligation, commitment or undertaking expressed to be undertaken by Seller (including any moneys expressed to be payable by Seller under this Agreement) that may not be enforceable against or recoverable from Seller by reason of any legal limitation on or of Seller or any fact or circumstance (other than any limitation expressly imposed by this Agreement) shall nevertheless be enforceable against and recoverable from Seller Parent as though the same had been incurred by Seller Parent and Seller Parent were the sole or principal obligor in respect thereof and shall be performed or paid by Seller Parent on demand.

(vi)Nothing in this Section 12.04 (b) is intended to expand the Liabilities of Seller or Seller Parent beyond what is otherwise expressly provided for in this Agreement.

SECTION 12.05  Amendments.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.  By an instrument in writing, Purchaser and Genezen, on the one hand, or Seller and Seller Parent, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other Party or Parties were or are obligated to comply with or perform.  Any such waiver shall only be effective in the specific instance and for the specific and limited purpose for which it was given and shall not be deemed a waiver of any other provision of this Agreement or of the same breach or default upon any recurrence thereof.  No failure on the part of any Party to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 12.06  Notices.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or by email of a PDF attachment or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the receiving Party at its address specified below or to such other address as the Party to whom notice is to be given may have provided to the other Party at least [***] ([***]) Business Days prior to such address taking effect in accordance with this Section 12.06 .  Such Notice shall be deemed to have been given as of the date (a) delivered by hand or internationally recognized overnight delivery service or (b) of sending by email if no automated notice of delivery failure is received by the sender.  Any Notice delivered by email shall be confirmed by a hard copy delivered as soon as practicable thereafter.

(a)if to Seller and/or Seller Parent,

uniQure Inc.

One Hartwell Place

Lexington, MA 02421

Attention:  Chief Legal Officer

Email:  [***]

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018-1405

Attention:Stephen A. Infante, Esq.

Email:  [***]

(b)if to Purchaser and/or Genezen,

Genezen Holdings Inc.

9900 Westpoint Drive, Suite 128

Indianapolis, IN 46256

Attention: Steven Favaloro

Email:  [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:  [***]

Email:  [***]

SECTION 12.07  Interpretation; Exhibits; Seller and Purchaser Disclosure Schedules; Certain Definitions.

(a)The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “or” when used in this Agreement is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  All terms defined in this Agreement shall have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein); provided however, with respect any item disclosed in the Seller Disclosure Schedule, such agreement, instrument or other document shall only reference such amendments, supplements or modifications if, and only if, such amendment, supplement or modification has been made available to Purchaser, (ii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) all references herein to Articles, Sections or Exhibits shall be construed to refer to Articles, Sections or Exhibits of this Agreement, (iv) the headings contained in this

Agreement, the Seller Disclosure Schedule, the Purchaser Disclosure Schedule or any Exhibit and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, and (v) references to any Person include the successors and permitted assigns of such Person.  The phrase “made available” used in this Agreement with respect to any item made available to Purchaser shall mean that such item was posted to the VDR as of 11:59 am on the date occurring three (3) Business Days prior to the Execution Date. References to any Law are to such Law as amended, modified, or supplemented from time-to-time as which respect to any statute, including by succession of comparable successor statutes and any rules or regulations promulgated thereunder; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended (and, in the case of statutes, any rules and regulations promulgated under such statutes), in each case, as of such date.  The Seller Disclosure Schedule, the Purchaser Disclosure Schedule and all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in the Seller Disclosure Schedule, the Purchaser Disclosure Schedule or any Exhibit annexed hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement.  In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(b)For all purposes hereof:

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any Third Party to Seller or any of its Affiliates as of the effective time of the Closing on the Closing Date, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered prior to the effective time of the Closing and the full benefit of any security for such accounts or debts.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or its Affiliates) concerning the direct or indirect sale, lease, exchange or other disposition of any significant portion of the Facility or the Acquired Assets other than the transactions contemplated hereby by the Parties hereto (including via a sale of equity or asset purchase transaction); provided that, for the sake of clarity, an “Acquisition Proposal” shall not include a bona fide offer, proposal or indication of interest made by another Person with respect to the acquisition of, or merger or consolidation or similar transaction with or involving Seller Parent or uniQure N.V., a Netherlands public limited liability company.

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person.  For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in the City of New York.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 (or similar applicable state or local law that mandates the provisions of continued health coverage following a termination of employment).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercial Supply Agreement” means the Commercial Supply Agreement in substantially the form of Exhibit A among Seller and Purchaser.

“Competitive Business” means [***].

“Computer Systems” means software, computer firmware, computer hardware, computer or information technology systems or infrastructure, electronic data processing systems or networks, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes, used in the Operations.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of October 3, 2023, between Purchaser and Seller.

“Contract” means any contract, agreement, lease, license or other commitment or arrangement, whether oral or written, that is binding on any person or any of its property under applicable Law, including all amendments thereto.

“CSL Contracts” means [***], as amended from time to time.

“Development and Other Manufacturing Services Agreement” means the Development and Other Manufacturing Services Agreement in substantially the form of Exhibit F, by and between Seller Parent and Purchaser.

“dollars” or “$” means lawful money of the United States of America.

“Environmental Law” means any notice of liability, inquiry or violation, Law or Injunction issued by or entered into with any Governmental Entity, relating to pollution, protection of the environment or human health or the preservation or restoration of natural resources.

“Environmental Liability” means any Liability, loss, demand, claim or cost, contingent or otherwise (including any Liability for judgments, orders, damages, costs of investigation, remediation or monitoring, medical monitoring, natural resources damages, fines, penalties, professional fees, or settlements), and relating to, arising under or resulting from (a) any actual or alleged (i) compliance or noncompliance with any Environmental Law or Permit, (ii) generation, use, storage, management, treatment, transportation or disposal of any Hazardous Material or (iii) presence, Release or threatened Release of, or exposure to, any Hazardous Material (including any exposure of any In-Scope Employee, Transferred Employee or former employee located at the Facility to Hazardous Materials) or (b) any contract, agreement, or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Executory Period” means the period between and including the Execution Date and the earlier of: (i) the Closing Date; and (ii) the date of the valid termination of this Agreement pursuant to ARTICLE XI.

“Facility Divestiture” means [***].

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Fraud” means an actual and intentional misrepresentation of fact with respect to the making of the representations and warranties set forth in either Article IV or Article VI or in any certificate or schedule delivered pursuant to Section 3.02 (b) or Section 3.03 (a) by the applicable Party, provided that such misrepresentation shall only be deemed to exist if the applicable Party making such representation or warranty had actual knowledge that the representations and warranties made by such Party were inaccurate when made with the intention that the other Party relies thereon to its detriment.

“Hazardous Material” means any chemical, substance, material or waste that is listed, classified or regulated by a Governmental Entity as a pollutant, contaminant, hazardous, toxic or deleterious or words of similar meaning or regulatory effect in relation to protection of the environment or human health (in relation to exposure to such chemicals, substances, materials or waste), including radioactive, explosive, medical or biohazardous materials or wastes, petroleum and its byproducts and distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, or urea formaldehyde foam insulation.

“In-Scope Employees” means those individuals selected by Genezen who are (i) employed by Seller at, or in connection with, the Facility as of the Closing Date; and (ii) either (a) set forth on the In-Scope Employee List or (b) hired prior to the Closing Date to replace an individual listed in the In-Scope Employee List or to fill a vacancy listed in the In-Scope Employee List.

“Intellectual Property” means Know-How and any and all intellectual property rights of whatever kind or nature, including trade secrets, rights in patents, patent applications and copyrights.

“Inventions” means any discovery or invention, whether or not patentable.

“Inventory” means inventory as defined by Accounting Standards Codification (ASC) 330.

“Know-How” means [***].

“Knowledge of Purchaser” means the actual knowledge of the persons identified in Section 12.07(b)(i) of the Purchaser Disclosure Schedule and the knowledge that such persons would reasonably be expected to have after making due inquiry of the personnel having responsibility for any such matter in question.

“Knowledge of Seller” means the actual knowledge of the persons identified in Section 12.07(b)(i) of the Seller Disclosure Schedule and the knowledge that such persons would reasonably be expected to have after making due inquiry of the personnel having responsibility for any such matter in question.

“Lexington Lease Assignment” means the Assignment and Assumption of Lease for the premises under the Lexington Lease substantially in the form attached hereto as Exhibit G.

“Liabilities” means liabilities, obligations and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued.

“Licensed Intellectual Property” means the Intellectual Property, whether registered or unregistered, that is both (i) licensed to Seller, Seller Parent or their Affiliates and (ii) used by Seller, Seller Parent or their Affiliates as of the Closing Date and is necessary for or used in the Acquired Assets or the Operations, excluding any Intellectual Property specific to the [***].

“Manufacture” means activities directed to manufacturing, processing, filling, finishing, assembly of any pharmaceutical or biologic product (or any components or process steps involving any such product) [***]. “Manufacturing” and “Manufactured” will be construed accordingly. [***]

“Material Adverse Effect” means any state of facts, change, development, condition, effect, event, or occurrence that, individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect on the Acquired Assets, the Assumed Liabilities or the condition or operation of the Facility taken as a whole or has, or is reasonably expected to have, a material adverse effect on the ability of Seller, Seller Parent or any of its Affiliates (as applicable) to perform its respective obligations under this Agreement and the Other Transaction Documents; provided, however, that none of the following, and no state of facts, change, development, condition, effect, event, or occurrence arising out of or resulting from the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether there has been or will be a Material Adverse Effect: (a) (i) Seller’s and its Affiliates’ compliance with the express terms and conditions of this Agreement or the Other Transaction Documents, or (ii) any action by Seller or its Affiliates that Purchaser has expressly requested in writing be taken; (b) any state of facts, change, development, condition, effect, event, or occurrence affecting the pharmaceutical industry generally, the general economy in the United States or worldwide, or the credit or other financial markets; (c) regulatory or political conditions, including the worsening of any existing conditions; (d) any natural disaster, any epidemic, pandemic or outbreak of disease, pandemic or epidemic (including the COVID-19), any acts of terrorism, sabotage, military action or war (whether or not declared), or any escalation or worsening any of the foregoing, or any national or international calamity or crisis; (e) any failure of the operation of the Facility to meet internal or public forecasts, projections, predictions, guidance, estimates, milestones or budgets (but the underlying reason for the failure to meet such forecasts, projections, predictions, guidance, estimates, milestones or budgets may be considered, except as otherwise provided in this definition); or (f) any change or prospective change in Laws, GAAP or the interpretation or enforcement thereof; provided, further, that, with respect to a matter described in any of clauses (b), (c), (d) and (f), such state of facts, change, development, condition, effect, event, or occurrence may be taken into account in determining whether there has been a Material Adverse Effect only to the extent such state of facts, change, development, condition, effect, event, or occurrence has a materially disproportionate adverse effect on the value of the Acquired Assets, the Assumed Liabilities or the operation of the Facility relative to other similar assets or facilities owned or operated by other Persons in the geographic region, industry or market, as applicable, in which the Facility operates (and only to the extent of such materially disproportionate adverse effect).

“Midcap Amendment” means that certain Limited Consent and Amendment No. 4 to Credit, Security and Guaranty Agreement and Amendment to Pledge Agreement, to be dated as of the Closing Date, among Genezen Laboratories, Inc., Genezen MA, Inc., Genezen Acquisition Inc., the lenders party thereto, and Midcap Financial Trust, as agent, which amends that certain Credit, Security and Guaranty Agreement, dated as of October 29, 2021 (as amended from time to time prior to the date hereof, the “MidCap Credit Agreement”) to, among other things, (i) consent to the transactions contemplated by the Transaction Documents and (ii) extend an additional term loan to Genezen in a principal amount of $[***].

“Net Reimbursement Amount” means an amount (which may be positive or negative) equal to: (i) the Reimbursed Seller Expenses; minus (ii) the Reimbursed Purchaser Expenses.

“Note Purchase Agreement” means the Note Purchase Agreement, by and between Seller and Genezen, in substantially the form of Exhibit C-2.

“Operations” means the Manufacturing of Products [***] by Seller at the Facility.

“Operations Intellectual Property” means any Intellectual Property owned and controlled by Seller, Seller Parent, and its Affiliates that is necessary or useful in the Operations at the Facility by Seller, Seller Parent or any of their Affiliates as of the Closing [***].

“Other Transaction Documents” means the Transaction Documents other than this Agreement.

“Permits” means all consents, approvals, authorizations, certificates, filings, notices, permits, concessions, registrations, franchises, licenses or rights of or issued by any Regulatory Authority or other Governmental Entity.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity, Regulatory Authority or other entity.

“Personal Information” means information that directly or indirectly identifies, is reasonably capable of being associated with, or could reasonably be linked with a particular individual, device, or household of In-Scope Employees.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Privacy and Security Requirements” means, collectively, all of the following to the extent applicable to the Operations: (i) Privacy Laws; (ii) internal and public-facing privacy, data handling and/or security policies of Seller or Seller’s Affiliates; (iii)  industry standards (including, if appliable, the Payment Card Industry Data Security Standard (PCI DSS)) and (iv) Contracts that Seller or Seller’s Affiliates have entered into or by which they are bound.

“Privacy Laws” means any applicable Laws, statutes, rules, regulations, ordinances, orders, judgements, decisions, rulings or other applicable legal requirement that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, and any such legal requirement governing privacy, data security, data or security breach notification, including, without limitation and to the extent appliable, Section 5 of the Federal Trade Commission, the Electronic Communications Privacy Act of 1986, the Stored Communications Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the California Online Privacy Protection Act, the California Consumer Privacy Act, any other United States state laws concerning privacy, data protection, and/ or data security, and analogous legislation.

“Product” means each biologic product set forth on Schedule 12.07(b)(i).

“Purchaser Benefit Plan” means an employee benefit plan or program maintained or sponsored by (or required to be contributed to by) Purchaser or any of its Affiliates, whether now or hereafter established, that covers or shall cover any Transferred Employee.

“Purchaser Employer” means Purchaser or any Affiliate of Purchaser that employs an In-Scope Employee pursuant to Section 9.01.

“Purchaser Fundamental Representations” means the representations and warranties of Purchaser contained in Section 6.01 (Organization, Standing and Authority; Execution and Delivery; Enforceability), Section 6.02 (Valid Issuance of Shares; Parent Capitalization) and Section 6.25 (No Brokers).

“Purchaser Material Adverse Effect” means any state of facts, change, development, condition, effect, event or occurrence that, individually or in the aggregate, (a) prevents or materially impedes or delays the consummation by Purchaser and Genezen of the Acquisition or the other transactions contemplated by this Agreement or has, or is reasonably expected to have, a material adverse effect on the ability of Purchaser, Genezen or any of its Affiliates (as applicable) to perform its respective obligations under this Agreement and the Other Transaction Documents, or (b) has, or is reasonably expected to have, a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) of Genezen and its Subsidiaries (including Purchaser) taken as a whole; provided, however, that, solely with respect to clause (b) above, none of the following, and no state of facts, change, development, condition, effect, event, or occurrence arising out of or resulting from the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether there has been or will be a Purchaser Material Adverse Effect: (i) any state of facts, change, development, condition, effect, event, or occurrence affecting the contract pharmaceutical manufacturing industry generally, the general economy in the United States or worldwide, or the credit or other financial markets; (ii) regulatory or political conditions, including the worsening of any existing conditions; (iii) any natural disaster, any epidemic, pandemic or outbreak of disease, pandemic or epidemic (including the COVID-19), any acts of terrorism, sabotage, military action or war (whether or not declared), or any escalation or worsening any of the foregoing, or any national or international calamity or crisis; (iv) any failure of Genezen to meet internal or public forecasts, projections, predictions, guidance, estimates, milestones or budgets (but the underlying reason for the failure to meet such forecasts, projections, predictions, guidance, estimates, milestones or budgets may be considered, except as otherwise provided in this definition); or (v) any change or prospective change in Laws, GAAP or the interpretation or enforcement thereof; provided, further, that, with respect to a matter described in any of clauses (i), (ii), (iii) and (v), such state of facts, change, development, condition, effect, event, or occurrence may be taken into account in determining whether there has been a Purchaser Material Adverse Effect only to the extent such state of facts, change, development, condition, effect, event, or occurrence has a materially disproportionate adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) of Genezen and its Subsidiaries (including Purchaser) taken as a whole relative to other similar businesses owned or operated by other Persons in the geographic region, industry or market, as applicable, in which Genezen and its Subsidiaries (including Purchaser) operates (and only to the extent of such materially disproportionate adverse effect).

“Purchaser Taxes” means all Taxes to the extent arising out of or relating to the Acquired Assets or Operations for any Post-Closing Tax Period, in each case other than Excluded Tax Liabilities.

“Reagents” means those reagents listed on Appendix A.

“Regulatory Authority” means any applicable supranational, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other Governmental Entity, including the FDA, regulating or otherwise exercising authority with respect to the Facility.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Laws (currently including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimea, Donetsk, and Luhansk regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions Trade Laws, including: (i) any Person listed on any U.S. or applicable non-U.S. sanctions- or export-related restricted party list, including the List of Specially Designated Nationals and Blocked Persons maintained by OFAC; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled, as applicable, by a Person or Persons described in clause (i); or (iii) any Person located, organized, or resident in a Sanctioned Country.

“Security Incident” means any (i) successful breach of security, phishing incident, ransomware or malware attack compromising the security of any Computer Systems, or (ii) incident in which Personal Information was accessed, disclosed or exfiltrated in an unauthorized manner (including where the foregoing was possessed or controlled by another Person on behalf of Seller or its Affiliates).

“Seller Fundamental Representations” means the representations and warranties of Seller contained in Section 4.01 (Organization, Standing and Authority; Execution and Delivery; Enforceability), the first sentence of Section 4.03 (Good and Valid Title to Acquired Assets) and Section 4.15 (No Brokers).

“Seller Intellectual Property” means any and all Know-How or other Intellectual Property, in each case, to the extent owned, licensed or sublicensed from a Third Party, or otherwise controlled, in each case, by Seller or any of its Affiliates.

“Seller Marks” means “uniQure” and any associated logos and any names, logos or other trademarks of Seller or of any of its Affiliates and any trademarks that are similar to, or are otherwise variations or derivatives of, any of the foregoing.

“Series C Documents” means the Third Amended and Restated Certificate of Incorporation, Third Amended and Restated Investor Rights Agreement, Third Amended and Restated Right of First Refusal and Co-Sale Agreement and the Third Amended and Restated Voting Agreement, in substantially the forms attached hereto as of Exhibits B-1, B-2, B-3 and B-4, respectively.

“Series C Financing” means Genezen’s issuance and sale of at least $[***] of its Series C Preferred Stock and/or debt proceeds prior to or on the Closing Date.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.

“Tax” means all federal, state, local and non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, escheat or unclaimed property, franchise, profits, withholding, social security, employment, unemployment, disability, real property, personal property, sales, use, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, charges, duties, fees, levies and similar assessments, including all interest, penalties and additions imposed with respect to such amounts (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return).

“Tax Return” means any return, declaration, report, form, claim for refund, information return, election or estimate filed or required to be filed with a Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Amended and Restated Certificate of Incorporation” means the Third and Amended and Restated Certificate of Incorporation dated as of the Closing Date, in the form of Exhibit B-1.

“Third Amended and Restated Investors’ Rights Agreement” means the Third Amended and Restated Investors’ Rights Agreement, by and among Genezen, Seller and certain other stockholders of Genezen to be parties thereto, to be dated as of the Closing Date, in the form of Exhibit B-2.

“Third Amended and Restated Right of First Refusal and Co-Sale Agreement” means the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, by and among Genezen, Seller and certain other stockholders of Genezen to be parties thereto, to be dated as of the Closing Date, in the form of Exhibit B-3.

“Third Amended and Restated Voting Agreement” means the Third Amended and Restated Voting agreement, by and among Genezen, Seller, and certain other stockholders of Genezen to be parties thereto, dated as of the Closing Date, in substantially the form of Exhibit B-4.

“Third Party” means any person other than Seller, Seller Parent, Purchaser, Genezen or any of their respective Affiliates.

“Transaction Documents” means (a) this Agreement, (b) the Transfer Documents, (c) the Commercial Supply Agreement, (d) the Series C Documents, (e) the Convertible Note, (f) the Note Purchase Agreement,(g) the Transition Services Agreement, (h) the Development and Other Manufacturing Services Agreement and (i) the Lexington Lease Assignment.

“Transfer Documents” means the documents that are executed and delivered pursuant to Sections 2.01(b)(i), (vi), (vii) and (viii) and Section 2.01(c)(ii).

“Transfer Taxes” means all transfer, documentary, stamp duty, sales, use, registration, filing, conveyance, real property transfer gains, commodities and any similar Taxes incurred in connection with this Agreement and the transactions contemplated hereby.

“Transferred Employee” means any In-Scope Employee who accepts the offer of employment described in Section 9.01 and commences work for a Purchaser Employer.

“Transferred Employee Records” means the following employment and personnel information with respect to each Transferred Employee, in each case, to the extent permitted by applicable Law: [***].

“Transition Services Agreement” means the Transition Services Agreement in substantially the form of Exhibit E, by and between Seller and Purchaser, to be dated as of the Closing Date.

“U.S. GAAP” means generally accepted accounting principles in the United States, as in effect as of the date hereof.

The following terms have the meanings given such terms in the Sections set forth below:

Accounting Firm	8.05(a)
Accounts Receivable	12.07
Acquired Assets	1.02(a)
Acquisition	1.01
Acquisition Proposal	12.07
Affiliate	12.07
Agreement	Preamble
Allocation	8.05(a)
Assumed Liabilities	1.03(a)
Attorneys’ Fees Reimbursement	12.04(a)(i)
Balance Sheet Date	6.09
Business Day	12.07
Cap	10.01(c)
Casualty Loss	1.04(a)
cGMP	4.19(d)
Closing	2.01(a)
Closing Date	2.01(a)
Closing Proration Statement	2.03(d)
Closing Stock Payment	1.01
COBRA	12.07
Code	12.07
Commercial Supply Agreement	12.07
Competitive Business	12.07
Computer Systems	12.07
Confidential Information	8.07(a)
Confidentiality Agreement	12.07
Continuation Period	9.02(a)
Contract	12.07
control	12.07
Conversion Shares	6.02(a)
Convertible Note	1.01
Deductible	10.01(b)
Development and Manufacturing Supply Agreement	12.07
Disabled Employee	9.01(a)
dollars	12.07
Environmental Law	12.07
Environmental Liability	12.07
Equity Commitment Letter	6.11
ERISA	4.05(b)

ERISA Affiliate	1.03(b)(vi)
Excluded Assets	1.03(c)
Excluded Contract Liabilities	1.03(b)(iv)
Excluded Contracts	1.02(c)(xv)
Excluded Inventory	1.02(c)(vii)
Excluded Liability	1.03(b)
Excluded Other Rights	1.02(c)(ix)
Excluded Permits	1.02(c)(viii)
Excluded Records	1.02(c)(x)
Excluded Tax Liabilities	1.03(b)(iv)
Execution Date	Preamble
Executory Period	12.07
Facility	Preamble
FDA	12.07
FDA Application Integrity Policy	6.17
FDA Permits	6.17
Financing Documents	54
Fraud	12.07
Genezen	Preamble
Genezen Common Stock	6.02(b)(i)
Genezen Financial Statements	6.09
Genezen Preferred Stock	6.02(b)(ii)
Genezen Series C Preferred Stock	1.01
Genezen Stock Plan	6.02(c)
Governmental Entity	3.01(a)
Hazardous Material	12.07
indemnified party	10.08(a)
indemnifying party	10.08(a)
Independent Expert	2.03(e)
Information Security Reviews	4.18(c)
Injunction	3.01(a)
In-Scope Employee List	4.05(a)
In-Scope Employees	12.07
Intellectual Property	12.07
Internal Control Audit and Management Assessments	8.01(a)(ii)(A)
Inventions	12.07
Inventory	12.07
IP Contracts	4.16(e)
Know-How	12.07
Knowledge of Purchaser	12.07
Knowledge of Seller	12.07
Law	3.01(a)
Leave Employee	9.01(a)
Lexington Confidential Information	5.03(a)
Lexington Lease	1.02(c)(i)
Lexington Lease Assignment	12.07

Liabilities	12.07
Licensed Intellectual Property	12.07
Liens	4.02(a)
Losses	10.01(a)
Manufacture	12.07
Material Adverse Effect	12.07
Material Permits	4.08(b)
Midcap Amendment	12.07
Midcap Credit Agreement	12.07
Midcap Incremental Loan	54
Money Laundering Laws	6.19
Net Reimbursement Amount	12.07
Non-Assignable Assets	1.05(a)
Note Purchase Agreement	12.07
Notice	12.06
Operations	12.07
Operations Intellectual Property	12.07
Option Plan	6.11(e)
Ordinary Course	5.01
Other Rights	1.02(a)(iv)
Other Transaction Documents	12.07
Outside Date	11.01(d)
Parent Intellectual Property	6.05(a)
Party	Preamble
Permits	12.07
Permitted Liens	4.03(a)
Person	12.07
Personal Information	12.07
Post-Closing Tax Period	12.07
Pre-Closing Tax Period	12.07
Preliminary Allocation	8.05(a)
Privacy and Security Requirements	12.07
Privacy Laws	12.07
Product	12.07
Purchase Price	1.01
Purchaser	Preamble
Purchaser 401(k) Plan	9.03(b)(i)
Purchaser Benefit Plan	12.07
Purchaser Disclosure Schedule	Article VI
Purchaser Employer	12.07
Purchaser Fundamental Representations	12.07
Purchaser Guaranteed Obligations	12.04(a)(i)
Purchaser Indemnitees	10.01(a)
Purchaser Material Adverse Effect	12.07
Purchaser Taxes	12.07
Reagents	12.07

Records	1.02(a)(vii)
Regulatory Authority	12.07
Regulatory Laws	4.19(a)
Reimbursed Purchaser Expenses	2.03(b)
Reimbursed Seller Expenses	2.03(a)
Release	12.07
Requested Information	8.01(a)
Review Period	2.03(e)
Sanctioned Country	12.07
Sanctioned Person	12.07
Security Incident	12.07
Seller	Preamble
Seller 401(k) Plan	9.03(b)(i)
Seller Benefit Plan	4.05(b)
Seller Bonus Amount	9.02(d)
Seller Bonus Arrangement	9.02(d)
Seller Disclosure Schedule	Article IV
Seller Disclosure Schedule Update	8.09(b)
Seller Financial Information	35
Seller Fundamental Representations	12.07
Seller Guaranteed Obligations	12.04(b)(i)
Seller Indemnitees	10.02
Seller Intellectual Property	12.07
Seller Marks	12.07
Seller Parent	Preamble
[***]	1.02(c)(xviii)
Series C Documents	12.07
Series C Financing	12.07
Site Offeree	9.01(a)
Specified Consent	11
Straddle Period	12.07
Subsidiary	12.07
Target Bonus	9.02(d)
Tax	12.07
Tax Claim	10.10(a)
Tax Return	12.07
Third Amended and Restated Certificate of Incorporation	12.07
Third Amended and Restated Investors’ Rights Agreement	12.07
Third Amended and Restated Right of First Refusal and Co-Sale Agreement	12.07
Third Amended and Restated Voting Agreement	12.07
Third Party	12.07
Third Party Claim	10.08(a)
Transaction Documents	12.07
Transfer Documents	12.07
Transfer Taxes	12.07
Transferred Contracts	1.02(a)(ii)

Transferred Employee	12.07
Transferred Employee COBRA Liabilities	9.03(b)
Transferred Employee Records	12.07
Transferred IP	1.02(a)(vii)
Transferred Other Rights	1.02(a)(v)
Transferred Permits	1.02(a)(iii)
Transferred Personal Property	1.02(a)(i)
Transferred Records	1.02(a)(vi)
Transferred Service Provider	1.03(a)(vii)
Transferred Software	1.02(a)(v)
Transition Services Agreement	12.07
U.S. GAAP	12.07
Unresolved Dispute	2.03(e)
Written Request	2.03(e)

SECTION 12.08  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile, by PDF or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 12.09  Entire Agreement.  This Agreement and the Other Transaction Documents contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

SECTION 12.10  Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 12.11  Enforcement.  The Parties agree that irreparable damage may occur and that the Parties may not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that except as expressly provided in this Agreement, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery in the State of Delaware situated in New Castle County and any State of Delaware appellate court therefrom (or, but only to the extent the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), this being in addition to any other remedy to which any Party is entitled at law or in equity.  The Seller and Seller Parent and their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against MidCap Financial Trust or any agent or lender party to the MidCap Amendment or MidCap Credit Agreement in connection with the transactions contemplated by this Agreement (each a “Debt Financing Party,” and collectively, the “Debt Financing Parties”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the performance of any financing commitments of such Debt Financing Party with respect to the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise.

SECTION 12.12  Consent to Jurisdiction.  Each Party irrevocably submits to the exclusive jurisdiction of (a) the United States District Court for the Southern District of New York, or if such court does not have jurisdiction, (b) the Supreme Court of the State of New York, New York County, and any appellate court from any thereof, for the purposes of any suit, action or other proceeding arising out of this Agreement, the Other Transaction Documents or any transaction contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each Party irrevocably and unconditionally agrees that all claims in respect of any such suit, action or other proceeding may be heard and determined in such New York State or, to the extent permitted by applicable Law, in such Federal court.  Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 12.12.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Other Transaction Documents or the transactions contemplated hereby or thereby in any court referred to in the first sentence of this Section 12.12(a) and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 12.13  Waiver of Jury Trial.  Each Party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, any of the Other Transaction Documents or any transaction contemplated hereby or thereby.  Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement and the Other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.13.

SECTION 12.14  Governing Law.  THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE

INTERNAL LAWS OF THE STATE OF DELAWARE (INCLUDING ITS STATUTES OF LIMITATIONS) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

SECTION 12.15  Seller Non-Reliance.  Each of Seller and Seller Parent acknowledges that, in making its determination to proceed with the transactions contemplated by this Agreement, it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, and properties of Genezen and its Affiliates, and has relied on the results of its own independent investigation and the representations and warranties expressly and specifically set forth in Article VI and the Other Transaction Documents.  Such representations and warranties by Purchaser and Genezen expressly and specifically set forth in Article VI and the Other Transaction Documents constitute the sole and exclusive representations and warranties of or regarding Purchaser, Genezen and its Affiliates to Seller and Seller Parent in connection with the transactions contemplated hereby, and Seller and Seller Parent each understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including in respect of any of the financial condition, results of operations, assets, liabilities, properties and projected operations of Purchaser, Genezen or its Affiliates or in respect of the accuracy or completeness of any information related thereto furnished or made available to Seller, Genezen and their representatives) are specifically disclaimed by Seller and Seller Parent.  Seller and Seller Parent each hereby acknowledges it has had such opportunity to seek accounting, legal, tax or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit.

SECTION 12.16  Purchaser Non-Reliance.  Each of Purchaser and Genezen acknowledges that, in making its determination to proceed with the transactions contemplated by this Agreement, it has conducted to its satisfaction an independent investigation of the Facility, the Operations, the Acquired Assets, the Assumed Liabilities, the Excluded Assets and the Excluded Liabilities, and has relied on the results of its own independent investigation and the representations and warranties expressly and specifically set forth in Article IV and the Other Transaction Documents.  Such representations and warranties by Seller and Seller Parent expressly and specifically set forth in Article IV and the Other Transaction Documents constitute the sole and exclusive representations and warranties of or regarding Seller, Seller Parent, their Affiliates, the Facility, the Operations, the Acquired Assets, the Assumed Liabilities, the Excluded Assets and the Excluded Liabilities to Purchaser and Genezen in connection with the transactions contemplated hereby, and Purchaser and Genezen each understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including in respect of Seller, Seller Parent and their Affiliates, the Facility, the Operations, the Acquired Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities, or the accuracy or completeness of any information related thereto furnished or made available to Purchaser and Genezen and their representatives) are specifically disclaimed by Purchaser and Genezen.  Purchaser and Genezen each hereby acknowledges it has had such opportunity to seek accounting, legal, tax or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit.

SECTION 12.17  Waiver and Release.  Effective as of the Closing, each of Seller and Seller Parent, for itself and each of its Affiliates and its and their respective former, current and future directors, officers, employees, general and limited partners, managers, members, direct and indirect equityholders, controlling persons, Affiliates, attorneys, assignees, agents, advisors, and representatives, and representatives and Affiliates of any of the foregoing, and any former, current or future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have, or might have or may assert now or in the future, against any of Purchaser, Genezen or their respective Affiliates (other than another Seller Releasor) or any of its or their respective former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling persons, affiliates, attorneys, assignees, agents, advisors, or representatives, or representatives or Affiliates of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (each, a “Seller Releasee”) arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing; provided, however, that nothing contained in this Section 12.17  shall release, waive, discharge, relinquish or otherwise affect any claim for Fraud or the rights or obligations of any Person under this Agreement or any Transaction Document.  Seller and Seller Parent shall, and shall cause their respective Affiliates and Subsidiaries to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding of any kind against a Seller Releasee based upon any matter released pursuant to this Section 12.17 .  Each Seller Releasee to whom this Section 12.17  applies shall be a Third Party beneficiary of this Section 12.17 .

* * * * *

IN WITNESS WHEREOF, Seller, Seller Parent, Genezen and Purchaser have duly executed this Agreement as of the date first written above.

UNIQURE INC.

By	/s/ Matthew Kapusta
Name:	Matthew Kapusta
Title:	Chief Executive Officer

UNIQURE BIOPHARMA B.V.

By	/s/ Christian Klemt
Name:	Christian Klemt
Title:	Chief Financial Officer

GENEZEN MA, INC.

By	/s/ Steve Favaloro
Name:	Steve Favaloro
Title:	Chief Executive Officer

GENEZEN HOLDINGS INC.

By	/s/ Steve Favaloro
Name:	Steve Favaloro
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Exhibit A

Form of Commercial Supply Agreement

[***]

Exhibit B-1

Form of Third Amended and Restated Certificate of Incorporation

[***]

Exhibit B-2

Form of Third Amended and Restated Investors’ Rights Agreement

[***]

Exhibit B-3

Form of Third Amended and Restated Right of First Refusal and Co-Sale Agreement

[***]

Exhibit B-4

Form of Third Amended and Restated Voting Agreement

[***]

Exhibit C-1

Form of Convertible Promissory Note

[***]

Exhibit C-2

Form of Note Purchase Agreement

[***]

Exhibit D

Form of Consent Agreement and Lease Amendment

[***]

Exhibit E

Form of Transition Services Agreement

[***]

Exhibit F

Form of Development and Other Manufacturing Services Agreement

[***]

Exhibit G

Form of Lexington Lease Assignment

[***]

Exhibit H

Equity Commitment Letter

[***]

Appendix A

[***]